Exhibit 10.5

TOWNEPLACE SUITES
SVC89 COMBINED PORTFOLIO

SECOND AMENDED AND RESTATED
MANAGEMENT AGREEMENT

by and between

TOWNEPLACE MANAGEMENT, LLC
as “MANAGER”

and

HPT TRS MRP, INC.
as “TENANT”

Dated as of December 31, 2019

TABLE OF CONTENTS

ARTICLE I APPOINTMENT OF MANAGER	1

1.01 Appointment	1
1.02 Management of the Hotels	2
1.03 Services Provided by Manager	5
1.04 Marketing Fund; Program Services	7
1.05 Employees	8
1.06 Right to Inspect	10
1.07 Right of Offset	10

ARTICLE II TERM	10

2.01 Term	10

ARTICLE III COMPENSATION OF MANAGER	11

3.01 Management Fees	11
3.02 Operating Profit	12

ARTICLE IV ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS	14

4.01 Accounting, Interim Payment and Annual Reconciliation	14
4.02 Books and Records	18
4.03 Accounts, Expenditures	19
4.04 Annual Operating Projection	20
4.05 Working Capital	20
4.06 Fixed Asset Supplies	21

ARTICLE V REPAIRS, MAINTENANCE AND REPLACEMENTS	21

5.01 Manager’s Maintenance Obligation	21
5.02 Repairs and Maintenance to be Paid from Gross Revenues	22
5.03 Items to be Paid from Reserves	22
5.04 Reserve Estimates	23
5.05 Additional Requirements for Reserves	23
5.06 Ownership of Replacements	24
5.07 Obligation to Provide Additional Reserve Funds	24
5.08 Additional Requirements Relating to Certain Capital Improvements	25

ARTICLE VI INSURANCE, DAMAGE AND CONDEMNATION	26

6.01 Insurance	26
6.02 Damage and Repair	26
6.03 Damage Near End of Term	28
6.04 Condemnation	29
6.05 Partial Condemnation	29
6.06 Disbursement of Award	29
6.07 Temporary Condemnation	30
6.08 Allocation of Award	30
6.09 Effect of Condemnation	30

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ARTICLE VII TAXES; OTHER CHARGES	30

7.01 Real Estate and Personal Property Taxes	30

ARTICLE VIII OWNERSHIP OF THE HOTELS	32

8.01 Ownership of the Hotels	32
8.02 Requirements for Mortgages	33
8.03 Subordination and Non-Disturbance Agreement	33
8.04 No Covenants, Conditions or Restrictions	34
8.05 Liens; Credit	35

ARTICLE IX DEFAULTS	35

9.01 Manager Events of Default	35
9.02 Remedies for Manager Defaults	37
9.03 Additional Remedies for Manager Defaults	37
9.04 Non-Recourse Provision	38
9.05 Good Faith Dispute by Manager	39
9.06 Tenant Events of Default	39
9.07 Remedies for Tenant Defaults	40
9.08 Good Faith Dispute by Tenant	42
9.09 Landlord Defaults	42
9.10 Extraordinary Events	42

ARTICLE X ASSIGNMENT AND SALE	42

10.01 Assignment	42
10.02 Sale of the Hotel	44

ARTICLE XI MISCELLANEOUS	45

11.01 Right to Make Agreement	45
11.02 Actions by Manager	46
11.03 Relationship	46
11.04 Applicable Law	46
11.05 Recordation	46
11.06 Headings; Section References	46
11.07 Notices	46
11.08 Environmental Matters	47
11.09 Confidentiality	49
11.10 Projections	49
11.11 Actions to be Taken Upon Termination	49
11.12 Trademarks, Trade Names and Service Marks	53
11.13 Data Protection	53
11.14 Waiver	54
11.15 Partial Invalidity	54
11.16 Survival	54
11.17 Negotiation of Agreement	54
11.18 Intentionally Deleted	54
11.19 Entire Agreement; Recitals	54
11.20 Affiliates	54
11.21 Competing Facilities	55

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11.22 Intentionally Deleted	55
11.23 Dispute Resolution; Arbitration and Expert Resolution	55
11.24 Permitted Contests	58
11.25 Indemnification	58
11.26 Estoppel Certificates	59
11.27 Intentionally Deleted	59
11.28 Intentionally Deleted	59
11.29 Remedies Cumulative	59
11.30 Amendments and Modifications	59
11.31 Construction; Nonrecourse	60
11.32 Counterparts; Headings	60
11.33 No Political Contributions	60
11.34 Single Agreement	60
11.35 REIT Qualification	60
11.36 Further Compliance With Section 856(d) of the Code	60
11.37 Adverse Regulatory Event	61
11.38 Commercial Leases	62
11.39 Waiver of Jury Trial	62
11.40 Waiver of Consequential, Incidental, Special & Punitive Damages	62
11.41 Equity Interests in Tenant	62
11.42 No Rights of Third Parties	62
11.43 Intentionally Deleted	63
11.44 Non-Hotel Marketing Activities by Tenant	63
11.45 Single Agreement; Integration	63
11.46 Prior Management Agreement	63

ARTICLE XII DEFINITION OF TERMS	63

12.01 Definition of Terms	63

Exhibit A	The Sites
Exhibit B	Central Office Services
Exhibit C	Franchise Requirements
Exhibit D	Insurance
Exhibit E	Equity Interests in Tenant
Exhibit F	Brands
Addenda	Property Information

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THIS SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is executed as of the 31st day of December, 2019 (the “Execution Date”), but is to become effective as of January 1, 2020 (the “Effective Date”), by and between HPT TRS MRP, INC., a Maryland corporation (“Tenant”); and TOWNEPLACE MANAGEMENT, LLC, a Delaware limited liability company (“Manager”).

RECITALS:

A.              Landlord (as defined herein) is the owner of fee title to the parcels of real property described on Exhibit A attached to this Agreement and incorporated herein (the “Sites”) on which certain improvements have been constructed consisting of a building or buildings containing in each instance the number of Guest Rooms as specified on the Addenda hereto (as the same shall be amended and revised from time to time), and certain other amenities and related facilities (the “Buildings”). Each Site and the Buildings on each such Site, in addition to certain other rights, improvements, and personal property, are individually referred to as a “Hotel” and are collectively referred to as the “Hotels” and more particularly described in the definition in Section 12.01. Pursuant to the Lease, Landlord has leased the Hotels (except for certain assets of Tenant or Manager included within the definition of Hotels) which are subject to this Agreement, to Tenant.

B.              With respect to each Hotel, Tenant (either directly or by an assignment and assumption agreement between Tenant and Tenant’s predecessor-in-interest) and Manager have heretofore entered into a Management Agreement specified on the Addenda hereto (collectively, and as amended and restated, the “Prior Management Agreement”), pursuant to which Tenant has engaged Manager to manage and operate the Hotels for the account of Tenant, and Manager has accepted such engagement. Effective as of the Effective Date, Tenant and Manager desire to amend and restate the terms and conditions of the Prior Management Agreement in their entirety and replace them with the terms and conditions set forth in this Agreement.

C.               Pursuant to the Lease and certain other leases, Tenant or an Affiliate of Tenant has leased other hotels from Landlord or an Affiliate of Landlord managed by Affiliates of Manager (all properties subject to the Lease and/or such other leases at any given time, and as further described in the definition of “Portfolio Properties” set forth in Article XII, are collectively, the “Portfolio Properties”). Manager, Tenant and their applicable Affiliates have agreed that revenues, working capital, reserves and other items from the Portfolio Properties will be pooled, disbursed and distributed in accordance with the terms and conditions of the Pooling Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Tenant and Manager agree as follows:

ARTICLE I

APPOINTMENT OF MANAGER

1.01          Appointment. Subject to the provisions of this Agreement, Tenant hereby engages Manager to supervise, direct and control the management, promotion and operation of the Hotels throughout the Term. Manager accepts said engagement and agrees to manage the Hotels during the Term in accordance with the terms and conditions of this Agreement. The Hotels shall each be known as a TownePlace Suites by Marriott, or Marriott TownePlace Suites with such additional identification as may be necessary to provide local identification. If the name of the TownePlace Suites by Marriott System is changed, Manager will change the name of the Hotels to conform thereto. All capitalized terms shall have the meaning ascribed to them in Article XII hereof.

1.02          Management of the Hotels.

A.                Manager shall manage and operate the Hotels in an efficient and economical manner consistent with the prevailing standards in other hotels in the System, including all activities in connection therewith which are customary and usual to such an operation. Manager shall, in connection with the Hotels and in accordance with the System Standards and the terms of this Agreement, perform each of the following functions (provided that in all cases, except as otherwise set forth in this Agreement, the costs and expenses of performing such functions shall be Deductions):

1.                  Recruit, employ, supervise, direct and (when appropriate) discharge all of the employees at the Hotels.

2.                  Establish prices, rates and charges for services provided in the Hotels, including rates for Guest Rooms.

3.                  Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4.                  Manage expenditures to replenish Inventories and Fixed Asset Supplies, make payments on accounts payable and collect accounts receivable.

5.                  Arrange for and supervise public relations and advertising and prepare marketing plans.

6.                  Procure all Inventories and replacement Fixed Asset Supplies.

7.                  Prepare and deliver interim accountings, annual accountings, Annual Operating Projections, Reserve Estimates and such other information as is required by this Agreement.

8.                  Plan, execute and supervise repairs, maintenance alterations and improvements at the Hotels.

9.                  Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement and provide such information related to risk management to Tenant as Tenant may from time to time reasonably request.

10.                Obtain and keep in full force and effect, either in its own name or in Tenant’s name, as may be required by applicable law, any and all licenses and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use all due diligence and reasonable efforts to obtain and keep same in full force and effect).

11.                Reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement) in any attempt(s):

(a)                to effectuate a Sale of a Hotel under the terms of this Agreement (provided that nothing herein shall affect the provisions of Section 10.02); or

(b)                to effectuate a direct or indirect sale or other disposition of the Landlord’s interest in a Hotel as permitted under the Owner Agreement; or

(c)                to obtain any Qualified Mortgage.

12.                Subject to the requirements of Section 10.01 hereof, negotiate and administer, on behalf of Tenant, leases, subleases, licenses and concession agreements for all public space at the Hotels, including all stores, office space and lobby space.

13.                On behalf of Tenant, negotiate, enter into and administer service contracts and licenses for the operation of the Hotels, including contracts and licenses for health and safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, use of copyrighted materials (such as music and videos), entertainment and other services as Manager deems advisable.

14.                Negotiate, enter into and administer contracts for the use of banquet and meeting facilities and Guest Rooms by groups and individuals.

15.                Take reasonable action to collect and institute in its own name or in the name of Tenant or a Hotel, in each instance as Manager in its reasonable discretion deems appropriate, legal actions or proceedings to collect charges, rent or other income derived from the operation of the Hotels or to oust or dispossess guests, tenants, members or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire.

16.                Make representatives available to consult with and advise Tenant or Tenant’s designee at Tenant’s reasonable request concerning policies and procedures affecting the conduct of the business of the Hotels.

17.                Collect on behalf of Tenant and account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collected by or at the Hotels directly from guests, members or other patrons, or as part of the sales price of any goods, services or displays, such as gross receipts, admission or similar or equivalent taxes, duties, levies or charges.

18.                Keep Tenant advised of significant events which occur with respect to the Hotels which might reasonably be expected to have a material adverse effect on the financial performance or value of the Hotels.

19.                Perform such other tasks with respect to the Hotels as are customary and consistent with the System Standards.

B.                 The operation of the Hotels shall be under the exclusive supervision and control of Manager which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Hotels. Subject to the terms of this Agreement, Manager shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to management and operation of the Hotels, including, without limitation, the following: charges for Guest Rooms and commercial space; credit policies; food and beverage services; employment policies; granting of leases, subleases, licenses and concessions for shops and agencies within the Hotels consistent with the provisions of Section 10.01 hereof; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories (including initial inventories), supplies and services; promotion and publicity; payment of costs and expenses as are specifically provided for in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotels; and, generally, all activities necessary for operation of the Hotels.

C.                 Manager shall use reasonable efforts to comply with and abide by all Legal Requirements and Insurance Requirements pertaining to its operation of the Hotels, provided that Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such laws and regulations in accordance with Section 11.24 hereof. Except as expressly provided to the contrary in this Agreement, all costs and expenses of such compliance with respect to each Hotel shall be paid from Gross Revenues as Deductions in the computation of Operating Profit of such Hotel or from the Reserve of such Hotel, whichever is applicable, and the reasonable expenses of any such contest shall be paid from Gross Revenues as Deductions with respect to such Hotel.

D.                Manager shall use due diligence and exercise commercially reasonable efforts to obtain and maintain all approvals necessary to use and operate the Hotels in accordance with the System Standards and Legal Requirements. Tenant shall cooperate with Manager in this regard and, in connection therewith, shall execute all applications and consents required to be executed by Tenant in order for Manager to obtain and maintain such approvals. All costs incurred by Tenant in this regard shall be included in Deductions for the applicable Hotel.

E.                 Manager shall not use, and shall exercise commercially reasonable efforts to prevent the use of, the Hotels’ and Manager’s personal property used in connection with the Hotels, if any, for any unlawful purpose. Manager shall not commit, and shall use commercially reasonable efforts to prevent the commission, of any waste at the Hotels. Manager shall not use, and shall use commercially reasonable efforts to prevent the use of, the Hotels in such a manner as will constitute an unlawful nuisance thereon or therein. Manager shall use commercially reasonable efforts to prevent the use of the Hotels in such a manner as might reasonably be expected to impair Tenant’s or Landlord’s title thereto or any portion thereof or might reasonably be expected to give rise for a claim or claims for adverse use or adverse possession by the public, as such, or of implied dedication of the Hotels or any portion thereof.

F.                  Manager shall, to the extent within Manager’s control, use commercially reasonable efforts to cause Tenant to be in compliance with the Lease, and the costs of the same shall be paid as Deductions for the applicable Hotel hereunder except as otherwise specifically provided for in this Agreement.

1.03          Services Provided by Manager.

A.                Manager will provide the Central Office Services and will bear all costs of the Central Office Services described in Exhibit B, and in no event will the costs of the Central Office Services be charged to the Hotels as Deductions, either directly or through the Above-Property Programs & Services.

B.                 In operating the Hotels, Manager may provide or cause to be provided, and the Hotels will participate in, certain functions for the operation of the Hotels through the use of facilities, systems, equipment and individuals not physically located at the Hotels, including Chain Services, MBS Systems, Reservation Systems, Loyalty Programs, Marketing Fund Activities and Program Services (collectively referred to as the “Above-Property Programs & Services”).

C.                 Manager will provide or cause to be provided, and each Hotel will participate in, certain services (“Chain Services”) that are provided on a comparable basis to System hotels as follows:

1.                  Chain Services include: (a) certain executive management; (b) programs for training and manpower development, and payroll, accounts payable, property and other accounting services; and (c) such additional central or regional services that from time to time may be provided to hotels in the System or in substitution for services now performed at individual System hotels that may be more efficiently performed on a group basis. Chain Services will not include services covered by the Program Services Contribution; and

2.                  Only Central Office Services and those services listed in clauses (a) and (b) of Section 1.03.C(1) as of the Effective Date are covered by the System Fee. If there are expenditures that were originally treated as Deductions but that are later determined to be more properly treated as Chain Services, or if additional central or regional services are provided for the benefit of hotels in the System after the Effective Date, the Hotels’ allocable share of such expenditures will be Deductions and will not be covered by the System Fee. Likewise, if there are expenditures that are listed in clauses (a) and (b) of the definition of Chain Services that are included in Chain Services on the Effective Date, but that are later determined to be more properly provided at the Hotel instead of on a central or regional basis, then such expenditures will not later be treated as Deductions but will continue to be covered by the System Fee.

D.                Manager and/or its Affiliates may provide or cause to be provided, and the Hotels will participate in, certain marketing programs (the “Additional Marketing Programs”) that are not part of Chain Services, the Loyalty Programs or the Marketing Fund Activities, or locally-generated public relations, advertising, promotions and marketing programs. As of the Effective Date, the Additional Marketing Programs include email marketing, internet search engine marketing, transaction-based paid internet searches, sales lead referrals and bookings, cooperative advertising programs, travel agency programs, incentive awards and gift cards.

E.                 Manager may, in its discretion, provide or cause to be provided certain programs and processes that manage certain aspects of a Hotel’s finances and accounting through processes that consolidate certain accounts payable, billing and accounts receivable, and related functions and procedures, into one or more shared services centers, or third party centers, for the System (including any similar or successor systems or services, the “MBS Systems”). Manager may change the scope, services, service provider, features and functions of the MBS Systems from time to time as it determines in its reasonable discretion to be most efficient and economical for the System.

F.                 Manager may modify, add or delete categories of Above-Property Programs & Services in its reasonable discretion. If Manager provides or causes to be provided a new Above-Property Program & Service to a Hotel, then Manager will determine whether such new Above-Property Program & Service is treated as a Chain Service based on whether (i) the new Above-Property Program & Service supports only a subgroup of System hotels, or selected or individual hotels, or (ii) the costs of the new Above-Property Program & Service is more appropriately recovered based on hotel usage. If either clause (i) or clause (ii) applies, the new Above-Property Program & Service will not be treated as a Chain Service.

G.                The Above-Property Programs & Services may be delivered to (i) all System hotels; (ii) certain subsets of System hotels based on certain criteria such as hotel type; (iii) hotels on a local, regional or cluster basis; or (iv) the Hotels and one or more other hotels or businesses on a shared basis. Any of these programs and services may also be provided or delivered to any other businesses. The Above-Property Programs & Services provided or delivered to the Hotels may change from time to time as reasonably determined by Manager subject to Sections 1.03.C(2) and 1.03.F. Manager may change, discontinue or reconstitute the Above-Property Programs & Services on a country regional, or international basis.

H.              The Above-Property Programs & Services costs (including for the avoidance of doubt the Program Services costs) will be allocated by Manager on a fair and reasonable basis (for example, by the number of Guest Rooms, percentage of Gross Room Revenues or other revenues, or volume of use) among all of the properties participating in such programs and services, which basis may be different for different groups of Above-Property Programs & Services and may change from time to time as reasonably determined by Manager. Each Hotel’s costs (i) will be Deductions; (ii) will include the actual costs of providing, developing and supporting the Above-Property Programs & Services, including corporate overhead and development costs related to the Above-Property Programs & Services; (iii) will not include any profit component to Manager; and (iv) will not include any amounts that are paid by or on behalf of Tenant pursuant to any other provision of this Agreement for such Above-Property Programs & Services. Manager may provide the Above-Property Programs & Services to other Persons and properties that are not part of the System (or allow these Persons and properties to use the Above-Property Programs & Services’ systems and infrastructure) at a price that will include the recovery of these costs and may also include a profit to Manager or its Affiliates. Tenant acknowledges that the direct benefit to a Hotel from the Marketing Fund Activities (as defined below) might not be proportionate to any individual Hotel’s cost allocation.

I.                    Any amounts that Manager collects in a Fiscal Year from the Hotels and other hotels receiving the Above-Property Programs & Services which are not used by Manager or its Affiliates to cover the costs incurred in providing Above-Property Programs & Services during such Fiscal Year, will be carried forward without interest and used to cover the costs incurred in future Fiscal Years. If the amounts that Manager and its Affiliates collect from the Hotels and other hotels for Above-Property Programs & Services are at any time insufficient to cover the costs Manager or its Affiliates incur, then Manager and its Affiliates may advance amounts from their own funds to cover the shortfall. These advances may be interest bearing loans and will be repaid from future amounts collected from the Hotels and other System hotels receiving the Above-Property Programs & Services.

1.04          Marketing Fund; Program Services.

A.                Manager or its Affiliates will provide or cause to be provided, and the Hotels will participate in, the following (collectively, the “Marketing Fund Activities”):

1.                  brand research and strategy for sales and marketing;

2.                  creating, producing, placing and distributing marketing materials in any form of media;

3.                  advertising, marketing, promotions, public relations and sales campaigns, programs, sponsorships, seminars and other sales activities;

4.                  market research and oversight and management of the guest voice program and the Loyalty Programs; and

5.                  retaining or employing personnel, advertising agencies, marketing consultants, and other professionals or specialists to assist in developing, implementing and administering any of the above.

For the avoidance of doubt, as described in Section 1.03.D hereof, the Marketing Fund Activities exclude any locally-generated public relations, advertising, promotions and/or marketing programs.

B.                 Tenant will pay Manager an amount equal to two percent (2%) of Gross Room Revenues to reimburse Manager and its Affiliates for all costs associated with the Marketing Fund Activities (the “Marketing Fund Contribution”). Tenant will pay the Marketing Fund Contribution as part of the Program Services Contribution described in this Section 1.04.

C.                 Manager may change or reconstitute the Marketing Fund Activities on a country, regional or international basis.

D.                As of the Effective Date, Program Services will include the Marketing Fund Activities and Reservation Systems, as well as certain other Above-Property Programs & Services specified by Manager (“Program Services”). Program Services will also include the actual costs of providing, developing and supporting the Program Services, including corporate overhead and development costs related to the Program Services, costs for collecting and accounting for any monies collected by Manager or its Affiliates for Program Services (the “PSF”), reimbursing capital invested in developing such Program Services and financing such capital.

E.                 Beginning on the Effective Date, Tenant shall pay Manager the Program Services Contribution (which shall include, but not be limited to, the Marketing Fund Contribution) to reimburse Manager and its Affiliates for Program Services.

F.                  Manager may (i) use the PSF to cover the costs of Program Services that benefit System hotels as a whole, groups of System hotels, or other lodging properties operated or franchised by Manager or its Affiliates, or (ii) change the programs and services covered by the PSF. Tenant acknowledges that the direct benefit to a Hotel from the Program Services might not be proportionate to the Program Services Contribution. Program Services will not necessarily include all of the hotels in the System, and some Program Services may also benefit or include Other Marriott Products.

1.05          Employees.

A.                All personnel employed at the Hotels shall at all times be the employees of Manager. Subject to the terms of this Agreement, Manager shall have absolute discretion with respect to all personnel employed at the Hotels, including, without limitation, decisions regarding hiring (subject to Section 1.05.B), promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotels, and, generally, establishing and maintaining all policies relating to employment; provided, however, that Manager shall use commercially reasonable efforts to comply with all Legal Requirements pertaining thereto and not enter into any written employment agreements with any person which purport to bind Tenant and/or purport to be effective regardless of a Termination, without obtaining Tenant’s consent, which consent may be withheld in Tenant’s sole and absolute discretion. Manager shall use reasonable efforts to comply with and abide by all Legal Requirements regarding labor relations; if either Manager or Tenant shall be required, pursuant to any such Legal Requirement, to recognize a labor union or to enter into a collective bargaining with a labor union, the party so required shall promptly notify the other party pursuant to this Section 1.05. Manager shall indemnify Landlord and Tenant for all costs and expenses (including reasonable attorneys’ fees) incurred by either of them if they are joined in or made party to any third-party suit or cause of action in connection with an Employee Claim where the basis of such Employee Claim is conduct by Manager that is a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the relevant Hotel, the costs of which shall not be a Deduction. Any Dispute between Tenant and Manager as to whether or not certain conduct by Manager is not in accordance with the aforesaid standards shall be resolved by Arbitration pursuant to Section 11.23.A hereof. The Arbitration proceedings described in the preceding sentence shall be conducted independently of any arbitration proceedings with respect to such Employee Claim pursuant to the applicable employee-related contract. All information regarding individual Hotel employees, such as employee records and compensation information, is proprietary to Manager and confidential and will not be disclosed to Tenant except as otherwise expressly provided in this Agreement.

B.                 Manager shall have the authority to hire, dismiss or transfer each Hotel’s general manager; provided, however, that Manager shall keep Tenant reasonably informed with respect to such actions, including prior notification to Tenant of Manager’s desire to transfer the general manager, and shall give Tenant the opportunity to participate in the hiring process with respect to the general managers as follows:

1.                  Manager shall provide Tenant at least thirty (30) days’ prior notice of any proposed hiring of a general manager. Manager shall consult with Tenant to obtain any suggestions by Tenant as to the preferred background and specific expertise of candidates for such Hotel position, which suggestions, if any, Manager shall utilize in arriving at a preferred profile for candidates for such position.

2.                  Manager shall submit to Tenant for its approval a reasonably qualified candidate for such position. Tenant shall have a period of ten (10) Business Days from its receipt of the applicable candidate’s resume within which to interview and evaluate such candidate (provided that such candidate and the necessary representatives of Tenant are reasonably available during such period of time for such interview or evaluation, and such candidate shall not be required to provide additional information or undertake testing of any sort as part of such process). Tenant shall be deemed to have approved such candidate unless Manager receives Tenant’s written disapproval of such candidate within such ten (10)-Business Day period. If Tenant disapproves the first (1st) candidate (based on the process described above), then Manager shall submit a second (2nd) candidate, using the same process described above. If such second (2nd) candidate is disapproved by Tenant (based on the same process described above), then Manager shall submit a third (3rd) candidate, using the same process as described above. If Tenant disapproves of all three (3) candidates for the position submitted by Manager pursuant to the provisions of this Section 1.05.B, Manager shall have the right to select the person to be offered the position of general manager, in Manager’s sole discretion, from the three (3) candidates proposed to Tenant.

C.                 Manager shall decide which, if any, of the employees of the Hotels shall reside at the Hotels (provided that Tenant’s prior approval shall be obtained if more than two (2) such employees and their immediate families reside at any Hotel), and shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting the Hotels in connection with its management or operation consistent with the Marriott Companies usual practices for Marriott-managed hotels in the System. No person shall otherwise be given gratuitous accommodations or services without prior joint approval of Tenant and Manager except in accordance with usual practices of the hotel and travel industry.

D.                Manager shall identify, appoint, assign, instruct and supervise employees in connection with the operation of the Hotels which Manager deems necessary or advisable for the operation of the Hotels.

E.                 Tenant acknowledges that Manager has informed Tenant that Manager and its Affiliates may collect and use Hotel Employee Personal Data to manage Hotel employees as provided in this Agreement. Tenant shall notify Manager promptly of any inquiry or complaint of which Tenant becomes aware that is received from a Hotel employee, data protection authority or other third party regarding the collection, use or transfer of Hotel Employee Personal Data. Tenant will reasonably cooperate with Manager in any defense of such a complaint, and will not, without Manager’s prior written consent, make any intentional admission or take any action that would reasonably be expected to adversely prejudice the defense or settlement of any third-party complaint regarding Hotel Employee Personal Data or any investigation by a data protection authority.

1.06          Right to Inspect. Manager shall permit Landlord and Tenant and their respective authorized representatives to inspect or show the Hotels during usual business hours upon not less than twenty-four (24) hours’ notice and to make such repairs as Landlord is permitted or required to make pursuant to the terms of the Lease, provided that any inspection or repair by Landlord or its representatives shall not unreasonably interfere with the use and operation of the Hotels and further provided that in the event of an emergency as determined by Landlord in its reasonable discretion, prior notice shall not be required.

1.07          Right of Offset. Manager acknowledges that it shall not have, in any instance, a right of offset against Tenant’s Priority with respect to any Hotel under any circumstances (or against Aggregate Tenant’s Priority with respect to Hotels for which the Pooling Agreement is in effect). Manager shall have the right to offset against amounts due to Tenant with respect to any Hotel pursuant to Section 3.02.B hereof (and against amounts due to Tenant pursuant to Section 2.02.A of the Pooling Agreement with respect to Hotels for which the Pooling Agreement is in effect) (but in all events excluding amounts due to Tenant as Tenant’s Priority or Aggregate Tenant’s Priority), including amounts (i) which Landlord or Tenant fail to advance to the Reserve for such Hotel which either of them is required to make as provided for herein or in the Lease or Owner Agreement (in each instance as determined by the Expert pursuant to Section 11.23.B, if applicable), or (ii) due under a final judgment against Tenant obtained by Manager with respect to such Hotel, or (iii) which Tenant fails to pay to Manager in violation of Section 4.01.D(2) of this Agreement with respect to such Hotel. Except as expressly provided herein, Manager shall not offset against the amounts owed to Tenant hereunder or under the Pooling Agreement.

ARTICLE II

TERM

2.01          Term.

A.                 The Term of this Agreement shall be, for each Hotel, from the Effective Date to the expiration or earlier termination of the Initial Term and, if exercised in accordance with the terms hereof, the Renewal Term(s). The Initial Term and, if exercised, each Renewal Term are collectively referred to as the “Term.” The “Initial Term” for each Hotel shall begin on the Effective Date for such Hotel as set forth in the preceding sentence, and, unless sooner terminated as provided in this Agreement, shall continue until December 31, 2035. Provided that (1) Manager and its Affiliates have renewed all of the Other Management Agreements for the first Renewal Term or second Renewal Term, as applicable in accordance with their terms, and (2) there exists at the time of renewal no Manager Event of Default under this Agreement or any of the Other Management Agreements beyond the expiration of any applicable notice and cure period and for which Tenant has, at such time, the right to terminate this Agreement, the Term shall thereafter automatically be extended for each of two (2) successive periods of ten (10) Fiscal Years each (each, a “Renewal Term”), unless Manager gives Tenant and Landlord written notice of Manager’s decision not to extend on or before the date which is twelve (12) months prior to the date of the expiration of the Initial Term or first Renewal Term (as the case may be), time being of the essence. If Manager does not extend the Initial Term or first Renewal Term (as the case may be), then during such twelve (12)-month period prior to the date of the expiration of the Initial Term or first Renewal Term (as the case may be), Tenant shall have the right to effect an earlier Termination of this Agreement with respect to such Hotel by written notice to Manager, which Termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least one hundred twenty (120) days after the date of said notice, and in no event earlier than July 1 of the year of such Termination, and such Termination shall be in accordance with the provisions of Section 11.11 of this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that Tenant’s termination right pursuant to this Section 2.01.A shall only be exercised with respect to all or none of the Hotels which are subject to this Agreement.

B.                 Each Renewal Term shall commence on the day succeeding the expiration of the Initial Term or the preceding Renewal Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each such Renewal Term. If Manager shall give notice that it elects not to extend the term in accordance with this Section 2.01, this Agreement shall automatically terminate at the end of the Term then in effect, or such earlier date as provided above, and Manager shall have no further option to extend the Term of this Agreement. Otherwise, the extension of this Agreement shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Manager and Tenant shall execute such documents and agreements as either party shall reasonably require to evidence the same.

ARTICLE III

COMPENSATION OF MANAGER

3.01          Management Fees. In consideration of the services provided to Tenant so that the Hotels become members of the System and in consideration of the management services to be performed during the Term, Manager shall be paid, with respect to each Hotel, the sum of the following as its management fees:

A.                The System Fee; plus

B.                 The Base Management Fee; plus

C.                 The First Incentive Management Fee; plus

D.                The Second Incentive Management Fee.

So long as the Pooling Agreement has not been terminated in accordance with its terms with respect to the Hotels, payments of the Management Fees with respect to periods for which the Pooling Agreement was in effect shall be made at the time, and in the amounts, provided for under the Pooling Agreement. Notwithstanding anything herein to the contrary, if, in any Fiscal Year or portion thereof prior to the termination of the Pooling Agreement in accordance with its terms with respect to one or more of the Hotels, the First Incentive Management Fee or the Second Incentive Management Fee with respect to such Hotels are not payable in full under the Pooling Agreement, Manager shall not be entitled to the payment of the portion of the First Incentive Management Fee or the Second Incentive Management Fee not payable under the terms of the Pooling Agreement for such Fiscal Year or partial Fiscal Year with respect to such Hotels, and in no event shall Tenant be liable for the payment of any such unpaid portion to Manager. Notwithstanding anything herein to the contrary, if, in any Fiscal Year after the termination of the Pooling Agreement in accordance with its terms or with respect to a Hotel, the First Incentive Management Fee or the Second Incentive Management Fee with respect to such Hotel is not payable under Section 3.02.B hereof with respect to such Hotel, Manager shall not be entitled to the payment of the portion of the First Incentive Management Fee or the Second Incentive Management Fee not payable under Section 3.02.B hereof with respect to such Hotel, and in no event shall Tenant be liable for the payment of such portion of the First Incentive Management Fee or the Second Incentive Management Fee to Manager with respect to such Hotel.

3.02          Operating Profit.

A.                So long as the Pooling Agreement has not been terminated in accordance with its terms with respect to one or more of the Hotels, Operating Profit for such Hotels with respect to periods for which the Pooling Agreement was in effect shall be distributed, to the extent available, as provided in the Pooling Agreement and the provisions of Section 3.02.B shall not apply.

B.                 For any period during the Term after the termination of the Pooling Agreement in accordance with its terms with respect to one or more of the Hotels, Operating Profit for each such Hotel shall be distributed in the following order of priority:

1.                  First, to Tenant, in an amount equal to Tenant’s Priority for such Hotel.

2.                  Second, to Tenant, in an amount equal to the amount of rent due pursuant to the ground lease (if any) to which such Hotel is subject, as set forth on the applicable Addendum for such Hotel (the “Ground Lease Rent”).

3.                  Third, to Manager, in an amount equal to the Base Management Fee for such Hotel.

4.                  Fourth, pari passu, to (i) Tenant, in an amount necessary to reimburse Tenant for all Tenant Working Capital Advances and Tenant Operating Loss Advances made by Tenant, from time to time (collectively, “Tenant Advances”) with respect to such Hotel which have not yet been repaid by distributions pursuant to this Section 3.02.B(4), and (ii) to Marriott, in an amount necessary to reimburse Marriott or any Affiliate for all Additional Marriott Advances made by Marriott or any Affiliate (including Manager) allocable to such Hotel and all Additional Manager Advances from time to time which have not yet been repaid by distributions pursuant to this Section 3.02.B(4). If at any time the amounts available for distribution to Tenant and Marriott with respect to a Hotel pursuant to this Section 3.02.B(4) (“Available Funds”) are insufficient (a) to repay to Tenant all outstanding Tenant Advances with respect to a Hotel (the “Sum Due Tenant”), and (b) to repay to Marriott all outstanding Additional Marriott Advances and Additional Manager Advances with respect to a Hotel (the “Sum Due Marriott”), then (x) Tenant shall be paid from the Available Funds for such Hotel the amount obtained by multiplying a number equal to the amount of the Available Funds by a fraction, the numerator of which is the Sum Due Tenant and the denominator of which is the sum of the Sum Due Tenant plus the Sum Due Marriott, and (y) Marriott shall be paid from the Available Funds the amount obtained by multiplying a number equal to the amount of the Available Funds for such Hotel by a fraction, the numerator of which is the Sum Due Marriott and the denominator of which is the sum of the Sum Due Tenant plus the Sum Due Marriott.

5.                  Fifth, to Manager, in an amount equal to any accrued, but unpaid Base Management Fees for such Hotel.

6.                  Sixth, to Manager, in an amount equal to the First Incentive Management Fee for such Hotel.

7.                  Seventh, to Tenant, in an amount up to sixty percent (60%) of Operating Profit remaining after deducting amounts paid or payable in respect of Sections 3.02.B(1) through (6) hereof necessary for the Security Deposit Replenishment with respect to such Hotel.

8.                  Eighth, to Manager, in an amount equal to the Second Incentive Management Fee for such Hotel.

9.                  Finally, to Tenant, the balance, if any.

C.                 For any period during which a Hotel is no longer subject to the terms of the Pooling Agreement pursuant to the terms thereof, Tenant shall receive Tenant’s Priority in accordance with the terms hereof, subject, however, to the provisions of this Section 3.02.C. If the Operating Profit for the applicable Accounting Period, as determined by Manager, is less than Tenant’s Priority with respect to such Accounting Period (a “Tenant’s Priority Shortfall”), then such Tenant’s Priority Shortfall shall first be funded by Security Deposit Advances, and if the Security Deposit is depleted or otherwise insufficient to fund such Tenant’s Priority Shortfall, then the amount of the Tenant’s Priority Shortfall required to satisfy the Tenant’s Termination Threshold shall be funded by Marriott Guaranty Advances, subject to the terms of the Marriott Guaranty Agreement, for so long as the Marriott Guaranty Agreement is in effect, and any such amounts funded in excess of the Tenant’s Termination Threshold shall be deemed to have been funded by Marriott as an Additional Marriott Advance and/or Manager as an Additional Manager Advance (as applicable) and not as a Marriott Guaranty Advance. Any amount of the Tenant’s Priority Shortfall not funded from the Security Deposit or by Marriott or Manager shall accrue and be paid as provided in Section 4.01 hereof. If a Guaranty Termination Event has occurred, then Manager may, without any obligation and in its sole and absolute discretion, fund up to the Post-Guaranty Termination Threshold, and any such amounts funded by Manager following such Guaranty Termination Event shall be deemed Additional Manager Advances. If (a) no Guaranty Termination Event has occurred, and Marriott has not funded up to the Tenant’s Termination Threshold under the Marriott Guaranty Agreement as provided herein for the applicable Fiscal Year on a cumulative basis within ten (10) days of receiving written request from Tenant or (b) a Guaranty Termination Event has occurred, and Manager has not funded up to the Post-Guaranty Termination Threshold for the applicable Fiscal Year on a cumulative basis within ten (10) days of receiving written request from Tenant (such event, a “Manager Funding Termination Event”), then Tenant shall have the right to effect a Termination of this Agreement with respect to such Hotel by written notice to Manager, which Termination shall be effective as of the effective date which is set forth in said notice; provided that said effective date shall be at least sixty (60) days (or such longer period required by applicable Legal Requirements concerning the termination of Hotel employees) after the date of such notice. If the Termination is pursuant to clause (a) of this Section 3.02.C, then such Termination (i) shall be in accordance with the provisions of Section 11.11 of this Agreement, (ii) shall constitute a Manager Default, and (iii) shall entitle Tenant to all rights and remedies available to it with respect to a Manager Default as provided for in Article IX hereof. If the Termination is due to a Manager Funding Termination Event, then such Termination shall not constitute a Manager Default or Manager Event of Default and shall be in accordance with the provisions of Section 11.11 of this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that Tenant’s termination right pursuant to this Section 3.02.C shall only be exercised with respect to all or none of the Hotels which are subject to this Agreement.

D.                Notwithstanding the provisions of Section 3.02.B(2) hereof, the parties hereby acknowledge and agree that none of Manager, Marriott or any of their respective Affiliates are obligated to pay and in no event shall be liable in any way whatsoever (i) for any payment of, or failure to pay, the Ground Lease Rent to the lessor under any such ground lease; and/or (ii) if there is insufficient Operating Profit to cover the full amount of such Ground Lease Rent.

ARTICLE IV

ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

4.01          Accounting, Interim Payment and Annual Reconciliation.

A.                Within twenty (20) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Tenant and Landlord showing for each Hotel, Gross Revenues, Gross Room Revenues, occupancy percentage and average daily rate, Deductions, Operating Profit, and applications and distributions thereof for the preceding Accounting Period.

Only if the Pooling Agreement has been terminated in accordance with its terms with respect to one or more Hotels, the following provisions for interim distributions shall apply with respect to such Hotels for periods subsequent to the termination date. Notwithstanding the order of distribution of Operating Profit set forth in Section 3.02.B, for each Accounting Period, Manager shall, with each interim accounting, transfer to Tenant any interim amounts due Tenant, transfer to Marriott any interim amounts due to Marriott, and retain any interim amounts due to Manager under Section 3.02.B, including, without limitation, the Base Management Fee, the First Incentive Management Fee, and the Second Incentive Management Fee calculated on a year-to-date basis for such Fiscal Year. If the portion of Operating Profit to be distributed to Tenant pursuant to Sections 3.02.B(1), (2), (4) or (7) is insufficient to pay each of such interim amounts then due in full following the end of any Accounting Period, any such interim amounts left unpaid shall be paid from and to the extent of Operating Profit available therefor at the time distributions are made following successive Accounting Periods until such interim amounts are paid in full, and such payments shall be made from such available Operating Profit in the same order of priority as other payments made on account of such items following such Accounting Periods. If the portion of Operating Profit to be distributed to Marriott or Manager pursuant to Sections 3.02.B(3), (4), (5), (6) or (8) is insufficient to pay each of such interim amounts then due in full following the end of any Accounting Period, any such interim amounts left unpaid shall be paid from and to the extent of Operating Profit available therefor at the time distributions are made following successive Accounting Periods until such interim amounts are paid in full, and such payments shall be made from such available Operating Profit in the same order of priority as other payments made on account of such items following such Accounting Periods. The portion of Operating Profit to be distributed as interim distributions to Tenant as Tenant’s Priority, Ground Lease Rent and as Security Deposit Replenishment pursuant to Section 3.02.B for the then-current Fiscal Year for each Hotel, as well as the portion of Operating Profit to be retained by Manager as the Base Management Fee, the First Incentive Management Fee and the Second Incentive Management Fee pursuant to Section 3.02.B for each Hotel, shall be determined by applying in each instance a cumulative prorated amount to such Tenant’s Priority, Ground Lease Rent, Security Deposit Replenishment, Base Management Fee, First Incentive Management Fee and Second Incentive Management Fee (calculated on a year-to-date basis, with the prorated amount being one-twelfth (1/12) of the total amount for each of such items for each Accounting Period of each Fiscal Year) to the year-to-date cumulative Operating Profit of such Hotel (all such portions being hereinafter collectively referred to as the “Prorated Portions”). In each Accounting Period after the first Accounting Period of a Fiscal Year, inclusive, the Prorated Portions shall be adjusted to reflect distributions to Tenant, and retention by Manager, of Operating Profit with respect to such Prorated Portions for prior Accounting Periods during the then current Fiscal Year. All the distributions shall be made in the order of priority as set forth in Section 3.02 hereof.

B.                 Intentionally Deleted.

C.             1.       Calculations and payments of the First Incentive Management Fee, the Second Incentive Management Fee, Tenant’s Priority, and Ground Lease Rent for each Hotel and distributions of Operating Profit made with respect to each Accounting Period within a Fiscal Year for each Hotel shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next. Calculations and payments of any Base Management Fees or Reimburseable Advances payable pursuant to Sections 3.02.B(3), (4) and (5) hereof and the Security Deposit Replenishment shall be accounted for cumulatively within a Fiscal Year, and shall be cumulative from one Fiscal Year to the next. Calculations of Security Deposit Advances and Marriott Guaranty Advances shall be accounted for cumulatively within a Fiscal Year.

2.         Within sixty (60) days after the end of each Fiscal Year, Manager shall deliver to Tenant and Landlord a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotels with respect to which this Agreement was in effect for the immediately preceding Fiscal Year and an Officer’s Certificate certifying that such Annual Operating Statement is true and correct. The parties shall, within ten (10) Business Days after Tenant’s receipt of such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement; provided, however, that for any period prior to the termination of the Pooling Agreement in accordance with its terms with respect to any of the Hotels, the year-end adjustments for such Hotel shall be made pursuant to the Pooling Agreement. Such final accounting shall be controlling over the interim accountings and shall be final subject to adjustments required as a result of an audit requested by Landlord or Tenant below. No adjustment shall be made for any Operating Loss or Operating Profit for any Hotel in a preceding or subsequent Fiscal Year.

D.                1.    In addition, on or before April 30 of each Fiscal Year, commencing on April 30, 2021, Manager shall deliver to Tenant and Landlord an Officer’s Certificate setting forth the totals of Gross Revenues, Deductions, and the calculation of the First Incentive Management Fee, the Security Deposit Replenishment and the Second Incentive Management Fee for each Hotel with respect to which this Agreement was in effect for the preceding Fiscal Year. If Tenant desires, at its own expense, that an audit be delivered with the delivery of an Officer’s Certificate, Tenant shall notify Manager in writing no later than February 1 of the Fiscal Year in which such Officer’s Certificate will be delivered. Such audit shall be completed by a firm of independent certified public accountants proposed by Manager and approved by Tenant and Landlord (which approval shall not be unreasonably withheld or delayed). Any dispute concerning the correctness of an audit shall be settled by an Expert in accordance with Section 11.23.B. Manager shall pay the cost of any such audit revealing an understatement of Operating Profit by more than five percent (5%), and such amount shall not be a Deduction. Notwithstanding anything contained in this Agreement to the contrary, Manager shall remain obligated to deliver an Officer’s Certificate as required by Section 4.01.D(1) of the Prior Management Agreement on or before April 30, 2020. Tenant shall have the right to audit such Officer’s Certificate in accordance with the Prior Management Agreement, and the parties shall make such adjustments with respect thereto as would be required under the Prior Management Agreement.

2.       If the Security Deposit Replenishment or any other amounts due to Tenant as shown in the Officer’s Certificate provided in Section 4.01.D(1) above for any Hotel exceed the amounts previously paid with respect thereto to Tenant, Manager shall promptly pay such excess to Tenant at such time as the Officer’s Certificate is delivered, together with interest at the Disbursement Rate, which interest shall accrue from the close of such preceding Fiscal Year until the date that such certificate is required to be delivered and, thereafter, such interest shall accrue at the Overdue Rate, until the amount of such difference shall be paid or otherwise discharged. Manager shall notify Tenant of such payment and the amount thereof and Manager shall promptly render a statement to Tenant setting forth the adjustments required to be made to the distributions under Section 3.02.B for such Fiscal Year and the parties shall promptly make, and cause their respective Affiliates to make, any adjustments or additional payments or reimbursements required to comply with such revised statement. If the Security Deposit Replenishment due as shown in the Officer’s Certificate for any Hotel is less than the amount previously paid with respect thereto to Tenant, Tenant shall within ten (10) Business Days of receipt of written request from Manager, pay such excess to Manager, together with interest at the Disbursement Rate, which interest shall accrue from the date of such overpayment until it is repaid. Manager shall notify Tenant of the requirement of such payment and the amount thereof and Manager shall promptly render a statement to Tenant setting forth the adjustments required to be made to the distributions under Section 3.02.B for such Fiscal Year and the parties shall promptly make, and cause their respective Affiliates to make promptly, any adjustments or additional payments or reimbursements required to comply with such revised statement. Notwithstanding anything contained in this Agreement to the contrary, Manager and Tenant shall comply with their obligations under Section 4.01.D(2) of the Prior Management Agreement with respect to the Officer’s Certificate to be delivered by Manager on or before April 30, 2020.

E.                 To the extent there is an Operating Loss for any Fiscal Year with respect to a Hotel, Tenant shall have the right, without any obligation and in its sole and absolute discretion, to advance funds required to fund such deficiency within twenty (20) days after Manager has delivered written notice thereof to Tenant; provided, however, during any period in which any Hotel is subject to the Pooling Agreement, the determination of any Operating Loss for such Hotel shall be made based on the aggregate of the Operating Profit and Operating Losses of all Portfolio Properties and Tenant’s rights shall be governed by the terms and provisions of the Pooling Agreement. Any Operating Loss so funded by Tenant shall constitute a “Tenant Operating Loss Advance.” If Tenant does not fund such Operating Loss in accordance with the terms of this Section 4.01.E, then Manager shall also have the right, within twenty (20) days after such initial twenty (20)-day period, without any obligation and in its sole and absolute discretion, to advance funds required to fund such Operating Loss, and any such advance shall constitute an Additional Manager Advance with respect to such Hotel. Any Tenant Operating Loss Advances and/or Additional Manager Advances shall be repaid in accordance with Section 3.02.B(4) hereof.

F.               1.    In addition, Manager shall provide Landlord and Tenant with information relating to the Hotels and public information relating to Manager and its Affiliates that (a) may be required in order for Landlord or Tenant as the case may be to prepare financial statements in accordance with GAAP or to comply with applicable securities laws and regulations and the SEC’s interpretation thereof, (b) may be required for Tenant or Landlord to prepare federal, state or local tax returns, or (c) is of the type that Manager customarily prepares for other hotel owners; provided, however, that (i) Manager reserves the right, in good faith, at Manager’s expense, to challenge and require Landlord and Tenant to use commercially reasonable efforts to challenge any assertion by the SEC, any other applicable regulatory authority, or Landlord’s or Tenant’s independent public accountants that applicable law, regulations or GAAP require the provision or publication of Proprietary Information, (ii) Landlord and Tenant shall not, without Manager’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), acquiesce to any such challenged assertion until Landlord and Tenant have exhausted all reasonable available avenues of administrative review, and (iii) Landlord and Tenant shall consult with Manager in pursuing any such challenge and will allow Manager to participate therein, at Manager’s expense, if and to the extent that Manager so elects. Landlord and Tenant acknowledge that the foregoing does not constitute an agreement by Manager either to join in Landlord and Tenant filing with or appearance before the SEC or any other regulatory authority or to take or consent to any other action which would cause Manager to be liable to any third party for any statement or information other than those statements incorporated by reference pursuant to clause (a) above.

2.       Subject to such Person entering into a confidentiality agreement with Manager as Manager may reasonably require, Tenant may at any time, and from time to time, provide copies of any of the statements furnished under this Section 4.01 to any Person which has made or is contemplating making a Qualified Mortgage, or another lender, or a prospective lender with respect to one or more of the Hotels.

3.       In addition, Landlord and Tenant shall have the right, from time to time at Landlord’s or Tenant’s (as the case may be) sole cost and expense, upon reasonable written notice, during Manager’s customary business hours, to cause Manager’s books and records with respect to the Hotels to be audited by auditors selected by Landlord or Tenant (as the case may be) at the place or places where such books and records are customarily kept, provided that, prior to conducting such audit, Landlord or Tenant, as the case may be, shall enter into a confidentiality agreement with Manager, such agreement to be in form and substance reasonably satisfactory to Landlord or Tenant (as the case may be) and Manager.

4.02          Books and Records.

A.                Books of control and account pertaining to operations at the Hotels shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts and with GAAP (provided that, to the extent of a conflict between the two, GAAP shall control over the Uniform System of Accounts), or in accordance with such industry standards or such other standards with which Manager and its Affiliates are required to comply from time to time, with the exceptions, if any, provided in this Agreement and the Pooling Agreement, to the extent applicable which will accurately record the Gross Revenues of the Hotels and applications thereof. Manager shall retain, for at least three (3) years after the expiration of each Fiscal Year, reasonably adequate records showing Gross Revenues and applications thereof for the Hotels for such Fiscal Year (which obligation shall survive termination hereof).

B.                 Tenant may at reasonable intervals during Manager’s normal business hours examine such books and records including, without limitation, supporting data and sales and excise tax returns. If Tenant desires, at its own expense, to audit, examine, or review the annual operating statement which is described in Section 4.01.C(2), Tenant shall notify Manager in writing within one (1) year after receipt of such statement of its intention to audit and begin such audit within such one (1) year after Manager’s receipt of such notice. Tenant shall use commercially reasonable efforts to complete such audit as soon as practicable after the commencement thereof, subject to reasonable extension if Tenant’s or its accountant’s inability to complete the audit within such time is caused by Manager. If Tenant does not make such an audit, then such statement shall be deemed to be conclusively accepted by Tenant as being correct, and Tenant shall have no right thereafter, except for adjustments made pursuant to an audit requested by Landlord under the Owner Agreement or in the event of fraud by Manager, to question or examine the same. If any audit by Tenant or Landlord as aforesaid (1) discloses an understatement of any net amounts due Tenant and its Affiliates, in the aggregate, hereunder (and, prior to the termination of the Pooling Agreement in accordance with its terms with respect to the Hotels and the Other Management Agreements for the Fiscal Year in question) Manager shall, and shall cause its Affiliates, to promptly pay Tenant such net amounts found to be due, plus interest thereon at the Overdue Rate from the date such amounts should originally have been paid, or (2) discloses that Manager and its Affiliates have not received, in the aggregate, any net amounts due them hereunder (and, prior to the termination of the Pooling Agreement in accordance with its terms with respect to the Hotels and the Other Management Agreements for the Fiscal Year in question), Tenant shall, and shall cause its Affiliates, to promptly pay Manager such net amounts, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid. Manager shall promptly after completion of the adjustments required as a result of any such audit, render a statement to Tenant setting for that adjustments required to be made to the distributions under Section 3.02.B for such Fiscal Year which reflect all adjustments made to the amounts due Tenant, Marriott and/or Manager as a result of such audit and the parties shall make and cause their respective Affiliates to make any adjustments or additional payments or reimbursements required to comply with such revised statement. Any dispute concerning the correctness of an audit shall be settled by the Expert in accordance with Section 11.23.B. Manager shall pay the cost of any audit revealing understatement of Operating Profit by more than five percent (5%), and such amount shall not be a Deduction from Gross Revenues.

C.                 Manager shall have the right, at its option, to provide Tenant with automated delivery, in electronic format, of the data required under Sections 4.01.A, 4.01.C(2), 4.01.D(1), 4.02.A and 4.04 (consistent with the then-current standard operating procedures generally employed by Manager with respect to other hotels in the System), which delivery may be by means of a link to an intranet website of Manager or an Affiliate provided contemporaneous notice of the posting of data is provided to Tenant via electronic mail to a person designated in writing by Tenant to Manager. The parties shall cooperate reasonably with each other in order to adapt to new technologies that may be available with respect to the transmission of such data.

4.03          Accounts, Expenditures.

A.                Tenant irrevocably authorizes and directs Manager to pay, and Manager agrees to pay (or repay, as applicable), without notice, demand or request therefor, but in each instance subject to the provisions of the Pooling Agreement, if applicable, and the Marriott Guaranty Agreement, if applicable, with respect to each of the Hotels: (1) Tenant’s Priority to Tenant when due and payable hereunder, (2) the Ground Lease Rent (if any) to Tenant, (3) the Base Management Fee to itself, (4) distributions to Tenant, Marriott and/or Manager with respect to the Tenant Advances, Additional Marriott Advances and Additional Manager Advances, (5) any accrued, but unpaid Base Management Fees to itself, (6) the First Incentive Management Fee to itself, (7) the Security Deposit Replenishment to Tenant, (8) the Second Incentive Management Fee to itself, and (9) the remaining balance, if any, to Tenant, in each of the foregoing instances set forth in this Section 4.03.A(1) through (9), at the time interim distributions are made pursuant to Section 4.01 hereof (except as otherwise set forth herein), and to the extent of the sufficiency of, and in the order of, distribution of Operating Profit under Section 3.02.B. Subject to Section 4.03.D, Manager is authorized to, and shall, make all expenditures required to be made hereunder with respect to the operation of the Hotels, but only from funds available for such payments under the terms of this Agreement or under the terms of the Pooling Agreement, if applicable, or under the Marriott Guaranty Agreement, if applicable.

B.                 Notwithstanding anything herein to the contrary, within sixty (60) days after the end of each Fiscal Year, Marriott or Manager shall determine whether any Additional Manager Advance, any Additional Marriott Advance or any Marriott Guaranty Advance (pursuant to the terms of the Marriott Guaranty Agreement) was made with respect to such Fiscal Year, and if Marriott or Manager has made such an advance with respect to such Fiscal Year, then Marriott or Manager shall advise Tenant in writing of the type and amount of such advance, and the balance of the Aggregate Amount Funded shall be deemed increased by the amount of any Marriott Guaranty Advance.

C.                 Subject to the terms of the Pooling Agreement, as appropriate, all escrow reserve accounts and funds derived from the operation of the Hotels shall be deposited by Manager in a bank account(s) in a bank designated by Manager. Withdrawals from said accounts shall be made solely by representatives of Manager whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Hotels.

D.                Manager shall not be required to make any advance or payment hereunder or to or for the account of Tenant except out of funds available therefor pursuant to the terms of this Agreement except as otherwise set forth herein or in any of the Incidental Documents, and Manager shall not be obligated to incur any liability or obligation for Tenant’s account without assurances satisfactory to Manager that necessary funds for the discharge thereof will be provided by Tenant. In any event, if any such liability or obligation is incurred by Manager for Tenant’s account and Marriott does not have funds available under the Pooling Agreement or Manager does not have funds hereunder if the Pooling Agreement is not in effect with respect to the applicable Hotel, to pay such amount on or before twenty (20) days after the end of the Accounting Period in which such liability or obligation was paid, the amount advanced to pay such obligation shall be an Additional Manager Advance which shall be repaid as provided in Section 3.02.B hereof.

4.04          Annual Operating Projection. Manager shall furnish to Tenant for its review, at least thirty (30) days prior to the beginning of each Fiscal Year (or such earlier date if that becomes the prevailing practice within the System), a statement of the estimated financial results of the operation of each such Hotel for the forthcoming Fiscal Year (“Annual Operating Projection”). Such projection shall project the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the ensuing Fiscal Year for each such Hotel. Manager agrees to take reasonable steps to ensure that, at Tenant’s request, qualified personnel from Manager’s staff are available to explain such Annual Operating Projections to Tenant. A meeting (or meetings) for such purpose shall be held, at Tenant’s request, within a reasonable period of time after the submission to Tenant of the Annual Operating Projection. Manager will at all times give good faith consideration to Tenant’s suggestions regarding any Annual Operating Projection. Manager shall thereafter submit to Tenant, by no later than seventy-five (75) days after the beginning of such Fiscal Year, a modified Annual Operating Projection if any changes are made following receipt of comments from Tenant. Manager shall endeavor to adhere to the Annual Operating Projection. It is understood, however, that the Annual Operating Projection is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Projection impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature; provided, however, that nothing herein shall be deemed to authorize Manager to take any action prohibited by this Agreement or to reduce Manager’s other rights or obligations hereunder.

4.05          Working Capital.

A.                Subject to the terms of the Pooling Agreement, upon written notice from Manager, Tenant shall, within ten (10) Business Days of Manager’s request, advance funds necessary to maintain Working Capital at levels determined by Manager to be reasonably necessary to satisfy the needs of the Hotels as their operation may from time to time require (such additional funds, the “Additional Working Capital”). Any such request by Manager shall be accompanied by a reasonably detailed explanation of the reasons for the request. All Additional Working Capital shall be utilized by Manager on behalf of Tenant for the purposes of this Agreement pursuant to cash-management policies established for the System; provided, however, that so long as any of the Hotels are subject to the Pooling Agreement, the Working Capital for such Hotels will be pooled with working capital provided under the Other Management Agreements and may be used to fund working capital needs for all Portfolio Properties. If Tenant fails to timely fund such Additional Working Capital within ten (10) Business Days after Manager’s request for the same, then, without affecting Manager’s other rights and remedies under this Agreement, Manager shall have the right, without any obligation and in its sole and absolute discretion, to advance such Additional Working Capital within ten (10) Business Days after such initial ten (10)-Business Day period, and all such advances shall constitute Tenant Working Capital Advances or Additional Manager Advances, as applicable, and shall be repaid as provided in Section 3.02.B(4) hereof.

B.                 Subject to the Pooling Agreement, upon a Termination, Manager shall disburse to Tenant all Working Capital remaining after payment of all Deductions and all amounts owed to Manager hereunder and amounts payable by Tenant hereunder (including funds to be held in escrow under Sections 6.01.B(2)(e) and 11.11.I).

4.06          Fixed Asset Supplies. Any Fixed Asset Supplies that are necessary to maintain Fixed Asset Supplies at levels determined by Manager to be necessary to satisfy the needs of each Hotel, as their operation may from time to time require, shall be paid from Gross Revenues of such Hotel as Deductions. Such additional Fixed Asset Supplies shall remain the property of Tenant throughout the Term of this Agreement and upon Termination, except for Fixed Asset Supplies purchased by Manager pursuant to Section 11.11.E.

ARTICLE V

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01          Manager’s Maintenance Obligation. Except as provided in Section 5.02 hereof, and subject to the availability of sufficient funds in the applicable Reserves, Manager shall maintain the Hotels including all private roadways, sidewalks and curbs located thereon in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s or Manager’s use, any prior use, the elements or the age of the Hotels, or any portion thereof), and in conformity with Legal Requirements, System Standards and any Existing CC&Rs or Future CC&Rs (which Future CC&Rs must be approved in writing by Manager if the same may be reasonably expected to interfere in any material way with the operation of or financial performance of a Hotel). Except as provided in Section 5.02 hereof, and subject to the availability of sufficient funds in the applicable Reserve for each Hotel with respect to capital items, and the sufficiency of Gross Revenue and Working Capital for each Hotel otherwise, in each instance, as applicable, Manager shall promptly make or cause to be made all necessary and appropriate repairs, replacements, renewals, and additions thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All repairs, renovations, alterations, improvements, renewals, replacements or additions shall be made in a good, workmanlike manner, consistent with Manager’s and industry standards for like hotels in like locales, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to any such work. Subject to the availability of sufficient funds in the applicable Reserve for each Hotel or otherwise available pursuant to this Agreement, Manager shall not take or omit to take any action, with respect to the Hotel (and not the System as a whole) the taking or omission of which would materially and adversely impair the value of any Hotel or any part thereof for its use as a hotel. The cost and expense incurred in connection with Manager’s obligations hereunder shall be paid either from funds provided by Tenant or Landlord as provided for herein, Gross Revenues, Working Capital or from the Reserves, pursuant to Sections 5.02 and 5.03 below.

5.02          Repairs and Maintenance to be Paid from Gross Revenues. Manager shall promptly make or cause to be made, such routine maintenance, repairs and minor alterations as it determines are necessary to comply with Manager’s obligations under Section 5.01. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.02 shall include only those which are normally expensed under GAAP. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues for such Hotel (and not from such Hotel’s Reserves) and shall be treated as a Deduction in determining Operating Profit for such Hotel.

5.03          Items to be Paid from Reserves.

A.                To the extent funds are in the applicable Reserves for each Hotel or such funds are provided by Tenant or Landlord under Section 5.07 hereof, Manager shall promptly make or cause to be made, all of the items listed in Section 5.03.B below as are necessary to comply with Manager’s obligations under Section 5.01 hereof. The cost of such items shall be paid from the applicable Reserve and not from Gross Revenues of a Hotel.

B.                Manager has established for each Hotel, and currently holds funds in, an interest bearing escrow reserve account (each, a “Reserve” and collectively, the “Reserves”), which Reserves shall not be comingled with any other funds except for the Reserves of other Portfolio Properties, in a bank or similar institution designated by Manager and reasonably acceptable to Tenant and Landlord, to cover the cost of:

1.                  Replacements, renewals and additions related to the FF&E at each Hotel; and

2.                  Subject to Section 5.02 hereof, routine or non-major repairs, renovations, renewals, additions, alterations, improvements or replacements and maintenance to each Hotel which are normally capitalized (as opposed to expensed) under GAAP, such as exterior and interior repainting; resurfacing building walls, floors, roofs and parking areas; and replacing folding walls and the like (but which are not major repairs, alterations, improvements, renewals, replacements, or additions to each Hotel’s structure, roof, or exterior façade, or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems); and

3.                  Major repairs, renovations, additions, alterations, improvements, renewals or replacements to each Hotel including, without limitation, with respect to its structure, roof, or exterior façade, and to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems; and

4.                  All lease payments for equipment and other personal property reasonably necessary for the operation of each Hotel; and

C.                 Manager shall transfer into the Reserve for each Hotel the amounts as provided on the applicable Addendum. Transfers into each Reserve shall be made at the time of each interim accounting described in Section 4.01.A hereof. All amounts transferred to each Reserve shall be deducted from Gross Revenues in determining Operating Profit for the applicable Hotel and shall be deposited in the Reserve account described in Section 5.03.B.

D.                Manager shall from time to time, with respect to each Hotel, make expenditures for the items described in Sections 5.03.B(1), (2), (3), and (4), as it deems necessary without the approval of Landlord or Tenant. At the end of each Fiscal Year, any amounts remaining in the Reserve for a Hotel shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of a Hotel shall be added to the Reserve for such Hotel, and shall not be included in Gross Revenue for such Hotel. The Reserves will be kept in interest-bearing accounts, and any interest which accrues thereon shall be retained in such Reserve. Neither (1) proceeds from the disposition of FF&E, nor (2) interest which accrues on amounts held in the Reserves, shall (a) result in any reduction in the required contributions to the Reserves set forth in Section 5.03.C above, nor (b) be included in Gross Revenues.

5.04          Reserve Estimates. Manager shall prepare and deliver to Tenant and Landlord for their review, at the same time the Annual Operating Projection is submitted, an estimate for each Hotel (each, a “Reserve Estimate”) of the Reserve expenditures necessary during the forthcoming Fiscal Year for (1) replacements, renewals, and additions to the FF&E of such Hotel and (2) repairs, renovations, additions, alterations, improvements, renewals or replacements to such Hotel of the nature described in Section 5.03.B, for the forthcoming Fiscal Year. Manager agrees to take reasonable steps to ensure that, at Tenant’s or Landlord’s request, qualified personnel from Manager’s staff are available to explain each proposed Reserve Estimate with respect to expenditures described in Section 5.03.B(3). A meeting (or meetings) for such purpose shall be held, at Tenant’s or Landlord’s request, within a reasonable period of time after the submission to Tenant or Landlord of the applicable Reserve Estimate. Any disputes as to items in each Reserve Estimate for expenditures described in Section 5.03.B(3) shall be resolved as set forth in Sections 5.07.C and 5.07.D hereof. Such expenditures shall be funded from the applicable Reserve to the extent funds are available therefor or from funds provided under Section 5.07 hereof.

5.05          Additional Requirements for Reserves.

A.                All expenditures from the Reserves shall be (as to both the amount of each such expenditure and the timing thereof) both reasonable and necessary given the objective that the Hotels will be maintained and operated to a standard comparable to competitive properties and in accordance with the System Standards.

B.                 Manager shall provide to Tenant and Landlord within forty (40) Business Days after the end of each Accounting Period, a statement setting forth, on a line item basis, Reserve expenditures made to date and any variances or anticipated variances and/or amendments from the applicable Reserve Estimate.

C.                 Notwithstanding anything contained herein to the contrary, it is understood and agreed that so long as the Pooling Agreement is applicable to the Hotels, the Reserves pursuant to this Agreement and the Other Management Agreements to which the Pooling Agreement is then applicable shall be maintained and used on a pooled basis such that all Reserve funds shall be deposited in a single account and Manager and the managers under the Other Management Agreements may apply any funds therein to any of the Portfolio Properties in accordance with the terms of this Agreement, the Other Management Agreements, and the Pooling Agreement.

D.                Other than Tenant’s or Manager’s personal property, all materials which are scrapped or removed in connection with the making of any major or non-major repairs, renovation, additions, alterations, improvements, removals or replacements as described in Section 5.03.B above, or Section 5.08 below should be disposed of by Manager and the net proceeds thereof shall be deposited in the applicable Reserve and not included in Gross Revenue.

5.06          Ownership of Replacements. All repairs, renovations, additions, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the Reserves, shall, except as otherwise provided in this Agreement, be the property of Tenant or Landlord, as applicable, as provided under the Lease.

5.07          Obligation to Provide Additional Reserve Funds.

A.                Notwithstanding anything contained herein to the contrary, no expenditures in excess of the applicable Reserves shall be made without the approval of Tenant during the last two (2) years of a Lease Term (unless Tenant has exercised its rights for a renewal term under the Lease) except those required by reason of or under any Insurance Requirement or Legal Requirement, or otherwise required for the continued safe and orderly operation of each Hotel.

B.                 If, at any time, the funds in any Reserve shall be insufficient or are reasonably projected to be insufficient for necessary and permitted expenditures thereof, Manager shall give Landlord and Tenant written notice thereof, which notice shall set forth, in reasonable detail, the nature of the required or permitted action, the estimated cost thereof (including the amount which is in excess of the amount of funds in such Reserve) and such other information with respect thereto as Landlord or Tenant may reasonably require, and the following shall apply: Provided that (1) there then exists no Manager Default that has a material adverse effect on Tenant and which arises from acts or failures to act by Manager with respect to such Hotel, and (2) Manager shall comply with the provisions of Section 5.08 hereof, if applicable, Tenant shall, within thirty (30) Business Days after such notice, or such later date as Manager may direct by reasonable prior notice, disburse (or cause Landlord to disburse) such required funds to Manager for deposit into the Reserves as one or more lump sum contributions, in which event Tenant’s Priority with respect to such Hotel shall be adjusted as provided for herein in the definition of Tenant’s Priority and the Addendum for such Hotel shall be revised in accordance therewith.

C.                 If Landlord or Tenant disputes Manager’s request for a lump sum contribution to a Reserve, Manager shall attempt to resolve such dispute through negotiation. If after one meeting (or conference call) of direct negotiations between Manager and Landlord or Tenant, as applicable, any party determines that open issues cannot be resolved within sixty (60) days, such matters shall be settled by the Expert in accordance with Section 11.23.B. Tenant and Landlord shall, to the extent possible, identify items in dispute on a line by line basis.

D.                A failure or refusal by Landlord or Tenant to provide the additional funds required in accordance with Section 5.07.B above within the time period set forth in Section 5.07.B (including after any Expert resolution pursuant to Section 11.23.B, if applicable) shall entitle Manager, at its option, to notify Landlord and Tenant in writing that Manager may terminate this Agreement with respect to the applicable Hotel. If Tenant does not deposit in such Reserve the additional funds required in accordance with Section 5.07.B within thirty (30) days after receipt of such notice of intent to terminate, Manager may, in its sole and absolute discretion, (i) elect to terminate this Agreement with respect to the applicable Hotel by written notice to Tenant and this Agreement shall terminate with respect to such Hotel as of the date that is one hundred eighty (180) days after the date of Tenant’s receipt of Manager’s termination notice, and which Termination shall otherwise be in accordance with the provisions of Section 11.11 hereof (an “FF&E Termination”), or (ii) exercise any remedy available at law or in equity (except as specifically limited herein). If Manager elects to effect an FF&E Termination, then, at Manager’s election and direction, Tenant shall enter into a franchise agreement with Marriott for such applicable Hotel (such an event, a “Franchise Conversion”), and Tenant shall satisfy the requirements set forth on Exhibit C. Notwithstanding the foregoing, Manager may advance the needed Reserve funds if (1) such funds are required in order for the Hotel to comply with System Standards related to the health or safety of persons or property on or about such Hotel; (2) such funds are required by reason of or under any Insurance Requirement or Legal Requirement, or otherwise required for the continued safe and orderly operation of such Hotel; (3) there is an emergency threatening such Hotel or the life or property of such Hotel’s guests; or (4) the failure to take remedial action may subject Manager, Landlord, Tenant, their Affiliates or any of their respective directors, managers, officers or employees to civil or criminal liability (other than de minimis civil fines or fees) (in each case, the “Emergency Funding”). Tenant agrees and authorizes Manager to reimburse Manager for such Emergency Funding from future Reserves of such Hotel, unless Manager elects to treat such Emergency Funding as an Additional Manager Advance with respect to the Hotel.

5.08          Additional Requirements Relating to Certain Capital Improvements.

A.                Prior to commencing construction of any additions or modifications to any structural element of any Hotel, the cost of which is reasonably estimated to exceed $300,000, as adjusted as provided below (other than Renovations made pursuant to the Renovation-Related Agreements) (a “Capital Addition”) (other than any Capital Addition which is reasonably required to be made immediately in order to prevent imminent damage or danger to person or property or to subject Manager, Tenant or Landlord to criminal liability), Manager shall submit, to Tenant and Landlord in writing, a proposal setting forth, in reasonable detail, any such proposed improvement and cost estimate therefor and shall provide to Tenant and to Landlord such plans and specifications, and such permits, licenses, contracts and such other information concerning the same as Landlord or Tenant may reasonably request. Landlord and Tenant shall have twenty (20) Business Days to approve or disapprove all materials submitted to Landlord or Tenant, as the case may be, in connection with any such proposal. Failure of Landlord or Tenant to respond to Manager’s proposal within twenty (20) Business Days after receipt of all information and materials requested by Landlord or Tenant (if applicable) in connection with the proposed improvement shall be deemed to constitute approval of the same by the failing party.

B.                 In the event any dispute shall arise with respect to the withholding of any approval by either Landlord or Tenant, Manager shall meet with Landlord and Tenant to discuss the objections of Landlord or Tenant, and Manager, Landlord and Tenant shall attempt in good faith to resolve any disagreement relating to the proposal submitted by Manager. If after sixty (60) days such disagreement has not been resolved, any party may submit the issue to the Expert in accordance with Section 11.23.B. No Capital Addition shall be made which would tie-in or connect a Hotel with any other improvements on property adjacent to such Hotel (and not part of the Site) including, without limitation, tie-ins of buildings or other structures or utilities (other than connections to public utilities). Manager shall not finance the cost of any construction of such improvements by the granting of a lien on, or security interest in, such Hotel or Manager’s interest therein without the prior written consent of Landlord, which consent may be in Landlord’s sole discretion.

C.                 The $300,000 limit referred to above shall be increased from time to time to an amount equal to $300,000 multiplied by a fraction, the denominator of which shall be the Index for the nearest month prior to the Effective Date and the numerator of which shall be the Index for the nearest month for which the Index is available prior to the first day of the Accounting Period in which such determination is being made.

D.                Landlord and Tenant may not withhold their approval of any Capital Addition described in this Section 5.08 if (1) such Capital Addition is required in order for the Hotels to comply with System Standards; (2) such Capital Addition is required by reason of or under any Insurance Requirement or Legal Requirement, or otherwise required for the continued safe and orderly operation of each Hotel; (3) such Capital Addition is required by reason of an emergency threatening the Hotel or the life or property of Hotel guests; or (4) the failure to take remedial action may subject Manager, Landlord, Tenant, their Affiliates or any of their respective directors, managers, officers or employees to civil or criminal liability (other than de minimis civil fines or fees). If Manager takes such action, then it will promptly notify Tenant.

ARTICLE VI

INSURANCE, DAMAGE AND CONDEMNATION

6.01          Insurance. Tenant and Manager will comply with their respective obligations under the insurance provisions in Exhibit D. Tenant and Manager hereby agree that, as of the Effective Date, Manager will procure and maintain property insurance for the Hotels pursuant to Section 6.01.A of Exhibit D; provided; however, that Tenant may elect to procure and maintain such property insurance subject to and in accordance with the provisions of Section 6.01.A of Exhibit D.

6.02          Damage and Repair.

A.                If, during the Term with respect to any Hotel, such Hotel shall be totally or partially destroyed and the Hotel is thereby rendered Unsuitable for Its Permitted Use, (1) Manager may terminate this Agreement with respect to such Hotel by sixty (60) days’ written notice to Tenant and Landlord (which Termination shall not be deemed due to a Manager Default), or (2) if the Lease has been terminated as a result of such casualty, Tenant may terminate this Agreement with respect to such Hotel by written notice to Manager and Landlord, whereupon, this Agreement and the Lease, with respect to such Hotel, shall terminate and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.

B.            If, during the Term with respect to any Hotel, such Hotel is damaged or destroyed by fire, casualty or other cause but is not rendered Unsuitable for Its Permitted Use and the Lease is not terminated in accordance with its terms with respect to such Hotel, subject to Sections 6.02.C and 6.02.D below, and provided there then exists no Manager Default which arises from acts or failures to act by Manager with respect to such Hotel, then Tenant shall forward to Manager the funds necessary to repair or replace the damaged or destroyed portion of the Hotel to the same condition as existed previously and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel.

C.           1.            If the cost of the repair or restoration of a Hotel is less than the sum of the deductible plus the amount of insurance proceeds received by Landlord or Tenant, Tenant shall be required to make available the funds necessary (minus the amount of such deductible) to cause such Hotel to be repaired and restored to the extent of such insurance proceeds. The amount of such deductible shall be funded first from the Reserve for the applicable Hotel, and to the extent such Reserve is insufficient therefor, the balance shall be funded by Tenant, and any such funding by Tenant shall result in an adjustment to Tenant’s Priority with respect to such Hotel as if Tenant had made a lump sum deposit into the Reserve for such Hotel, in the manner set forth in the definition of Tenant’s Priority, and the Addendum applicable to such Hotel shall be revised in accordance therewith.

               2.           If the cost of the repair or restoration of such Hotel exceeds the amount of insurance proceeds received by Landlord, plus the deductible amount, Manager shall give notice to Tenant and Landlord setting forth in reasonable detail the nature of such deficiency, and Tenant shall promptly thereafter advise Manager in writing whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that, if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by written notice to Tenant and Manager, given within sixty (60) days after Manager’s notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency. In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, (a) Manager may effect Termination of this Agreement with respect to such Hotel by written notice to Tenant and Landlord (which Termination shall not be deemed due to a Manager Default), or (b) if the Lease has been terminated with respect to such Hotel as a result of such casualty, Tenant may effect a Termination of this Agreement with respect to such Hotel by written notice to Manager and Landlord, whereupon, this Agreement shall terminate with respect to such Hotel as provided in Section 6.02.A.

D.            In the event Tenant is required to make available the funds necessary to restore a Hotel, Tenant shall promptly do so and such funds shall be used to perform the repair and restoration of such Hotel, so as to restore such Hotel in compliance with all Legal Requirements and so that such Hotel shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction and in compliance with System Standards. Manager shall, at Tenant’s request, provide general supervisory services with respect to completion of such work as part of the services provided hereunder in consideration of the management fees paid to Manager; however, Manager shall not be obligated to provide additional secure services unless Tenant and Manager enter into separate arrangements to provide such services and for stated additional consideration. Subject to the terms of the Lease, Landlord shall advance the insurance proceeds and any additional amounts payable by Landlord pursuant to this Section 6.02.D to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Landlord may, at its option, condition advancement of said insurance proceeds and other amounts on (i) the absence of an Event of Default (as defined in the Lease), (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required and (vii) such other certificates as Landlord may, from time to time, reasonably require.

E.            If this Agreement is not otherwise terminated with respect to a totally or partially destroyed Hotel as permitted herein, and Landlord and/or Tenant makes funds available to repair and restore any such Hotel, then, except for deductibles which are addressed in Section 6.02.C above, any reserves, losses, costs or expenses which are uninsured or are not otherwise self-insured because the same are not required to be insured or self-insured hereunder (as applicable, the “Uninsured Costs”), shall be accounted for in accordance with the following sentence. Effective as of the first day of the Accounting Period immediately following the completion of the repair or restoration of the Hotel (or, if the Hotel, or any portion thereof, was closed as a result of the damage or destruction, then as of the first day of the Accounting Period immediately following the date the Hotel, or such portion thereof, is reopened), the Tenant’s Priority with respect to such Hotel shall be the greater of (i) the Tenant’s Priority for such Hotel as of the day immediately preceding any such damage or destruction, or (ii) eight percent (8%) multiplied by the total cost (including any Uninsured Costs) to repair and restore the Hotel in accordance with the terms of this Agreement.

F.            All business interruption insurance proceeds shall be paid to Manager and included in Gross Revenues. Any casualty which does not result in a Termination of this Agreement with respect to the applicable Hotel shall not excuse the payment of sums due to Tenant hereunder with respect to such Hotel.

G.           Manager hereby waives any statutory rights of termination which may arise by reason of any damage to or destruction of any Hotel.

6.03         Damage Near End of Term. Notwithstanding any provisions of Section 6.01, Section 6.02 or Exhibit D hereof to the contrary, if damage to or destruction of any Hotel occurs during the last twelve (12) months of the Term (including any exercised Renewal Term) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is nine (9) months prior to the end of such Term (including any exercised Renewal Term), then the provisions of Section 6.02.A shall apply as if such Hotel had been totally or partially destroyed and such Hotel operated thereon rendered Unsuitable for Its Permitted Use.

6.04         Condemnation. If either (i) the whole of a Hotel shall be taken by Condemnation, or (ii) a Condemnation of less than the whole of a Hotel renders such Hotel Unsuitable for Its Permitted Use, then this Agreement shall terminate and Tenant and Landlord shall seek the Award for their interests in such Hotel as provided in the Lease. In addition, Manager shall have the right to initiate such proceedings as it deems advisable to recover any damages to which Manager may be entitled; provided, however, that Manager shall be entitled to retain the award or compensation it may obtain through such proceedings which are conducted separately from those of Tenant and Landlord only if such award or compensation does not reduce the award or compensation otherwise available to Tenant and Landlord. For this purpose, any award or compensation received by any holder of a Mortgage on a Hotel shall be deemed to be an award of compensation received by Landlord.

6.05         Partial Condemnation. In the event of a Condemnation of less than the whole of a Hotel such that such Hotel is not rendered Unsuitable for Its Permitted Use, Manager shall, to the extent of the Award and any additional amounts disbursed by Tenant or Landlord as hereinafter provided, commence promptly and continue diligently to restore the untaken portion of such Hotel so that such Hotel shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Hotel located thereon existing immediately prior to such Condemnation, in full compliance with all Legal Requirements, subject to the provisions of this Section 6.05. Manager shall, at Tenant’s request, provide general supervisory services with respect to completion of such work as part of the services provided hereunder in consideration of the management fees paid to Manager, however, Manager shall not be obligated to provide additional services unless Tenant and Manager enter into separate arrangements to provide such services and for stated additional consideration. If the cost of the repair or restoration of the Hotel exceeds the amount of the Award, then Manager shall give Landlord and Tenant written notice thereof, which notice shall set forth in reasonable detail the nature of such deficiency, and Tenant shall promptly thereafter advise Manager in writing whether Tenant will pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by notice to Tenant and Manager given within sixty (60) days after Tenant’s notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency. In the event neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Manager or Tenant may terminate this Agreement with respect to such Hotel.

6.06         Disbursement of Award. Subject to the terms hereof, Tenant or Landlord, as applicable, shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with severance and other damages awarded for such Hotel and any deficiency Tenant or Landlord, as applicable, has agreed to disburse, to Manager regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (i) the absence of any Manager Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, and (vii) such other certificates as Landlord may, from time to time, reasonably require. Landlord’s and Tenant’s obligation under this Section 6.06 to disburse the Award and such other amounts shall be subject to (x) the collection thereof by Landlord and (y) the satisfaction of any applicable requirements of any Qualified Mortgage, and the release of such Award by the applicable Mortgagee. Tenant’s obligation to restore the applicable Hotel shall be subject to the release of the Award to Landlord by the applicable Mortgagee under a Qualified Mortgage.

6.07        Temporary Condemnation. In the event of any temporary Condemnation of a Hotel or Tenant’s interest therein, this Agreement shall continue in full force and effect. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Manager and shall constitute Gross Revenues. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore such Hotel to the condition that existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration. For purposes of this Section 6.07, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

6.08        Allocation of Award. Except as provided in Sections 6.06 and 6.07 and the second and third sentences of this Section 6.08, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant’s leasehold interest in a Hotel, loss of business, the taking of Tenant’s Personal Property, or Tenant’s removal and relocation expenses shall be the sole property of, and payable to, Tenant. Any portion of the Award made for the taking of Manager’s interest in a Hotel or Manager’s loss of business during the remainder of the Term hereof shall be the sole property of, and payable to, Manager, subject to the provisions of Section 6.04 hereof. In any Condemnation proceedings, Landlord, Tenant, and Manager shall each seek its own Award in conformity herewith, at its own expense.

6.09         Effect of Condemnation. Any condemnation which does not result in a Termination of this Agreement in accordance with its terms with respect to the applicable Hotel shall not excuse the payment of sums due to Tenant hereunder with respect to such Hotel and this Agreement shall remain in full force and effect.

ARTICLE VII

TAXES; OTHER CHARGES

7.01        Real Estate and Personal Property Taxes.

A.           Subject to Section 11.24 relating to permitted contests, Manager shall pay, from Gross Revenues for each Hotel, all Impositions with respect to such Hotel, before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord and Tenant copies of official receipts or other reasonably satisfactory proof evidencing such payments. Any such payments shall be a Deduction in determining Operating Profit for such Hotel. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Manager may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Manager shall, upon request, provide such data as is maintained by Manager with respect to any Hotel as may be necessary to prepare any required returns and reports by Landlord or Tenant.

Tenant shall give, and will use reasonable efforts to cause Landlord to give, copies of official tax bills and assessments which it may receive with respect to any Hotel and prompt notice to Tenant and Manager of all Impositions payable by Tenant under the Lease of which Tenant or Landlord, as the case may be, at any time has knowledge; provided, however, that Landlord’s or Tenant’s failure to give any such notice shall in no way diminish Manager’s obligation hereunder to pay such Impositions (except that Landlord or Tenant, as applicable, shall be responsible for any interest or penalties incurred as a result of Landlord’s or Tenant’s, as applicable, failure promptly to forward the same).

B.            The word “Impositions” as used in this Agreement shall include, but not be limited to, franchise taxes under the laws of the State(s) and gross receipt or general excise taxes or sales taxes payable on (i) Rent payable to Landlord, (ii) all sums payable to Tenant pursuant to this Agreement (or the Pooling Agreement with respect to Hotels to which the Pooling Agreement is applicable), and (iii) all sums payable to Manager pursuant to this Agreement as System Fees or Management Fees (or pursuant to the Pooling Agreement with respect to Hotels to which the Pooling Agreement is applicable), if any, but shall not include the following, all of which shall be paid from the applicable Reserve, and not from Gross Revenues:

1.           Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit a Hotel (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions; and

2.           “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and not as Deductions.

C.            Notwithstanding anything herein to the contrary, each of Tenant and Manager shall pay from its own funds (and not from Gross Revenues of any Hotel or any Reserve) any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Tenant or Manager, as applicable, or any income tax imposed (but not gross receipt or general excise taxes) on any income of Tenant or Manager (including distributions to Tenant pursuant to Article III hereof).

D.            Manager shall cause to be paid, with respect to each Hotel, when due, from Gross Revenues, as Deductions, for such Hotel, to the extent of the sufficiency of funds available therefore:

1.           Utility Charges — all charges for electricity, power, gas, oil, water and other utilities used in connection with each Hotel.

2.           Insurance Premiums — all premiums for the insurance coverage required to be maintained pursuant to Section 6.01 and Exhibit D hereof.

3.           Other Charges — all other amounts, liabilities and obligations arising in connection with the operation of each Hotel except those obligations expressly assumed by Landlord or Tenant pursuant to the provisions of this Agreement or any of the Incidental Documents or expressly stated not to be paid from Gross Revenues of a Hotel pursuant to this Agreement.

ARTICLE VIII

OWNERSHIP OF THE HOTELS

8.01        Ownership of the Hotels.

A.           Tenant hereby covenants that it will not hereafter impose or consent to the imposition of any liens, encumbrances or other charges, except as follows:

1.           easements or other encumbrances that do not adversely affect the operation of a Hotel by Manager and that are not prohibited pursuant to Section 8.04 of this Agreement;

2.           mortgages which constitute Qualified Mortgages and related security instruments;

3.           liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable; or

4.           equipment leases for office equipment, telephone, motor vehicles and other property approved by Manager.

B.            Subject to liens permitted by Section 8.01.A hereof and further subject to liens permitted to be placed by Landlord pursuant to the Owner Agreement, Tenant covenants that, so long as there then exists no Manager Default which arises from acts or failures to act by Manager with respect to each Hotel, Manager shall quietly hold, occupy and enjoy such Hotel throughout the Term hereof free from hindrance, ejection or molestation by Tenant or Landlord or other party claiming under, through or by right of Tenant or Landlord. Tenant agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation as set forth in the preceding sentence. Tenant will reasonably cooperate with Manager and its Affiliates in connection with Manager’s operation of the Hotels.

C.            Tenant will make all payments under any Mortgage by the due date from its own funds and not as Deductions. Manager has no responsibility for payment of debt service.

8.02         Requirements for Mortgages.

A.           Tenant and/or Landlord may encumber a Hotel individually, or with one or more other Portfolio Properties, with any Mortgage that meets all of the following requirements (each, a “Qualified Mortgage”):

1.           the proposed Mortgage is from an Institutional Lender and is on commercially reasonable terms;

2.           for Mortgages other than for the initial construction of a Hotel, the outstanding aggregate principal amount secured by all Mortgages, including the proposed Mortgage, is seventy percent (70%) or less of the fair market value of the Portfolio Properties subject to the proposed Mortgage measured as of the Finance Date;

3.           the ratio, as of the Finance Date, of (a) aggregate Operating Profit for the twelve (12) full Accounting Periods immediately before the Finance Date to (b) debt service for the same period for all Mortgages encumbering the Portfolio Properties that are subject to the proposed Mortgage, including the proposed Mortgage, equals or exceeds 1.4 to 1; and

4.           Mortgagee and Manager enter into an SNDA.

B.            Manager may provide information about a Hotel to any Mortgagee, or to any Affiliate of Manager that provides any financing in connection with such Hotel, that such Mortgagee or such Affiliate reasonably requests. Upon Manager’s request, Tenant will promptly provide drafts, and the executed term sheets and loan documents for all Mortgages encumbering the Hotels.

C.            If any action taken by a Mortgagee materially and adversely restricts Manager from operating a Hotel in accordance with the System Standards, then (i) such action will constitute a Tenant Default; and (ii) Manager may terminate this Agreement with respect to such Hotel upon at least sixty (60) days’ prior written notice to Tenant without affecting Manager’s other rights and remedies under this Agreement.

D.            If title to or possession of a Hotel is transferred by judicial or administrative process (for example, by Foreclosure or bankruptcy proceedings) to a Person that does not meet the requirements in Section 10.02.A, then Manager may terminate this Agreement with respect to such Hotel upon at least sixty (60) days’ prior written notice to Tenant without affecting Manager’s other rights and remedies under this Agreement.

8.03         Subordination and Non-Disturbance Agreement.

A.           Tenant will obtain from any Mortgagee that holds a Mortgage as of or after the Effective Date an agreement, reasonably satisfactory to Manager and recordable in the jurisdiction where each Hotel is located (the “SNDA”), which provides that:

1.           the right, title and interest of Manager in and to such Hotel under this Agreement will be subject and subordinate to the lien of the Mortgage;

2.           if there is a Foreclosure under the Mortgage, then Manager will not be named as a party in any Foreclosure, and so long as no Manager Event of Default (beyond the applicable notice and cure period, if any) has occurred thereunder which entitles Tenant to terminate this Agreement with respect to such Hotel, (a) this Agreement will not terminate by reason of such Foreclosure, (b) Mortgagee and any Subsequent Tenant will recognize the rights of Manager under this Agreement, and (c) Manager’s rights to operate such Hotel under this Agreement will not be disturbed; and

3.           if there is a Foreclosure under the Mortgage, then Manager will be obligated to each Subsequent Tenant to perform under the terms of this Agreement with the same force and effect as if the Subsequent Tenant were the Tenant, for as long as the Subsequent Tenant meets the requirements of Section 10.02.A.

B.            If the SNDA requires Manager to pay amounts otherwise due to Tenant under this Agreement directly to Mortgagee or its designee, rather than to Tenant, then Tenant hereby irrevocably consents to such payment.

C.            If Tenant does not obtain an SNDA for any Mortgage, then Manager may terminate this Agreement upon at least sixty (60) days’ prior written notice to Tenant without affecting Manager’s other rights and remedies under this Agreement.

8.04         No Covenants, Conditions or Restrictions.

A.           Tenant represents and warrants that, with respect to each Hotel and as of the Effective Date, there are not, and covenants that during the Term of this Agreement Tenant shall not enter into (unless Manager has given its prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed), any covenants, conditions or restrictions, including reciprocal easement agreements, common area assessments or cost-sharing arrangements (collectively referred to as “Future CC&Rs”) affecting any Site or Hotel that would (i) prohibit or limit Manager from operating such Hotel in accordance with System Standards, including related amenities of such Hotel; (ii) allow such Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of such Hotel; (iii) allow the Hotel facilities to be used for specified charges or rates that have not been approved by Manager; or (iv) subject the Hotel to exclusive arrangements regarding food and beverage operation, retail merchandise or any other operations or part of the Hotel. With respect to each Hotel, Manager hereby consents to (a) any easements, covenants, conditions or restrictions, including without limitation any reciprocal easement agreements or cost-sharing agreements, existing as of the date Landlord acquired title to such Hotel, and (b) any of the foregoing items with respect to such Hotel existing as of the Effective Date and of which Manager has knowledge (all of the foregoing, collectively, the “Existing CC&Rs”).

B.            All financial obligations imposed on Tenant or on a Hotel pursuant to any Future CC&Rs for which Manager’s consent is required under Section 8.04.A above shall be paid by Tenant from its own funds, and not from Gross Revenues of a Hotel or from the Reserve of a Hotel, unless Manager has given its prior written consent to such Future CC&Rs as required under Section 8.04.A.

C.           Manager shall manage, operate, maintain and repair each Hotel in compliance with all obligations imposed on Tenant, Landlord or such Hotel pursuant to any Existing CC&Rs or Future CC&Rs (unless Manager’s consent is required for such Future CC&Rs and Manager does not consent to such Future CC&Rs) to the extent such Existing CC&Rs and Future CC&Rs relate to the management, operation, maintenance and repair of such Hotel.

8.05         Liens; Credit. Manager and Tenant shall use commercially reasonable efforts to prevent any liens from being filed against any Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to such Hotels. Manager and Tenant shall cooperate, and Tenant shall cause the Landlord to cooperate, fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of a party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of a party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall any party borrow money in the name of, or pledge the credit of, any other party. Manager shall not allow any lien to exist with respect to its interest in this Agreement.

Subject to the right to contest matters set forth in Section 11.24 hereof and for encumbrances permitted under Section 8.01 hereof, Manager shall not, to the extent funds to pay the same are provided on a timely basis as required hereunder, directly or indirectly, create or allow to remain and shall promptly discharge any lien, encumbrance, attachment, title retention agreement or claim upon any Hotel, except (a) existing liens for those taxes of Landlord which Manager is not required to pay hereunder, (b) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Section 11.24, (c) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Section 11.24 and (d) any Mortgages or other liens which are the responsibility of Landlord.

ARTICLE IX

DEFAULTS

9.01         Manager Events of Default. Each of the following shall constitute a “Manager Event of Default” to the extent permitted by applicable law:

A.           The filing by Manager or Marriott of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Manager that it is unable to pay its debts as they become due, or the institution of any proceeding by Manager for its dissolution or termination. Upon the occurrence of any Manager Event of Default as described under this Section 9.01.A, said Manager Event of Default shall be deemed a “Manager Default” under this Agreement.

B.            The consent by Manager or Marriott to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Manager. Upon the occurrence of any Manager Event of Default as described under this Section 9.01.B, said Manager Event of Default shall be deemed a “Manager Default” under this Agreement.

C.            The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager or Marriott as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Manager’s or Marriott’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Manager Event of Default as described under this Section 9.01.C, said Manager Event of Default shall be deemed a “Manager Default” under this Agreement.

D.           The failure of Marriott or Manager or any Affiliate of either of them to make any payment required to be made by any of them in accordance with the terms of this Agreement, or any Incidental Document on or before the date due. Upon the occurrence of any Manager Event of Default as described under this Section 9.01.D, said Manager Event of Default shall be deemed a “Manager Default” under this Agreement if Marriott or Manager or such Affiliate fails to cure such Manager Event of Default (1) within any applicable notice and cure period, if any, provided in the document pursuant to which such payment is to be made, or (2) otherwise, eight (8) days after receipt of written notice from the other party to such document demanding such cure.

E.            The failure of Marriott or Manager or any Affiliate of either of them to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, or the occurrence of an “Event of Default” under any Incidental Document as a result of a material breach by Marriott or Manager or any such Affiliate thereunder, on or before the date required for the same. Upon the occurrence of any Manager Event of Default as described under this Section 9.01.E, said Manager Event of Default shall be deemed a “Manager Default” under this Agreement if Marriott or Manager or such Affiliate fails to cure such Manager Event of Default within thirty (30) days after receipt of written notice from Tenant demanding such cure, or, if the Manager Event of Default is susceptible of cure, but such cure cannot be accomplished within said thirty (30)-day period of time, if Marriott or Manager or such Affiliate fails to commence the cure of such Manager Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion.

F.            The failure of Manager to maintain insurance coverages required to be maintained by Manager under Article VI hereof (excluding insurance elected to be maintained by Tenant pursuant to Article VI hereof), and such failure shall constitute a Manager Default hereunder if it continues for eight (8) days after written notice thereof from Tenant (except that no notice shall be required if any such insurance coverage shall have lapsed).

G.            Any material representation or warranty made by Manager or any Affiliate in this Agreement or in any Incidental Document proves to have been false in any material respect on the date when made or deemed made, and the same shall constitute a Manager Default if Manager fails to cure or change the fact or event which caused such representation or warranty to have been false when made within fifteen (15) Business Days of receiving notice of such falseness from Tenant; provided, however, that if such default is susceptible of cure but such cure cannot reasonably be accomplished with the use of due diligence within such period of time and if, in addition, Manager commences to cure or cause to be cured such default within fifteen (15) Business Days after receiving notice thereof from Tenant and thereafter prosecutes the cure of such default with due diligence, such period of time shall be extended to such period of time as may be reasonably necessary to cure such default with due diligence.

H.           The occurrence of any other event described in this Agreement as a Manager Default, including without limitation, the events described in Section 3.02.C, or the occurrence of a Manager Default as described in the Pooling Agreement.

9.02         Remedies for Manager Defaults.

A.           In the event of a Manager Default that has a material adverse effect on Tenant, but subject in all events to Section 9.02.B below, Tenant shall have the right to: (1) terminate this Agreement with respect to the applicable Hotel under which such Manager Default arose by written notice to Manager, which Termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least sixty (60) days (or such longer period required by applicable Legal Requirements concerning the termination of Hotel employees) after the date of such notice; (2) institute forthwith any and all proceedings permitted by law or equity (provided they are not specifically barred under the terms of this Agreement), including, without limitation, actions for specific performance and/or damages; or (3) avail itself of the remedies described in Section 9.03. The parties agree that a Manager Default under Section 9.01.A, 9.01.B, 9.01.C, or 9.01.F will be deemed to have a material adverse effect on Tenant.

B.            Notwithstanding anything herein to the contrary, in the event of a Manager Default for which Tenant intends or desires to terminate this Agreement, Tenant shall have the right to do so provided that Tenant must simultaneously terminate this Agreement as to all Hotels which are at such time subject to this Agreement.

C.            Any payments received by Tenant under any of the provisions of this Agreement during the existence or continuance of a Manager Default (and any payment made to Tenant from others rather than Manager due to the existence of any Manager Default) shall be applied to Manager’s current and past due obligations under this Agreement in such order as Tenant may determine or as may be prescribed by applicable law.

9.03         Additional Remedies for Manager Defaults.

A.           Upon the occurrence of a Manager Default under the provisions of Section 9.01.D, the amount owed to Tenant or any Affiliate of Tenant pursuant thereto shall accrue interest, at an annual rate equal to the Overdue Rate, from and after the date on which such payment was originally due.

B.            The rights granted under this Article IX shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to Tenant (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity.

C.            At any time after the occurrence of a Manager Event of Default, Tenant shall have the right, but shall not be obligated, to cure a Life Safety Event occurring at a Hotel by performing necessary repairs and/or maintenance after first providing Manager with written notice of such Life Safety Event, and requesting that such Life Safety Event be cured by Manager within five (5) Business Days. If (1) a Life Safety Event remains uncured following the applicable notice period in the foregoing sentence or (2) such Life Safety Event is not curable within such notice period and Manager has failed to begin to cure such Life Safety Event within such notice period (or fails to diligently proceed to cure such Life Safety Event to completion after commencing to do so within such notice period), then Manager shall permit Landlord and/or Tenant, upon five (5) Business Days’ written notice to Manager, to enter upon the applicable Hotel solely for the purposes of effecting a cure for such Life Safety Event, provided (i) Landlord and/or Tenant, as applicable, act strictly in accordance with the terms of the Lease, this Agreement and applicable Legal Requirements, and (ii) Landlord and/or Tenant, as applicable, do not unreasonably interfere with the operation of such Hotel and use commercially reasonable efforts to ensure that any work performed at such Hotel is performed in such a manner that minimizes any disruption in the operations of such Hotel. All costs and expenses incurred by Tenant and/or Landlord in connection with any such cure of a Life Safety Event shall be paid from the Reserve. Tenant and/or Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Manager from any of its obligations under this Agreement.

9.04        Non-Recourse Provision. Notwithstanding anything herein to the contrary, but subject to the balance of this Section 9.04, Manager’s obligations pursuant to this Agreement and the Pooling Agreement are in all instances non-recourse to Manager, and in the event of any claim, suit or cause of action by Tenant against Manager pursuant to or in connection with this Agreement or the Pooling Agreement or the transactions contemplated by either of them, Tenant’s sole recourse against Manager shall be with respect to amounts held by Marriott or Manager for the account of Tenant pursuant to this Agreement or the Pooling Agreement, and to amounts available pursuant to the Marriott Guaranty Agreement and to amounts available pursuant to the Security Deposit Agreement, and Manager shall have no other liability beyond the extent thereof with respect to any such claim, suit or cause of action. Notwithstanding the foregoing, this Section 9.04 shall not be applicable with respect to (a) fraud committed by Manager, (b) misapplication or misappropriation of funds committed by Manager, (c) the willful misconduct of Manager, (d) the gross negligence of Manager, or (e) losses against which Manager has elected to self-insure pursuant to Section 6.01 and Exhibit D hereof. This Section 9.04 shall not be construed to limit any right of set-off to which Tenant may be entitled with respect to any amount to which Manager or any Affiliate may be entitled pursuant to this Agreement, any Other Management Agreement or the Pooling Agreement, and Tenant shall be entitled to set-off against amounts owed by Tenant to Manager hereunder amounts owed to Tenant under this Agreement or any Incidental Document, but excluding in any event System Fees due to Manager hereunder or under any Other Management Agreement and any fees due to Marriott pursuant to any Franchise Agreement.

9.05         Good Faith Dispute by Manager. If Manager shall in good faith dispute the occurrence of any Manager Default and Manager, before the expiration of the applicable cure period, shall give notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Manager Default shall be deemed to have occurred and Manager shall have no obligation with respect thereto until final adverse determination thereof; provided, however, that in the event that such dispute is ultimately determined against Manager, then Manager shall pay to Tenant interest on any disputed funds at the Overdue Rate, from the date demand for such funds was made by Tenant until paid. If Tenant and Manager shall fail, in good faith, to resolve any such dispute within ten (10) days after Manager’s notice of dispute, either may submit the matter for resolution by Arbitration. In the event that the determination in such Arbitration is that a Manager Default, in fact, exists, Manager shall have the applicable cure period from the date of such final determination to cure such Manager Default.

9.06          Tenant Events of Default. Each of the following shall constitute a “Tenant Event of Default” to the extent permitted by applicable law:

A.           The filing by Tenant or SVC of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Tenant that it is unable to pay its debts as they become due, or the institution of any proceeding by Tenant for its dissolution or termination. Upon the occurrence of any Tenant Event of Default as described under this Section 9.06.A, said Tenant Event of Default shall be deemed a “Tenant Default” under this Agreement.

B.            The consent by Tenant or SVC to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Tenant. Upon the occurrence of any Tenant Event of Default as described under this Section 9.06.B, said Tenant Event of Default shall be deemed a “Tenant Default” under this Agreement.

C.            The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Tenant or SVC as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Tenant’s or SVC’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Tenant Event of Default as described under this Section 9.06.C, said Tenant Event of Default shall be deemed a “Tenant Default” under this Agreement.

D.            The failure of Tenant to make any payment (or cause to be made any payment by any Affiliate of Tenant which is a party thereto) required to be made in accordance with the terms of this Agreement or any Incidental Document on or before the date due. Upon the occurrence of any Tenant Event of Default as described under this Section 9.06.D, said Tenant Event of Default shall be deemed a “Tenant Default” under this Agreement if Tenant fails to cure such Tenant Event of Default (1) within any applicable notice and cure period, if any, provided in the document pursuant to which such payment is to be made, or (2) otherwise, eight (8) days after receipt of written notice from the other party to such document demanding such cure.

E.            The failure of Tenant, SVC or Landlord to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement or any Incidental Document. Upon the occurrence of any Tenant Event of Default as described under this Section 9.06.E, said Tenant Event of Default shall be deemed a “Tenant Default” under this Agreement if Tenant fails to cure the Tenant Event of Default within thirty (30) days after receipt of written notice from Manager demanding such cure, or, if the Tenant Event of Default is susceptible of cure, but such cure cannot be accomplished within said thirty (30)-day period of time, if Tenant fails to commence the cure of such Tenant Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion.

F.            The failure of Tenant to maintain insurance coverages elected to be maintained by Tenant under Article VI hereof (excluding insurance maintained by Manager pursuant thereto), and such failure shall constitute a Tenant Default hereunder if it continues for eight (8) days after written notice thereof from Manager (except that no notice shall be required if any such insurance coverage shall have lapsed).

G.            Any material representation or warranty made by Tenant or any Affiliate in this Agreement or in any Incidental Document proves to have been false in any material respect on the date when made or deemed made, and the same shall constitute a Tenant Default if Tenant fails to cure or change the fact or event which caused such representation or warranty to have been false when made within fifteen (15) Business Days of receiving notice of such falseness from Manager; provided, however, that if such default is susceptible of cure but such cure cannot reasonably be accomplished with the use of due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) Business Days after receiving notice thereof from Manager and thereafter prosecutes the cure of such default with due diligence, such period of time shall be extended to such period of time as may be reasonably necessary to cure such default with due diligence.

H.            The occurrence of an event of default beyond any applicable notice and cure period under any obligation, agreement, instrument or document which is secured in whole or in part by Tenant’s or Landlord’s interest in any Hotel or should the holder of such security accelerate the indebtedness secured thereby or commence a foreclosure thereof. Upon the occurrence of any Tenant Event of Default as described under this Section 9.06.H, said Tenant Event of Default shall be deemed a “Tenant Default” under this Agreement.

9.07         Remedies for Tenant Defaults.

A.           In the event of a Tenant Default that has a material adverse effect on Manager or its Affiliates, Manager shall have the right to: (1) terminate this Agreement with respect to the applicable Hotel under which such Tenant Default arose as expressly provided in this Agreement; (2) terminate this Agreement as to all Hotels that are at such time subject to this Agreement by written notice to Tenant, which Termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least sixty (60) days (or such longer period required by applicable Legal Requirements concerning the termination of Hotel employees) after the date of such notice; and (3) institute forthwith any and all proceedings permitted by law or equity (provided they are not specifically barred under the terms of this Agreement), including, without limitation, actions for specific performance and/or damages. In the event of a Termination as described in this Section 9.07, Manager shall retain all of its rights under the Owner Agreement. The parties agree that a Tenant Default under Sections 9.06.A, 9.06.B, 9.06.C, 9.06.D and/or 9.06.F will (x) be deemed to have a material adverse effect on Manager or its Affiliates and (y) except as otherwise expressly set forth herein, shall be the only provisions for which a Tenant Default thereof shall give rise to Manager’s right to terminate this Agreement; provided, however, that a Tenant Default under Section 9.06.D will only be deemed to have a material adverse effect on Manager or its Affiliates to the extent that such Tenant Default arises from Tenant’s failure to make any payment (or cause to be made any payment by any Affiliate of Tenant which is party thereto) required to be made under any Renovation-Related Agreement, Tenant’s failure to provide sufficient Additional Working Capital in accordance with the provisions of Section 4.05.A hereof or Tenant’s failure to provide sufficient Reserve funds in accordance with the provisions of Sections 5.07.B and 5.07.D hereof. Notwithstanding the provisions of this Section 9.07.A, so long as a Hotel is subject to a Qualified Mortgage or owned by a Person who acquired such interest pursuant to a Qualified Mortgage (or a deed-in-lieu in connection therewith), Manager shall not exercise the termination right provided for in this Section 9.07.A if the Tenant Default described herein arises under Section 9.06.A, 9.06.B or 9.06.C and is also a default pursuant to the terms of such Qualified Mortgage so long as the mortgagee thereunder is diligently pursuing its remedies to cure the event or circumstance which created such Tenant Default as described in this Section 9.07.A and provides Manager with written notice of the same.

B.            Upon the occurrence of a Tenant Default which arises with respect to a violation by Tenant of Section 10.02 hereof with respect to a Sale of a Hotel in violation of such provision or by Landlord with respect to a violation of Sections 8 and 9 of the Owner Agreement or Section 8.01.A(2) with respect to the encumbering of a Hotel by Landlord or Tenant by a Mortgage which is not a Qualified Mortgage, or by Landlord with respect to a violation of Section 9 of the Owner Agreement, Manager shall have, in addition to all other rights and remedies provided for herein, the right to effect a Termination of this Agreement with respect to the applicable Hotel under which such Tenant Default arose. Notwithstanding the foregoing sentence, so long as a Hotel is subject to a Qualified Mortgage or owned by a Person who acquired such interest pursuant to a Qualified Mortgage (or a deed-in-lieu in connection therewith), Manager shall not exercise the termination right provided for in this Section 9.07.B if the Tenant Default described herein is also a default pursuant to the terms of such Qualified Mortgage so long as the mortgagee thereunder is diligently pursuing its remedies to cure the event or circumstance which created such Tenant Default as described in this Section 9.07.B and provides Manager with written notice of the same.

C.            Manager and/or any Affiliate shall be entitled, in case of any breach of the covenants of Section 11.11.M by Tenant or others claiming through it, to injunctive relief and to any other right or remedy available at law or in equity. The provisions of this Section 9.07.C shall survive any Termination.

D.            The rights granted under this Article IX shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to Manager or its Affiliates (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity.

E.             For the avoidance of doubt, nothing contained in this Agreement shall restrict or modify any of the rights or remedies to which Manager and/or its Affiliates are entitled under the applicable Renovation-Related Agreement(s) (including, without limitation, the right to terminate this Agreement with respect to the applicable Hotel pursuant to Section 2.06 of the applicable Renovation-Related Agreement(s)).

9.08         Good Faith Dispute by Tenant. If Tenant shall in good faith dispute the occurrence of any Tenant Default and Tenant, before the expiration of the applicable cure period, shall give notice thereof to Manager, setting forth, in reasonable detail, the basis therefor, no Tenant Default shall be deemed to have occurred and Tenant shall have no obligation with respect thereto until final adverse determination thereof; provided, however, that in the event that such dispute is ultimately determined against Tenant, then Tenant shall pay to Manager interest of any disputed funds at the Overdue Rate from the date demand for such funds was made by Manager until paid. If Manager and Tenant shall fail, in good faith, to resolve any such dispute within ten (10) days after Tenant’s notice of dispute, either may submit the matter for resolution by Arbitration. In the event that the determination in such Arbitration is that a Tenant Default, in fact, exists, Tenant shall have the applicable cure period from the date of such final determination to cure such Tenant Default.

9.09         Landlord Defaults. Each of the following shall constitute a “Landlord Default”: (1) the failure of Landlord to provide funds to any Reserve on or before the date such funds are required to be paid under Section 5.07.B hereof or under the Owner Agreement (after any Expert resolution pursuant to Section 11.23.B, if applicable), (2) the failure of Landlord to make insurance or condemnation proceeds available for repair, restoration or replacement required under the Owner Agreement, (3) the imposition by Landlord of a Mortgage against any Hotel which is not a Qualified Mortgage, (4) the permitting by Landlord of a lien on Landlord’s interest in any Hotel in violation of the terms hereof or of the Owner Agreement, or (5) a Landlord Sale of a Hotel occurs in violation of the Owner Agreement.

If a Landlord Default occurs, Tenant shall have no remedies under this Agreement with respect to such Landlord Default, but reserves its rights and remedies under the Lease. Notwithstanding anything herein to the contrary, Manager shall be entitled to exercise any and all of the remedies of Manager with respect to a Landlord Default under the Owner Agreement.

9.10         Extraordinary Events. In all cases, if Tenant or Manager fails to comply with any term of this Agreement (other than an obligation of a monetary nature or as otherwise specifically provided herein), and the failure is caused in whole or in part by one or more Extraordinary Events, the failure will not be a default or Event of Default, and will be excused for as long as the failure is caused in whole or in part by such Extraordinary Event.

ARTICLE X

ASSIGNMENT AND SALE

10.01      Assignment.

A.           Except as provided in Sections 10.01.B and 10.01.C, Manager shall not assign mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement or any rights arising under this Agreement or suffer or permit such interests or rights to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Hotels by anyone other than Manager or Tenant. For purposes of this Section 10.01.A, an assignment of this Agreement shall be deemed to include the following (for purposes of this Section 10.01.A, a “Corporate Transfer”): any direct or indirect transfer of any interest in Manager such that Manager shall cease to be an Affiliate of Marriott or any transaction pursuant to which Manager is merged or consolidated with another entity which is not Marriott or an Affiliate of Marriott or pursuant to which all or substantially all of Manager’s assets are transferred to any other entity, but shall not include any involuntary liens or attachments contested by Manager in good faith in accordance with Section 11.24 of this Agreement.

B.            Notwithstanding the foregoing, if, after giving effect to a Corporate Transfer, Manager, or all or substantially all of Manager’s assets, would be owned or controlled by a Person who would, in connection therewith, acquire all or substantially all of the TownePlace Suites business of Marriott, provided that (1) such Person ratifies in writing the obligations of Manager pursuant to this Agreement, and (2) in Tenant’s reasonable determination, such Person and its controlling parties (a) shall have sufficient expertise and financial resources to carry on the such business consistent with historical practices, (b) shall not be known in the community as being of bad moral character, or have been convicted of a felony in any state or federal court, or be in control of or controlled by Persons who have been convicted of felonies in any state or federal court, (c) shall qualify as an “eligible independent contractor” under Section 856(d)(9) of the Code and (d) shall otherwise satisfy the requirements of Section 10.01.C hereunder, Tenant shall at Manager’s request, waive the restrictions set forth in this Section 10.01 with respect to such Corporate Transfer and no consent by Tenant shall be required with respect thereto. If Tenant fails to give notice of such waiver (or the withholding thereof) within twenty (20) Business Days after Manager’s written request therefor, such waiver shall be deemed given.

C.            Notwithstanding the terms of Section 10.01.A, Manager shall have the right, without Tenant’s consent, to (1) assign its interest in all or part of this Agreement or its obligations to perform services hereunder to Marriott or any Affiliate of Marriott, (2) sublease or grant concessions or licenses to shops or any other space at a Hotel so long as the terms of any such subleases or concessions do not exceed the Term of this Agreement, provided that (a) such subleases or concessions are for newsstand, gift shop, parking garage, health club, restaurant, bar or commissary purposes or similar concessions, (b) such subleases do not have a term in excess of the lesser of five (5) years and the remaining Term under this Agreement, (c) such subleases do not demise, (i) in the aggregate, in excess of three thousand (3,000) square feet of any Hotel, or (ii) for any single sublease, in excess of one thousand (1,000) square feet of any Hotel, (d) any such sublease, license or concession to an Affiliate of a Manager shall be on terms consistent with those that would be reached through arms-length negotiation, (e) for so long as Landlord or any Affiliate of Landlord shall seek to qualify as a real estate investment trust, anything contained in this Agreement to the contrary notwithstanding, Manager shall not sublet or otherwise enter into any agreement with respect to a Hotel on any basis such that the rental or other fees to be paid by any sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of such sublessee, or (ii) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended, or any similar or successor provision thereto, and (f) such subleases or concessions will not violate or affect any Legal Requirement or Insurance Requirement, and Manager shall obtain or cause the subtenant to obtain such additional insurance coverage applicable to the activities to be conducted in such subleased space as Landlord and any Mortgagee under a Qualified Mortgage may reasonably require, (3) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of Manager or Marriott, and (4) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the System assets (including associated management agreements) owned by Manager, Marriott or any Affiliate of Manager or Marriott.

D.            Tenant shall not assign or transfer its interest in this Agreement without the prior written consent of Manager; provided, however, that Tenant shall have the right, without such consent to (1) assign its interest in this Agreement in connection with a Sale of a Hotel which complies with the provisions of Section 10.02 of this Agreement, (2) assign its interest hereunder to Landlord or an Affiliate of Landlord under the terms of the Lease or the Owner Agreement, (3) assign its interest hereunder to Manager or an Affiliate of Manager, and (4) assign its interest hereunder to an Affiliate of Tenant in a corporate restructuring of Tenant or any of its Affiliates, provided such assignment complies with the provisions of Section 10.02 of this Agreement.

E.            In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by Tenant of its interest in this Agreement approved or permitted pursuant to the terms hereof shall relieve Tenant from its obligations under this Agreement with respect to the Hotel to which such assignment pertains arising from and after the effective date of such assignment. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement with respect to the Hotel to which such assignment pertains unless such assignment occurs in the context of a sale of all or substantially all of the TownePlace Suites business of Marriott and its Affiliates and which is otherwise permitted or approved, if required, pursuant to this Agreement, in which event Manager shall be so relieved from such obligations arising from and after the effective date of such assignment.

10.02      Sale of the Hotel.

A.           Tenant may enter into a Sale of a Hotel to any Person which (1) is an Affiliate of Tenant, and (2) who assumes Tenant’s obligations with respect to such Hotel under this Agreement, the Owner Agreement (to the extent applicable to the Hotel being sold) and, to the extent applicable with respect to the “deconsolidation” provisions thereof, the Pooling Agreement (or ratifies each of such obligations if such Sale of a Hotel is pursuant to a transfer of a Controlling Interest in Tenant). Tenant shall not enter into any Sale of a Hotel to any Person (or any Affiliate of any Person) who (a) does not have sufficient financial resources and liquidity to fulfill Tenant’s obligations with respect to such Hotel under this Agreement, the Owner Agreement (to the extent applicable to the Hotel) and, to the extent applicable as set forth in the preceding sentence, the Pooling Agreement; (b) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by Persons who have been convicted of felonies in any state or federal court; (c) is engaged in the business of operating (as distinguished from owning) at least five (5) hotels or other lodging facilities in competition with Manager, Marriott or any Affiliate of either; (d) fails to expressly assume in writing the obligations of Tenant hereunder and under the Owner Agreement (to the extent applicable to the Hotel); or (e) is, or has an Affiliate that is, a Specially Designated National or Blocked Person.

B.            Tenant shall provide written notice of any proposed Sale of a Hotel and shall provide to Manager such information concerning the proposed transferee’s financial condition, ownership and business interests and as may be reasonably necessary or appropriate in order for Manager to determine if such transfer is consistent with the above provisions.

C.            In connection with any Sale of a Hotel, Manager and the purchaser or its tenant shall enter into a new management agreement with Manager, which new management agreement will be on all of the terms and conditions of this Agreement (with revisions as reasonably required to account for the fact that such management agreement may be applicable to less than all of the Hotels subject to this Agreement) except that the Initial Term and Renewal Term(s) of any such new management agreement shall consist only of the balance of the Initial Term and Renewal Term(s) remaining under this Agreement at the time of execution of such new management agreement. Such new management agreement shall be executed by Manager and such new tenant at the time of closing of a Sale of the Hotel, and a memorandum of such new management agreement shall be executed by the parties and recorded immediately following recording of the deed or memorandum of lease or assignment and prior to recordation of any other documents.

D.           Notwithstanding anything herein to the contrary, and in addition to the foregoing, a sale (or deemed sale) of an Exit Hotel may be consummated, in accordance with the terms and conditions of the Exit Hotel Agreement.

E.            Notwithstanding anything herein to the contrary, including the foregoing provisions of this Article X, other than in connection with the sale (or deemed sale) of an Exit Hotel pursuant to Section 10.02.D above, (a) no Sale of a Hotel by Tenant shall or can occur prior to the completion of the Renovations pursuant to the Renovation-Related Agreements, and (b) following the completion of the Renovations pursuant to the Renovation-Related Agreements, Tenant may consummate a Sale of a Hotel, at no cost to Manager or Marriott, provided that (i) the applicable Landlord or an Affiliate thereof or SVC shall continue to own such Hotel, (ii) the permitted purchaser must meet and comply with the requirements of this Section 10.02 and those set forth in the Lease, and (iii) the applicable Landlord, Tenant and the permitted purchaser shall execute and deliver such documents as Manager may reasonably require to reflect such assignment.

ARTICLE XI

MISCELLANEOUS

11.01      Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term (including any extensions thereof), the full right to enter into this Agreement and perform its obligations hereunder.

11.02      Actions by Manager. Manager covenants and agrees that it shall not take any action which would be binding upon Tenant or Landlord except to the extent it is permitted to do so pursuant to the terms of this Agreement.

11.03      Relationship. In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, Tenant. Tenant and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, Expert resolution pursuant to Section 11.23.B, arbitration or other legal proceedings involving Tenant and Manager. Nothing contained herein is intended to, nor shall be construed as, creating any landlord-tenant relationship between Manager and Tenant or between Manager and Landlord. Each of Manager and Tenant shall prepare and shall cause their Affiliates to prepare their financial statements and tax returns consistent with the foregoing characterization.

11.04      Applicable Law. This Agreement shall be construed under and shall be governed by the laws of the State of Maryland, without regard to its “choice of law” rules. The provisions of this Section 11.04 survive any Termination.

11.05      Recordation. The terms and provisions of this Agreement shall run with the parcels of land designated as the Sites, and with Tenant’s interest therein, and shall be binding upon all successors to such interest. The parties shall execute simultaneously with this Agreement sufficient copies of a “Memorandum of Management Agreement” in recordable form satisfactory to both parties, which Memorandum of Management Agreement shall, if legally permitted, be recorded or registered (or such other steps shall be taken by the parties as are necessary, to the extent legally permitted, to give official notice to all third parties that this Agreement binds the Hotels) promptly following the Effective Date of this Agreement in each jurisdiction in which a Hotel is located. Any cost of such recordation shall be paid by Manager. Following any Termination, Manager and Tenant shall execute a “Memorandum of Termination of Management Agreement” or other similar document, which document shall be in a recordable form reasonably agreed upon by both parties.

11.06      Headings; Section References. The headings of Sections herein are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereto. All references to Articles, Sections, paragraphs, clauses, exhibits, or addenda shall refer to the corresponding Article, Section, paragraph, clause of, or exhibit or addendum attached to, this Agreement unless otherwise specified.

11.07      Notices. Subject to the provisions of this Section 11.07, notices and other communications under this Agreement must be (i) in writing; (ii) delivered by hand against receipt, by certified or registered mail, postage prepaid, return receipt requested or by a nationally recognized overnight delivery service; and (iii) addressed as provided below or at any other address in the United States designated in writing by the party receiving the notice. Any notice will be deemed received when delivery is received or refused at the address provided below or at the other address designated in writing.

To Tenant:                         HPT TRS MRP, Inc.
c/o Service Properties Trust
Two Newton Place
255 Washington St
Newton, MA 02458
Attn: President
Phone: (617) 964-8389

To Manager:                      TownePlace Management, LLC
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Law Department 52/923 - Hotel Operations
Phone: (301) 380-9555

with a copy to:                   TownePlace Management, LLC
c/o Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Senior Vice President, Finance & Accounting

              Dept. 51/918.04
Phone: (301) 380-6577

Notwithstanding the foregoing, Manager and/or any of its Affiliates may provide Tenant and/or Landlord (as applicable) with electronic delivery of the reports and other documents required to be provided by Manager and/or its Affiliates under this Agreement, which reports and other documents shall be in a format reasonably agreed upon by Manager and Tenant. Manager, Tenant and Landlord will reasonably cooperate with one another to adapt to new technologies that may be available for the transmission of such reports or such other documents.

11.08      Environmental Matters.

A.           Subject to Section 11.08.D hereof and the sufficiency of funds in each applicable Reserve, during the Term or at any other time while Manager is in possession of the Hotels, (1) Manager shall not store, spill upon, dispose of or transfer to or from any Hotel any Hazardous Substance, except in compliance with all Legal Requirements, (2) Manager shall maintain the Hotels at all times free of any Hazardous Substance (except in compliance with all Legal Requirements), and (3) Manager (a) upon receipt of notice or knowledge shall promptly notify Landlord and Tenant in writing of any material change in the nature or extent of Hazardous Substances at any Hotel, (b) shall file and transmit to Landlord and Tenant a copy of any Community Right to Know report which is required to be filed by Manager with respect to any Hotel pursuant to SARA Title III or any other Legal Requirements, (c) shall transmit to Landlord and Tenant copies of any citations, orders, notices or other governmental communications received by Manager with respect thereto (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Legal Requirement and/or presents a material risk of any material cost, expense, loss or damage (an “Environmental Obligation”), (d) shall observe and comply with all Legal Requirements relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof, and (e) shall pay or otherwise dispose of any fine, charge or Imposition related thereto, unless Tenant or Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of any Hotel is not materially and adversely affected thereby.

B.            Subject to Sections 11.08.C and 11.08.D below and the sufficiency of funds in each applicable Reserve, in the event of the discovery of Hazardous Substances other than those maintained in accordance with Legal Requirements on any portion of any Site or in any Hotel during the Term of this Agreement, Manager shall promptly (i) clean up and remove from and about such Hotel all Hazardous Substances thereon, (ii) contain and prevent any further release or threat of release of Hazardous Substances on or about such Hotel, (iii) use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about such Hotel, and (iv) otherwise effect a remediation of the problem in accordance with (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; (2) the regulations promulgated thereunder, from time to time; (3) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Substances; and (4) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”).

C.            The actual costs incurred or the estimated costs to be incurred with respect to any costs that have been or are to be incurred under Section 11.08.B above are herein collectively referred to as, the “Environmental Costs.” Any costs incurred by Tenant with respect to any judgment or settlement approved by Manager (such approval shall not be unreasonably withheld, conditioned or delayed with respect to any third party claims including, without limitation, claims by Landlord arising under the Lease), including reasonable attorney fees incurred with respect to such claims, as a result of release or threat of release of Hazardous Substances on or about any of the Hotels are herein referred to as the “Other Environmental Costs.” The Environmental Costs and the Other Environmental Costs are collectively referred to herein as the “Section 11.08 Costs.”

D.           All Section 11.08 Costs with respect to each Hotel shall be paid from the applicable Reserve for such Hotel; provided, however, that, if the presence of any Hazardous Substances on or at such Hotel or the violation of any Environmental Law in the course of operating such Hotel is caused by (i) Manager’s willful misconduct, or (ii) the gross negligence of a member of the Hotel’s executive committee or a Marriott executive more senior than a member of the Hotel’s executive committee, then such Section 11.08 Costs shall be paid by Manager at its sole cost and expense and not as a Deduction, and Manager shall indemnify Tenant for any loss, cost, claim or expense (including reasonable attorneys’ fees) incurred by Tenant in connection therewith, except in all cases, to the extent that such loss, cost, claim or expense is caused, in whole or in part, by Landlord or Tenant.

11.09      Confidentiality.

A.           The terms of this Agreement are confidential and Tenant and Manager will each use reasonable efforts to prevent disclosure of the terms to any Person not related to either party without the prior approval of the other party, except (i) as required by Legal Requirements (including, without limitation, the rules and regulations promulgated by the SEC or any stock exchange applicable to Tenant or its Affiliates with respect to any report, prospectus or other filing made by Tenant or its Affiliates with the SEC or any such stock exchange); (ii) as may be necessary in any Dispute; (iii) to the extent necessary to obtain licenses, permits and other public approvals; (iv) for disclosure by Manager or its Affiliates in connection with any claim or assertion related to the MI Trademarks; (v) in connection with a Transfer or a financing of Tenant, its Affiliates or their corporate assets; (vi) in connection with a financing or sale of Manager, its Affiliates or their corporate assets; (vii) for disclosure by Manager or its Affiliates of information customarily provided in the hotel industry to data gathering and reporting services; (viii) as provided in Section 11.12; or (ix) to any professional providing Tenant or Manager (or its Affiliates) with legal, accounting or tax advice, provided that such professional is aware of the confidentiality provision in this Section 11.09 and agrees in writing to be bound thereby. The provisions of this Section 11.09 survive any Termination.

B.            No reference to Manager or to any Affiliate will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by Tenant or an Affiliate, which is designated to interest potential investors in a Hotel, unless Manager has previously received a copy of all such references. However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager nor any Affiliate will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Unless Manager agrees in advance, the Prospectus will not include any MI Trademark or other trademarks, symbols, logos or designs of Manager or any Affiliates. Tenant shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein, and this obligation of Tenant shall survive any Termination of this Agreement.

11.10      Projections. Tenant acknowledges that any written or oral projections, pro formas, or other similar information that has been, prior to execution of this Agreement, or will, during the Term of this Agreement, be provided by Manager, Marriott, or any Affiliate to Tenant is for information purposes only and that Manager, Marriott, and any such Affiliate do not guarantee that the Hotels will achieve the results set forth in any such projections, pro formas, or other similar information. Any such projections, pro formas, or other similar information are based on assumptions and estimates, and unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information. Therefore, the actual results achieved by the Hotels are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

11.11      Actions to be Taken Upon Termination. Upon a Termination of this Agreement with respect to any Hotel, the following shall be applicable:

A.           Manager shall, within ninety (90) days after Termination of this Agreement with respect to one or more Hotels, prepare and deliver to Tenant a final accounting statement with respect to the applicable Hotels, as more particularly described in Section 4.01 hereof, along with a statement of any sums due from Tenant to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Tenant of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. If any dispute shall arise with respect to the final accounting statement which cannot be resolved by the parties within the thirty (30)-day period provided for making any cash adjustments, it shall be settled by the Expert in accordance with Section 11.23.B; provided, however, that any cash adjustments relating to items which are not in dispute shall be made within the original thirty (30)-day period. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of a default by either party, in which case the defaulting party shall pay such cost. Manager and Tenant acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of the second (2nd) anniversary of the effective date of Termination.

B.            Manager shall release and transfer to Tenant, or cause Marriott under the Pooling Agreement to release and transfer to Tenant, any of Tenant’s funds which are held or controlled by Manager or Marriott with respect to the applicable Hotels, with the exception of funds of Tenant to be held in escrow pursuant to Section 6.01.B(2)(e) of Exhibit D and Section 11.11.I and otherwise in accordance herewith. All amounts in the applicable Reserves shall be applied to any amounts payable from such Reserves hereunder or under the Owner Agreement and the balance shall be paid to Landlord.

C.            Manager shall make available to Tenant such books and records respecting the applicable Hotels (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by Tenant to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the applicable Hotels for the year in which the Termination occurs and for any subsequent year.

D.           Manager shall (to the extent permitted by law) assign to Tenant or to the new manager all operating licenses and permits for the applicable Hotels which have been issued in Manager’s name (including liquor and restaurant licenses, if any).

E.            Manager shall have the option, to be exercised within thirty (30) days after Termination, to purchase, at their then-book value, any items of the applicable Hotels’ Inventories and Fixed Asset Supplies as may be marked with any MI Trademark. In the event Manager does not exercise such option, Tenant agrees that it will use any such items not so purchased exclusively in connection with the applicable Hotels until they are consumed.

F.            Manager shall, at Tenant’s sole cost and expense, use good faith commercially reasonable efforts to transfer to and cooperate with Tenant or Tenant’s designee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts entered into by Manager, including contracts with governmental or quasi-governmental entities, which Manager has entered into with respect to the use and operation of the applicable Hotels as then operated (and Tenant shall assume responsibility for all of the same), but excluding (i) all insurance contracts and multi-property contracts not limited in scope to the applicable Hotels or other Portfolio Properties (if applicable), (ii) all contracts and leases with Affiliates of Manager, (iii) utility deposits, and (iv) telephone numbers for the applicable Hotels (which telephone numbers Manager shall be required to convey to Tenant only if this Agreement is terminated as the result of a Manager Event of Default). Tenant shall indemnify and hold Manager harmless for all claims, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Tenant or Tenant’s designee under such contracts subsequent to the earlier of the date of Termination or the date of transfer thereof to Tenant or Tenant’s designee.

G.           Tenant shall have the right to operate the improvements on the applicable Sites without modifying the architectural design of the same, notwithstanding the fact that such design or certain features thereof may be proprietary to Manager and/or protected by trademarks or service marks held by Manager or an Affiliate, provided that such use shall be confined to the applicable Sites.

H.            Any computer software (including upgrades and replacements) at the applicable Hotels owned by Manager, Marriott, an Affiliate, or the licensor of any of them is proprietary to Manager, Marriott, such Affiliate, or the licensor of any of them and shall in all events remain the exclusive property of Manager, Marriott, the Affiliate or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Tenant the right to use any of such software. Subject to the terms and conditions of any applicable Franchise Agreement, Manager shall have the right to remove from the applicable Hotels without compensation to Tenant any computer software (including upgrades and replacements), including, without limitation, the System software, owned by Manager, Marriott, any Affiliate or the licensor of any of them. Furthermore, upon Termination, Manager shall be entitled to remove from the applicable Hotels without compensation to Tenant any computer equipment utilized as part of a Reservation System or owned by a party other than Tenant, unless a Franchise Agreement is in place and such equipment is to be provided pursuant to the Franchise Agreement.

I.             Before any Termination, Manager will set up a reserve to pay all costs that may accrue after Termination, but that relate to the operation of the Hotel before Termination, including costs relating to litigation and tax liabilities (including sales, use and occupancy taxes). Notwithstanding the foregoing, Tenant shall pay, at its own cost and expense, any and all costs and expenses incurred by Manager or its Affiliate in connection with the transfer or termination of Hotel employees (including, without limitation, severance pay, unemployment compensation, employment relocation, legal costs and other employee liability costs), and any such costs and expenses shall not be Deductions and shall be paid or reimbursed to Manager or its Affiliate within ten (10) Business Days after Manager’s or such Affiliate’s written request therefor. The reserve will be funded first, from Gross Revenues; second, if Gross Revenues are insufficient, then by Tenant within ten (10) days after receipt of Manager’s notice of the necessary amounts; and, third, if Tenant does not pay any of the above amounts within the ten (10)-day period, then by withdrawals by Manager from the applicable Hotel’s operating account(s), the Reserves, Working Capital funds or any other Tenant funds under Manager’s control. The reserve described in this Section 11.11.I is in addition to the reserve described in Section 6.01.B(2)(e) of Exhibit D. For the avoidance of doubt, for so long as the Pooling Agreement is in effect, any reserve funding under this Section 11.11.I that is made from Gross Revenues shall be accounted for on a pooled basis and treated as a Deduction.

J.             Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.05 and Section 6.01.B(2)(e) of Exhibit D.

K.            Manager shall peacefully vacate and surrender the applicable Hotels to Tenant.

L.            Tenant shall cause the successor operator of the Hotel to hire a sufficient number of existing Hotel employees to avoid the possibility of a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. or a similar occurrence under any other Legal Requirement, in connection with the Termination.

M.           All use of the MI Trademarks at or in connection with the Hotel will stop as of Termination. Tenant shall make arrangements to remove any signs and similar identification with a MI Trademark at least ten (10) days before Termination. If Tenant does not timely make such arrangements, then Manager and its Affiliates may cover or remove the signs and similar identification not more than two days before Termination at Tenant’s cost. Tenant shall remove all Inventories, Fixed Asset Supplies and other items with an MI Trademark, or remove the MI Trademarks from such Inventories, Fixed Asset Supplies or other items as of the Termination date. If Tenant does not timely remove these items, then Manager and its Affiliates may do so at Tenant’s cost. Tenant shall reimburse all costs incurred by Manager and its Affiliates for covering or removing any items bearing MI Trademarks within ten (10) days after notice from Manager. If Tenant fails to do so, then Manager may reimburse itself for these costs from the applicable Hotel’s operating account(s), the Reserves, Working Capital funds or any other Tenant funds under Manager’s control without affecting Manager’s other rights and remedies under this Agreement.

N.            Upon Termination, Tenant shall immediately stop processing and upon request of Manager, promptly return to Manager or securely destroy, any Personal Data processed in connection with this Agreement or as required by Legal Requirements. However, Manager will provide to Tenant (i) all Guest Personal Data in Manager’s control necessary for Tenant to process exiting booking for the time after Termination, and (ii) all Hotel Employee Personal Data in Manager’s control necessary for Tenant or a third-party manager to meet Legal Requirements as the employer of Hotel employees after Termination.

O.            Upon expiration of the entire Term of this Agreement in accordance with its terms (and not as a result of an Event of Default) and following the completion of the final accounting provided for in Section 11.11.A hereof and the distributions provided for thereunder, Tenant shall have no further liability for repayment of any accrued Management Fees or any Additional Manager Advances, Additional Marriott Advances and any other advances made by Marriott or Manager pursuant to this Agreement or the Pooling Agreement.

The provisions of this Section 11.11 shall survive any Termination.

11.12      Trademarks, Trade Names and Service Marks. The MI Trademarks, when used alone or in connection with another word or words, and the Marriott trademark, service marks, other trade names, symbols, logos and designs shall in all events remain the exclusive property of Marriott and its Affiliates (as applicable) and nothing contained in this Agreement shall confer on Tenant the right to use any of the MI Trademarks otherwise than in strict accordance with the terms of this Agreement. Nothing in this Agreement will be construed to grant Tenant any right of ownership in or right to use or license others to use the MI Trademarks. Except as otherwise expressly provided for in this Agreement, Tenant shall not use the MI Trademarks without Manager’s prior approval, which can be withheld in Manager’s sole discretion. Except as provided in Section 11.11.E, upon termination of this Agreement with respect to any Hotel, any use of or right to use any of the MI Trademarks by Tenant shall cease forthwith and Tenant shall promptly remove from such Hotel any signs or similar items which contain any of said MI Trademarks in accordance with this Agreement. The right to use the MI Trademarks belongs exclusively to Marriott and/or its Affiliates (as applicable), and the use thereof inures to the benefit of Marriott whether or not the same are registered and regardless of the source of the same. The provisions of this Section 11.12 shall survive any Termination.

11.13      Data Protection.

A.            Manager and its Affiliates will collect, use and disclose Guest Personal Data in the course of operating the Hotels. Tenant may use Guest Personal Data to comply with Legal Requirements applicable to Tenant. Tenant shall not have access to or use Guest Preferences.

B.            Tenant shall take such actions and execute such documents as requested by Manager or its Affiliates that are necessary for compliance with Legal Requirements applicable to Personal Data related to the Hotels, such as data transfer agreements.

C.            Tenant shall promptly inform Manager if Tenant: (i) discovers or reasonably suspects a Security Incident; (ii) has been contacted by any Person seeking to exercise any right under Legal Requirements pertaining to Personal Data; or (iii) has been contacted by a data protection authority about the processing of Personal Data (in which case Manager and any of its Affiliates may conduct the proceedings and Tenant shall reasonably cooperate with Manager and its Affiliates).

D.           The following provisions apply to Personal Data received by Tenant (to the extent Tenant acts as data controller) from Manager or its Affiliates that is subject to Privacy Shield:

1.           Tenant and any other Person acting under its authority will protect Privacy Shield Data at the same level of privacy protection as required by the Privacy Shield Principles and will collect, use and share Privacy Shield Data solely for the purposes consistent with this Agreement and any applicable notice to the relevant individual provided by Manager or its Affiliates.

2.           If Tenant no longer meets its obligation to provide the same level of protection as required by Privacy Shield, it will immediately (i) notify Manager; and (ii) in consultation with Manager, either cease all processing of Privacy Shield Data or take other reasonable and appropriate steps to remediate the issue.

3.           Tenant shall institute measures for reporting, investigating and remediating any Privacy Shield related complaints.

E.            The provisions of this Section 11.13 survive any Termination.

11.14      Waiver. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.15      Partial Invalidity. If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, or otherwise, this Agreement shall be construed as if such portion had not been so inserted except when such construction would operate as an undue hardship on Manager or Tenant or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

11.16      Survival. Except as otherwise specifically provided herein, the rights and obligations of the parties herein shall not survive any Termination.

11.17    Negotiation of Agreement. Tenant and Manager are business entities having substantial experience with the matters addressed in this Agreement. Tenant and Manager have each fully participated in the negotiation and drafting of this Agreement, and this Agreement is to be interpreted without regard to any rule or principle that may require ambiguities in a provision to be construed against the drafter of the provision. No inferences will be drawn from the fact that the final executed version of this Agreement differs from previous drafts.

11.18      Intentionally Deleted.

11.19      Entire Agreement; Recitals. Subject to Section 11.45, this Agreement and the Incidental Documents, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. The Recitals hereto are incorporated herein by reference and made a part hereof.

11.20      Affiliates. Manager shall be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotels; provided that the prices and/or terms for such goods and/or services are competitive. Additionally, Manager may contract for the purchase of goods and services for the Hotels with third parties that have other contractual relationships with Manager, Marriott and their Affiliates, so long as the prices and terms are competitive. In determining, pursuant to the foregoing, whether such prices and/or terms are competitive, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. Any dispute as to whether prices and/or terms are competitive in the market will be resolved by the Expert. The prices paid may include overhead and the allowance of a reasonable return to Manager’s Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate), provided that such prices are competitive as provided for herein. Tenant acknowledges and agrees that, with respect to any purchases of goods or services pursuant to this Section 11.20, and subject to the foregoing qualification that prices and/or terms are competitive, Manager’s Affiliates may retain for their own benefit any allowances, credits, rebates, commissions and discounts received with respect to any such purchases.

11.21      Competing Facilities. Neither this Agreement nor anything implied by the relationship between Manager and Tenant shall prohibit any of the Marriott Companies from constructing, operating, promoting, and/or authorizing others to construct, operate, or promote one or more Other Marriott Products, or any other lodging concepts, Vacation Club Products, residential units, restaurants, or other business operations of any type, at any location, including a location proximate to the Sites. Tenant acknowledges, accepts and agrees further that the Marriott Companies retain the right, from time to time, to construct or operate, or both, or promote or acquire, or authorize or otherwise license others to construct or operate, or both, or promote or acquire any hotels, lodging concepts or products, Vacation Club Products, restaurants or other business operations of any type whatsoever, including, but not by way of limitation, those listed above, at any location including one or more sites that may be adjacent, adjoining or proximate to the Sites, which business operations may be in direct competition with the Hotels and that any such exercise may adversely affect the operation of the Hotels.

11.22      Intentionally Deleted.

11.23      Dispute Resolution; Arbitration and Expert Resolution.

A.            Arbitration. Except with respect to those disputes, claims or controversies which pursuant to the terms of this Agreement are to be settled by an Expert pursuant to Section 11.23.B, all other disputes, claims or controversies between or among the parties hereto arising out of or relating to this Agreement or the transactions contemplated hereby, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement (each, a “Dispute” and collectively, the “Disputes”), or relating in any way to such a Dispute or Disputes, shall on demand of any party to such Dispute be resolved through binding and final Arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules then in effect (the “Rules”), except as modified herein. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another.

1.           Notwithstanding any provision of the Rules to the contrary, there shall be three (3) arbitrators, who shall be appointed as provided in this Section 11.23.A. Each party shall appoint one arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. Affiliate claimants on the one hand, or Affiliate respondents on the other hand, shall be treated as one party, respectively, for purposes of determining the number of arbitrators and the means by which they are selected. Pursuant to the Rules, the party-appointed arbitrators need not be impartial or independent and shall not be subject to disqualification for partiality or lack of independence. If the claimants or respondents, as the case may be, fail to appoint their respective party-appointed arbitrator within fifteen (15) days, the party which has selected an arbitrator shall request the AAA to provide a list of three (3) arbitrators from the National Roster (as defined in the Rules) (or from the Large, Complex Commercial Case Panel thereof, if the Procedures for Large, Complex Commercial Disputes apply to the dispute), each of whom shall be neutral, impartial and unaffiliated with any party and the party that failed to timely appoint an arbitrator shall have ten (10) days to select one (1) of the three (3) as the second arbitrator; if such party shall again fail to timely select an arbitrator, the AAA shall make the appointment. The two (2) arbitrators so appointed shall attempt to agree upon a third arbitrator, who shall chair the arbitration. Such chairperson as may be agreed to by the party-appointed arbitrators need not be selected from the National Roster, but must meet the standards of the Rules and shall be neutral, impartial and unaffiliated with any party. If the party-appointed arbitrators fail to agree upon a chairperson within fifteen (15) days of the appointment of the second arbitrator, the chairperson shall be selected from the National Roster (or, if the Procedures for Large, Complex Commercial Disputes apply to the dispute, from the Large, Complex Commercial Case Panel thereof) in the manner provided in the Rules and who shall be neutral, impartial and unaffiliated with any party.

2.           The place of Arbitration shall be Washington, D.C., unless otherwise agreed by the parties.

3.           Any document discovery otherwise permissible within the Rules shall be limited to the documents bearing directly on the parties’ claims and defenses or otherwise necessary to the determination of the matter. Unless the parties otherwise agree, no more than three (3) depositions of individuals affiliated with the claimant(s) or respondent(s), respectively, may be undertaken at the discretion of the chairperson in accordance with the Rules. The discretion and/or authority committed by the Rules to the “arbitrator” or “arbitrator(s)” shall be vested in the chairperson, who may act individually or in consultation with the party-appointed arbitrators at the chairperson’s discretion.

4.           Any question regarding the enforceability of this Section 11.23.A or the demand for arbitration shall be determined in accordance with the Federal Arbitration Act, 9 U.S.C. §1 et seq. and the body of law interpreting such Act. The Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

5.           Unless, and then only to the extent the arbitrators in the award assess costs and expenses or any part thereof against any specified party or parties (a) each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees); and (b) each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

6.           The Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Arbitration Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of Arbitration or with respect to any award made except for actions relating to enforcement of this Section 11.23.A to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

7.           Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset. The party against which the Arbitration Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Arbitration Award or such other date as the Arbitration Award may provide.

B.            Expert Resolution. Notwithstanding the terms and provisions of Section 11.23.A above, when this Agreement expressly calls for a matter or dispute to be decided or resolved by the Expert, the following terms apply:

1.           Tenant or Manager may by notice to the other request that a matter or dispute be submitted to the Expert in accordance with this Agreement. Tenant and Manager will each select an Expert within ten (10) days after the non-requesting party’s receipt of the notice. If Tenant or Manager fails to select an Expert within the ten (10)-day period above, the Expert selected by the other party will be the sole Expert. Within ten (10) days after the parties have each selected an Expert, the two (2) Experts will select a third Expert. If the two (2) Experts fail to select a third Expert, then the third Expert will be selected by JAMS (“JAMS”). If there is more than one (1) Expert, then the decision of the Expert will be made by a majority vote.

2.           An Expert must be an independent, nationally recognized consulting firm or individual with at least ten (10) years of experience in the lodging industry and must be qualified to resolve the issue in question. An individual or consulting firm cannot be an Expert if Tenant, Manager or their Affiliates have, directly or indirectly, employed or retained such individual or consulting firm within two (2) years before the date of selection. The engagement terms for the Expert will obligate the Expert to (i) notify Tenant and Manager in writing of the Expert’s decision within forty-five (45) days after the date on which the last Expert was selected, or such other period as Tenant and Manager may agree; and (ii) establish a timetable for making submissions and replies.

3.           Tenant and Manager may each make written submissions to the Expert and will provide a copy to the other party. The other party may comment on such submission within the time periods established under Section 11.23.B(2). Until an Expert decision is rendered, neither party may communicate with any Expert about the subject matter submitted for decision without disclosing the content of any such communication to the other party. The costs of the Expert and the proceedings will be paid as directed by the Expert, unless otherwise provided in this Agreement, and the Expert may direct that these costs be treated as Deductions.

4.           The Expert will decide the matter by applying the standards specified in the relevant provisions of this Agreement. If this Agreement does not contain a standard for the matter, then the Expert will apply the standards for upper-moderate-price-sector, select-service, extended stay hotels comparable to the Hotel in overall quality, and size and quality of guest rooms, facilities and amenities, considering the long term profitability of the Hotel and the operation of the Hotel in accordance with System Standards.

5.           The use of the Expert is the exclusive remedy and neither Tenant nor Manager may attempt to adjudicate the matter in any other manner or forum. The Expert’s decision will be final and binding on the parties and cannot be challenged, whether by arbitration, in court or otherwise.

6.           The provisions of this Section 11.23.B survive any Termination.

11.24      Permitted Contests. Manager shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to any Hotel, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) such contest shall not cause Landlord or Tenant to be in default under any Qualified Mortgage or reasonably be expected to result in a lien attaching to such Hotel, unless such lien is fully bonded or otherwise secured to the reasonable satisfaction of Landlord, (b) no part of a Hotel nor any Gross Revenues therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (c) Manager shall indemnify and hold harmless Tenant and Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Tenant or Landlord in connection therewith or as a result thereof. Tenant agrees to sign all required applications and otherwise cooperate with Manager in expediting the matter, provided that Tenant shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith), and any such costs or expenses incurred in connection therewith shall be paid as a Deduction with respect to the applicable Hotel. Landlord shall, in the Owner Agreement, agree to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) and Manager agrees by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord with respect to the same. Any amounts paid under any such indemnity of Manager to Tenant or Landlord shall be a Deduction with respect to such Hotel. Any refund of any Claims and such charges and penalties or interest thereon which amount shall be paid to Manager and included in Gross Revenues of such Hotel.

11.25      Indemnification. Subject to the provisions of Section 9.04 hereof, Manager shall protect, indemnify and hold harmless Tenant and Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Tenant or Landlord by reason of: (a) Manager’s failure to pay any Impositions that are the obligations of Manager to pay pursuant to the applicable provisions of this Agreement, and (b) infringement and other claims by third parties relating to the proprietary marks of Marriott or Manager with respect to any Hotel; provided, however, that Manager’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense to the extent the same arises from any negligence or willful misconduct of Tenant and/or Landlord, or their respective Affiliates, employees, agents or invitees. Manager, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Tenant or Landlord (and shall not be responsible for any duplicative attorneys’ fees incurred by Tenant or Landlord) or may compromise or otherwise dispose of the same, with Tenant’s or Landlord’s (as applicable) prior written consent (which consent may not be unreasonably withheld or delayed). In the event Tenant or Landlord shall unreasonably withhold or delay its consent, Manager shall not be liable pursuant to this Section 11.25 for any incremental increase in costs or expenses resulting therefrom. The obligations of Manager under this Section 11.25 are in addition to the obligations set forth in Section 11.08.D and shall survive a Termination of this Agreement. The indemnification provided for in this Section 11.25 shall not be applicable to Section 11.08 Costs, with respect to which a specific indemnity is provided in Section 11.08 hereof, to the extent addressed therein.

11.26      Estoppel Certificates. Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which the certifying party may have knowledge; (c) stating the date to which distributions of Operating Profit have been made; and (d) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid, including, without limitation its lenders and any prospective purchaser or mortgagee of any Hotel or the leasehold estate created by the Lease. The obligations set forth in this Section 11.26 shall survive any Termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

11.27      Intentionally Deleted.

11.28      Intentionally Deleted.

11.29      Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Tenant or Manager, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Tenant or Manager (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Tenant of any or all of such rights, powers and remedies.

11.30      Amendments and Modifications. This Agreement shall not be modified or amended except in writing signed by both parties.

11.31      Construction; Nonrecourse. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Manager or Tenant arising prior to any date of termination or expiration of this Agreement with respect to any Hotel shall survive such termination or expiration. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Agreement to be performed by Manager shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Manager or Tenant under this Agreement. Except as otherwise set forth in this Agreement, any obligations arising prior to the expiration or sooner termination of this Agreement of Manager (including without limitation, any monetary, repair and indemnification obligations) and Tenant shall survive the expiration or sooner termination of this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Tenant or its Affiliates or Manager or its Affiliates for the payment or performance of the obligations or liabilities of Tenant or Manager, as applicable, hereunder.

11.32      Counterparts; Headings. This Agreement may be executed in one or more counterparts (including by means of facsimile or via email in electronic or portable document format (.pdf) signature pages), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

11.33      No Political Contributions. Notwithstanding any provision in this Agreement to the contrary, no money or property of the Hotels shall be paid or used or offered, nor shall Tenant or Manager directly or indirectly use or offer, consent or agree to use or offer, any money or property of the Hotels (i) in aid of any political party, committee or organization, (ii) in aid of any corporation, joint stock or other association organized or maintained for political purposes, (iii) in aid of any candidate for political office or nomination for such office, (iv) in connection with any election, (v) for any political purpose whatever, or (vi) for the reimbursement or indemnification of any person for any money or property so used.

11.34      Single Agreement. The parties hereto acknowledge and agree that this Agreement and the Other Management Agreements are intended to constitute, and shall constitute, a single transaction.

11.35      REIT Qualification. Manager shall not take any action which would cause Landlord’s rental income from Tenant under the Lease for the Hotels to fail to qualify as “rents from real property” pursuant to Sections 856(d)(8)(B) and 856(d)(9) of the Code.

11.36      Further Compliance With Section 856(d) of the Code. Manager represents that, as of the Effective Date, it is an “eligible independent contractor” as defined under Section 856(d)(9)(A) of the Code, and further agrees that it shall maintain such status except to the extent events outside of Manager’s control may affect Manager’s independent contractor status. Landlord, Manager and Tenant agree to cooperate in good faith to the purpose and effect that Manager retain such status. This covenant shall apply for so long as one or more of the Hotels are owned by Landlord (or a successor or permitted assignee) and leased to Tenant (or a successor or a permitted assignee) as part of an ownership structure that is subject to REIT tax requirements. Without limiting the foregoing, Manager shall do each of the foregoing:

A.           Manager shall exercise its powers, privileges, responsibilities and obligations under this Agreement (and related documents) so as to cause each Hotel to qualify as a “qualified lodging facility” pursuant to Section 856(d)(9)(D) of the Code. In furtherance of the foregoing, Manager shall comply with any regulations or other administrative guidance now or hereafter existing with respect to qualification as an “eligible independent contractor” under said Section 856(d)(9)(A). Without limiting any of the foregoing, Manager shall not authorize any wagering activities to be conducted at or in connection with any Hotel and Manager shall ensure that at least one-half of the guest rooms in each such Hotel are used on a transient basis and that no Hotel will include amenities and facilities which are not customary for similarly situated properties.

B.            None of Manager or any of its Affiliates (either individually or collectively) shall own, within the meaning of Section 856(d)(5) of the Code, either directly or indirectly, more than thirty-five percent (35%) of the shares of SVC (whether by vote, value or number of shares).

C.           To the extent within the reasonable control of Manager and each Affiliate, neither Manager nor any Affiliate shall permit more than thirty-five percent (35%) of the total combined voting power of Manager’s or such Affiliates outstanding stock (or thirty-five percent (35%) of the total shares of all classes of its outstanding stock) to be owned, within the meaning of Section 856(d)(5) of the Code, directly or indirectly, by one or more persons owning thirty-five percent (35%) or more of the outstanding stock of SVC and Manager and its Affiliates shall otherwise comply with any regulations or other administrative guidance now or hereafter existing under said Section 856(d)(5) of the Code with respect to such ownership limits.

D.            Manager, or a person who is a “related person” within the meaning of Section 856(d)(9)(F) of the Code (a “Related Person”), shall be actively engaged in the trade or business of operating or managing “qualified lodging facilities” for one or more persons who are not Related Persons with respect to SVC or Tenant (“Unrelated Persons”). Manager or such Related Person shall derive at least ten percent (10%) of each of its revenue and profit from operating or managing “qualified operating facilities” within the meaning of Section 856(d)(9)(D) of the Code for Unrelated Persons and shall comply with any regulations or other administrative guidance now or hereafter existing under Section 856(d)(9) of the Code with respect to the amount of hotel management business that needs to be conducted with Unrelated Persons in order for Manager to qualify as an “eligible independent contractor” under said Section 856(d)(9).

11.37      Adverse Regulatory Event. In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Tenant and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Effect. For purposes of this Agreement, the term “Adverse Regulatory Effect” means any time that a law, statute, ordinance, code, rule or regulation imposes upon Tenant (or could imposes upon Tenant in Tenant’s reasonable opinion), any material threat to either Landlord’s or Landlord’s Affiliate’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to Landlord as “rents from real property” under Section 856(d) of the Code. Each of Manager and Tenant shall inform the other of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance of any of the Hotels with respect to the aforementioned sections of the Code.

11.38      Commercial Leases. For so long as one or more of the Hotels are owned by Landlord and leased to Tenant as part of an ownership structure that is subject to REIT tax requirements, Manager agrees that Manager shall not enter into any sublease with respect to any Hotel (or any part thereof) without first providing Landlord with a copy thereof. Landlord shall have twenty (20) days from the date of its receipt of such proposed sublease to give written notice to Manager indicating whether such sublease would, in Landlord’s reasonable judgment, provide for a rental to be paid by the sublessee thereunder based (or considered to be based), in whole or in part, on the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the rent payable under the sublease would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. If Landlord provides timely notice of its determination that such proposed sublease would provide for such a rental then Manager will not enter into such proposed sublease. If Landlord shall fail to give Manager such written notice within such twenty (20) day period, Landlord shall be estopped from claiming that such sublease violates the terms of this Section 11.38.

11.39      Waiver of Jury Trial. In the event there occurs a Dispute, or an aspect of a Dispute, which under the Rules must be referred to a court for determination, each of Tenant and Manager hereby absolutely, irrevocably and unconditionally waive trial by jury in connection with any litigation, action, suit or proceeding relating to the resolution of such Dispute. With respect to any Hotel located in the State of California, the foregoing provisions of this Section 11.39 constitute the written consent of Tenant and Manager to waive their right to a jury trial, as contemplated by CCP 631(d)(2) and either party may submit the provisions of this Section 11.39 to the applicable court or judicial body to evidence such consent of the parties.

11.40      Waiver of Consequential, Incidental, Special & Punitive Damages. Tenant and Manager each absolutely, irrevocably and unconditionally waives the right to claim or receive consequential, incidental, special or punitive damages in any litigation arising out of or in connection with this Agreement or any other agreement or document, the relationships of the parties or any actions or omissions in connection with any of the foregoing. The provisions of this Section 11.40 survive any Termination.

11.41      Equity Interests in Tenant. Tenant represents and warrants that Exhibit E contains a list of all of the direct and indirect owners of Tenant, excluding any public shareholders of SVC. Tenant represents, warrants, and will ensure throughout the Term, that neither Tenant nor any of its Affiliates nor any other Person that directly or indirectly owns, has an ownership interest in, or controls Tenant or any of its Affiliates, is a Restricted Person; provided, however, that nothing in this sentence shall apply to any public shareholder of SVC.

11.42      No Rights of Third Parties. This Agreement does not give any rights or benefits to any Person that is not a party to this Agreement, except as provided in this Agreement. To the extent that any Affiliate of Manager or other Person is expressly identified as having particular rights or benefits under this Agreement, such Person is entitled to enforce those rights and enjoy those benefits in accordance with this Agreement. The provisions of this Section 11.42 survive any Termination.

11.43      Intentionally Deleted.

11.44      Non-Hotel Marketing Activities by Tenant. The performance of each Hotel depends on an exclusive brand affiliation with Manager and its Affiliates, and Manager has no obligation to allow Tenant or any third party to use any portion of such Hotel for any activities relating to the marketing, sale or operation of any Vacation Club Products developed, marketed, sold or operated by Tenant or any third party except, if approved by Manager, Vacation Club Products operated under the “Marriott Vacation Club,” “Grand Residences by Marriott,” “Pulse,” or Ritz Carlton brands or such other brands as Manager or its Affiliates may license in the future to Marriott Vacations Worldwide or its Affiliates (or their permitted successors or assigns).

11.45      Single Agreement; Integration. It is expressly acknowledged and agreed by Manager and Tenant that the underlying terms and conditions of this Agreement, the Pooling Agreement, the Marriott Guaranty Agreement and each and every other document and agreement entered into in connection herewith or therewith and/or contemplated hereby or thereby have been negotiated by the parties as a single integrated transaction.

11.46      Prior Management Agreement. For the avoidance of doubt, the Prior Management Agreement shall continue to govern the rights and obligations of the parties with respect to any period prior to the Effective Date, and this Agreement shall govern the rights and obligations of the parties with respect to any period from and after the Effective Date.

ARTICLE XII

DEFINITION OF TERMS

12.01      Definition of Terms. The following terms when used in this Agreement and the Addenda attached hereto shall have the meanings indicated:

“AAA” shall have the meaning ascribed to such term in Section 11.23.A hereof.

“Above-Property Programs & Services” shall have the meaning ascribed to such term in Section 1.03.B hereof.

“Accounting Period” shall mean a calendar month. Manager, in its discretion, may change the Accounting Period to such other period that Manager implements for the System.

“Accounting Period Statement” shall have the meaning ascribed to such term in Section 4.01.A hereof.

“Addenda” or “Addendum” shall mean any addendum attached hereto from time to time.

“Additional Manager Advances” shall mean advances by Manager under Sections 3.02.C, 4.01.E, 4.03.D, 4.05.A and 5.07.D hereof.

“Additional Marketing Programs” shall have the meaning ascribed to such term in Section 1.03.D hereof.

“Additional Marriott Advances” shall mean Additional Marriott Advances under the Pooling Agreement, and if the Pooling Agreement does not apply to any Hotel, then the portion of such Additional Marriott Advances determined to be allocable to such Hotel in accordance with the Pooling Agreement.

“Additional Working Capital” shall have the meaning ascribed to such term in Section 4.05.A hereof.

“Adverse Regulatory Effect” shall have the meaning ascribed to such term in Section 11.37 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote fifty percent (50%) or more of the voting stock or equity interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or equity interests, by contract or otherwise.

“Aggregate Amount Funded” shall have the meaning set forth in the Marriott Guaranty Agreement.

“Aggregate Tenant’s Priority” shall have the meaning set forth in the Pooling Agreement.

“Agreement” shall have the meaning ascribed to such term in the Preamble, as the same may be amended, modified or supplemented from time to time.

“Annual Operating Projection” shall have the meaning ascribed to such term in Section 4.04 hereof.

“Annual Operating Statement” shall have the meaning ascribed to such term in Section 4.01.C.

“Arbitration” shall mean the process described in Section 11.23.A hereof.

“Arbitration Award” shall have the meaning ascribed to such term in Section 11.23.A hereof.

“Available Funds” shall have the meaning ascribed to such term in Section 3.02.B(4) hereof.

“Award” shall have the meaning ascribed to such term in the Lease.

“Base Management Fee” shall mean, with respect to each Fiscal Year or portion thereof, an amount equal to two percent (2%) of Gross Revenues for such Fiscal Year or portion thereof.

“Buildings” shall have the meaning ascribed to such term in Section A of the Recitals.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the Commonwealth of Massachusetts or the State of Maryland are authorized by law or executive action to close.

“Capital Addition” shall have the meaning ascribed to such term in Section 5.08.A hereof.

“Central Office Services” shall have the meaning ascribed to such term in Exhibit B.

“Chain Services” shall have the meaning ascribed to such term in Section 1.03.C.

“Claims” shall have the meaning ascribed to such term in Section 11.24 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Condemnation” shall mean, with respect to any Hotel, (a) the exercise of any governmental power with respect to such Hotel or any interest therein, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of any Hotel or any interest therein, to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of any Hotel or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting any Hotel or any interest therein, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Controlling Interest” shall mean (i) if the Person is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such Person (through ownership of such shares or by contract), or (ii) if the Person is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the business, management or policies of such Person.

“Corporate Transfer” shall have the meaning ascribed to such term in Section 10.01.A hereof.

“CY Tenant” shall mean HPT CY TRS, Inc., a Maryland corporation.

“Deduction” shall have the meaning ascribed to such term in the definition of Operating Profit. Deductions shall not include (i) payments with respect to items for which Manager has given an indemnity, to the extent of such indemnity, (ii) payments with respect to items for which Manager has agreed to be liable at its own cost and expense herein, (iii) any item specifically stated not to be a Deduction herein, and (iv) any item for which Manager or any Affiliate has agreed to be liable (other than at the cost and expense of Tenant or any Affiliate) under the terms of any Incidental Document or any other agreement between Manager or any Affiliate and Tenant or any Affiliate.

“Disbursement Rate” shall have the meaning ascribed to such term in the Lease.

“Disputes” shall have the meaning ascribed to such term in Section 11.23.A hereof.

“Effective Date” shall have the meaning ascribed to such term in the Preamble.

“Emergency Funding” shall have the meaning ascribed to such term in Section 5.07.D hereof.

“Employee Claims” shall mean any claims by any Hotel employee or governmental or quasi governmental entity against Tenant or Manager with respect to the employment of Hotel employees, including claims that (i) are resolved by litigation or by settlement; (ii) involve allegations that any employment related contracts affecting the Hotel employees have been breached; or (iii) involve allegations that one or more Employment Laws has been violated. “Employee Claims” exclude claims for workers’ compensation benefits or for unemployment benefits.

“Employment Laws” shall mean any Legal Requirements relating to employment, conditions of employment, benefits, compensation or termination of employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Workers Adjustment and Retraining Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988 and the Americans With Disabilities Act of 1990.

“Environmental Costs” shall have the meaning ascribed to such term in Section 11.08.C hereof.

“Environmental Laws” shall have the meaning ascribed to such term in Section 11.08.B hereof.

“Environmental Notice” shall have the meaning ascribed to such term in Section 11.08.A hereof.

“Environmental Obligation” shall have the meaning ascribed to such term in Section 11.08.A hereof.

“Essex House” shall mean Essex House Condominium Corporation, a Delaware corporation.

“Event of Default” shall mean any Tenant Event of Default or Manager Event of Default, as the context may require.

“Execution Date” shall have the meaning ascribed to such term in the Preamble.

“Existing CC&Rs” shall have the meaning ascribed to such term in Section 8.04.A hereof.

“Exit Hotel” shall mean a Hotel designated as a property to be sold in accordance with the terms of the Exit Hotel Agreement.

“Exit Hotel Agreement” shall mean that certain Amended and Restated Exit Hotel Agreement, dated as of the Execution Date but to be effective as of the Effective Date, by and among, inter alia, Landlord, HPTCY Landlord, SVC, Tenant, CY Tenant, Manager and Marriott, as the same may be amended, modified or supplemented from time to time.

“Expert” means the expert or experts selected in accordance with Section 11.23.B hereof.

“Extraordinary Event” shall mean any of the following events, regardless of the location or duration of the events: acts of nature; fires and explosions; acts of war, armed conflict or other hostile action; civil war, rebellion, revolution, insurrection or usurpation of sovereign power; riots or other civil unrest; terrorism; sabotage; chemical or biological events; nuclear events; epidemics and disease related events; bombing; strikes, lockouts or other labor disturbances; embargoes or blockades; shortage of critical materials or supplies; action or inaction of governmental authorities that has a material adverse effect on Marriott, Landlord, Tenant or Manager; or any other events beyond the reasonable control of Marriott, Landlord, Tenant or Manager, excluding general economic or market conditions that are not caused by any of the events described in this definition.

“FF&E” shall mean furniture, fixtures and equipment, including without limitation: furnishings, fixtures, decorative items, signage, audio-visual equipment, kitchen equipment and appliances, cabinetry, laundry equipment, housekeeping equipment, telecommunications systems, security systems and front desk and back-of-the house computer equipment; provided, however, that the term “FF&E” shall not include Fixed Asset Supplies or Software.

“FF&E Termination” shall have the meaning ascribed to such term in Section 5.07.D hereof.

“Finance Date” shall mean the date of the closing of any proposed Mortgage.

“First Incentive Management Fee” shall mean, with respect to each Fiscal Year or portion thereof, an amount equal to forty percent (40%) of Operating Profit remaining after deducting amounts paid or payable in respect of Sections 3.02.B(1) through (5) for such Fiscal Year or portion thereof.

“Fiscal Year” shall mean (i) a calendar year (which is sometimes called a “full” Fiscal Year in this Agreement); (ii) any partial Fiscal Year between the Effective Date and the first full Fiscal Year; and (iii) the partial Fiscal Year, if any, in which a Termination occurs. Manager may modify the meaning of “Fiscal Year” if it changes its fiscal year, and if so will adjust the reporting and accounting procedures under this Agreement, but the adjustment will not alter the Term or reduce the distributions of Operating Profit or other payments due under this Agreement; provided, however, that for so long as the Pooling Agreement is in effect, Manager’s Fiscal Year shall not change unless conforming changes are made to the Fiscal Year applicable to all Portfolio Properties then subject to the Pooling Agreement.

“Fixed Asset Supplies” shall mean items included within “Operating Equipment” under the Uniform System of Accounts that may be consumed in the operation of the Hotels or are not capitalized, including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items used in the operation of the Hotels.

“Foreclosure” shall mean any exercise of remedies available to a Mortgagee upon a default under a Mortgage that results or may result in a transfer of title to, control of, or possession of the applicable Hotel, including (i) transfer by judicial foreclosure; (ii) transfer by deed in lieu of foreclosure; (iii) appointment of an administrator, receiver, trustee or liquidator; (iv) transfer of ownership or control of Tenant (for example, by exercise of a stock pledge); (v) transfer resulting from an order given in a bankruptcy, reorganization, insolvency or similar proceeding; (vi) if Tenant leases such Hotel, an assignment, novation or termination of Tenant’s interest in the lease; or (vii) transfer through any other judicial or non-judicial exercise of Mortgagee’s remedies.

“Franchise Agreement” means, with respect to each Hotel, any franchise agreement entered into with respect to such Hotel by and between Marriott and Tenant, from and after the date hereof, and in accordance with the terms hereof, as the same may be amended, modified or supplemented from time to time.

“Franchise Conversion” shall have the meaning ascribed to such term in Section 5.07.D hereof.

“Franchisor” shall have the meaning ascribed to such term in the applicable Franchise Agreement.

“Future CC&Rs” shall have the meaning ascribed to such term in Section 8.04.A hereof.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Hotels operated thereon.

“Gross Revenues” shall mean for any period with respect to each Hotel, all revenues and receipts of every kind derived from operating such Hotel and all departments and parts thereof during such period, including, but not limited to: income (from both cash and credit transactions) after deductions for bad debts and discounts for prompt cash payments and refunds from rental of Guest Rooms and other spaces at the Hotels, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotels; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Reserves or the other operating accounts of the Hotels; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); Condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of a Hotel or from the refinancing of any debt encumbering any Hotel.

“Gross Room Revenues” shall include with respect to each Hotel, all gross revenues attributable to or payable for rental of guest rooms at such Hotel, after deductions for bad debts and discounts for prompt cash payments and refunds from Rental of Guest Rooms, including, without limitation, all credit transactions, whether or not collected, but excluding (i) any sales or room taxes collected by Manager for transmittal to the appropriate taxing authority, and (ii) any revenues from sales or rentals of ancillary goods, such as entertainment rentals, telephone income and fireplace log sales and sales from in-room service bars. Gross Room Revenues shall also include the proceeds from any business interruption insurance applicable to loss of revenues due to the non-availability of guest rooms and for guaranteed no-show revenue which is collected. Gross Room Revenues shall be accounted for in accordance with the Uniform System of Accounts.

“Ground Lease Rent” shall have the meaning ascribed to such term in Section 3.02.B(2) hereof.

“Guaranty Term” shall have the meaning given such term in the Marriott Guaranty Agreement.

“Guaranty Termination Event” means the expiration of the Guaranty Term or the termination of Marriott’s obligation to advance funds under the Marriott Guaranty Agreement pursuant to the terms of the Marriott Guaranty Agreement.

“Guest Personal Data” means any information relating to identified or identifiable actual or potential guests or customers of the Hotels or Other Marriott Products, including contact information (such as addresses, phone numbers, email and SMS addresses), Guest Preferences, and any other information collected from or about actual or potential guests or customers of the Hotels or Other Marriott Products operated or licensed by Manager or its Affiliates.

“Guest Preferences” means guest histories, preferences, loyalty program activity and any other related information collected from actual or potential guests or customers of the Hotels or Other Marriott Products operated or licensed by Manager or its Affiliates through the Loyalty Programs or other means.

“Guest Room” shall mean with respect to each Hotel, a lodging unit in such Hotel.

“Hazardous Substance” shall mean any substance:

•	the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

•	which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder; or

•	which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

•	the presence of which at a Hotel causes or materially threatens to cause an unlawful nuisance upon such Hotel or to adjacent properties or poses or materially threatens to pose a hazard to such Hotel or to the health or safety of persons on or about such Hotel; or

•	without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

•	without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

•	without limitation, which contains or emits radioactive particles, waves or material; or

•	without limitation, constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any applicable laws promulgated by any Government Agencies.

“Hotel” shall mean each Site together with the Buildings and all other improvements constructed or to be constructed on such Site pursuant to this Agreement, and all FF&E installed or located on such Site or in the Buildings, and all easements or other appurtenant rights thereto owned by Landlord together with, for purposes of this Agreement, all office equipment, telephone equipment, motor vehicles, and other equipment leased by Tenant as permitted hereunder and Fixed Asset Supplies at such Hotel, in each of the foregoing instances as and when the same hereunder is subject to the terms of this Agreement.

“Hotel Employee Personal Data” shall mean Personal Data relating to any Hotel employee, job applicant or temporary worker about whom the Hotels or any Other Marriott Products operated or licensed by Manager or any of its Affiliates collect Personal Data, including name, address, date of birth, compensation, national ID number, passport number, driver’s license number, social security number, tax ID number or other ID number.

“Hotel Improvements” means the building or buildings containing guest rooms, a lobby, restaurants, meeting rooms, administrative facilities, parking (if located on the Site), other amenities and related facilities, and all other improvements constructed or to be constructed on the Site under this Agreement.

“Hotel Systems” means all audio visual systems, computer hardware and computer equipment, Software and connectivity and information resources systems installed at the Hotels or used by Manager or its Affiliates in connection with providing Above-Property Programs & Services to the Hotels, all of which may be upgraded or changed by Manager or its Affiliates from time to time in their sole discretion. Examples of Hotel Systems as of the Effective Date are any property management system, point of sale system, front office, back office and accounting management system, sales and reservations systems, timekeeping and Manager’s automated payroll systems, telecommunications systems and food and beverage inventory systems, engineering software, and word processing and other personal computer applications.

“HPTCY Landlord” shall mean HPTCY Properties Trust, a Maryland real estate investment trust.

“HPTMI Hawaii” shall mean HPTMI Hawaii, Inc., a Delaware corporation.

“Impositions” shall have the meaning ascribed to such term in the Lease with the exclusions set forth in Section 7.01.B hereof.

“Incidental Documents” shall mean the Portfolio Agreements and all other documents entered into by Marriott, Manager, Tenant, CY Tenant, Landlord, HPTCY Landlord, SVC, and/or the managers under the Other Management Agreements in connection with the transactions contemplated, inter alia, by this Agreement, the Pooling Agreement, the Renovation-Related Agreements and the Marriott Guaranty Agreement.

“Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All-Cities, All Items 1982–1984 = 100, as published by the Bureau of Labor Statistics or, in the event publication thereof ceases, by reference to whatever index then published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels for urban areas, as reasonably determined by Manager and Tenant.

“Inflation Index” shall mean the “Gross Domestic Product Implicit Price Deflator” issued by the United States Bureau of Economic Analysis of the Department of Commerce, or if the Inflation Index is no longer published, any comparable substitute index mutually agreed by Tenant and Manager published by an agency of the United States government. Any dispute about the selection of the substitute index will be resolved by the Expert. Whenever an amount is to be “adjusted by the Inflation Index,” or similar terminology, the adjustment will be equal to the percentage change in the Inflation Index for the month in which the adjustment is to be made (or if the Inflation Index for that month is not available, the Inflation Index for the most recent month that is available) as compared to the Inflation Index which was issued for the month in which the Effective Date occurred, unless otherwise provided in this Agreement.

“Initial Term” shall have the meaning ascribed to such term in Section 2.01.A hereof.

“Institutional Lender” shall mean a commercial bank, investment bank, trust company, savings bank, savings and loan association, commercial credit corporation, life insurance company, real estate investment trust, pension trust, pension plan or pension fund, a public or privately held fund engaged in real estate or corporate lending or both, or any other financial institution commonly known as an institutional lender (or any Affiliate of such institution) in each case having a minimum paid up capital (or net assets in the case of a pension fund) of $200,000,000, as adjusted by the Inflation Index for the month in which the Finance Date occurs. A Person is not an “Institutional Lender” if the Person, any of its Affiliates or any other Person that directly or indirectly owns, has an ownership interest in, or controls the Person or any of its Affiliates is a Restricted Person.

“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Hotels.

“Insurance Retentions” shall have the meaning ascribed to such term in Exhibit D hereof.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“JAMS” shall have the meaning ascribed to such term in Section 11.23.B(1) hereof.

“Landlord” shall mean as of any date the landlord under the Lease as of such date.

“Landlord Default” shall have the meaning ascribed to such term in Section 9.09 hereof.

“Landlord Sale of a Hotel” shall be as described in the Owner Agreement.

“Lease” shall mean the Amended, Restated and Consolidated Master Lease Agreement between Landlord and Tenant in effect from time to time relating to the Hotels and other Portfolio Properties and any replacement leases of the Hotels and other Portfolio Properties by the fee owner thereof to Tenant which provides for Landlord to fund additional capital investment as provided for under such Lease, which Lease may be amended from time to time, without Manager’s consent, provided the same does not (a) impose any material cost, expense or obligation upon Manager, or (b) reduce any amounts that would otherwise be payable to Manager hereunder, or (c) otherwise be expected to interfere with the operation and maintenance of the Hotels or Manager’s obligations hereunder. Tenant shall provide Manager a copy of any amendment following execution.

“Lease Term” shall have the meaning ascribed to “Term” under the Lease.

“Lease Year” shall mean each Fiscal Year with the initial Lease Year commencing on the commencement of the Lease term and ending on the Friday closest to December 31.

“Legal Requirements” shall mean, with respect to each Hotel, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Hotel or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate such Hotels, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting such Hotels which either (i) do not require the approval of Manager, or (ii) have been approved by Manager as required hereby, including those which may (A) require material repairs, modifications or alterations in or to such Hotels or (B) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust, and (c) all valid and lawful requirements of courts and other government agencies or authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid of gaseous in nature.

“License” shall mean any license, permit, decree, act, order, authorization or other approval or instrument which is necessary in order to operate each Hotel in accordance with Legal Requirements and pursuant to System Standards and otherwise in accordance with this Agreement.

“Life Safety Event” shall mean the occurrence of one or more of the following at a Hotel: (a) an event that presents an imminent threat to the health and/or safety of persons or property on or about such Hotel; or (b) any other event that materially or adversely impacts such Hotel and for which the failure to take timely and appropriate remedial action may subject Manager, Landlord, Tenant, their Affiliates or any of their respective directors, managers, officers or employees to civil or criminal liability (other than de minimis civil fines or fees).

“Loyalty Programs” shall mean loyalty, recognition, affinity and other programs designed to promote stays at, or usage of, the Hotels and other hotels operated or franchised by Manager or its Affiliates, and any similar, complementary or successor programs, as they may exist from time to time. As of the Effective Date, the Loyalty Programs include the “Marriott Bonvoy” program, and various programs sponsored by airlines, credit card and other companies.

“Management Fees” shall mean, collectively, the Base Management Fee, the First Incentive Management Fee and the Second Incentive Management Fee.

“Manager” shall have the meaning ascribed to such term in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

“Manager Default” shall have the meaning ascribed to such term in Section 9.01 hereof.

“Manager Event of Default” shall have the meaning ascribed to such term in Section 9.01 hereof.

“Manager Funding Termination Event” shall have the meaning ascribed to such term in Section 3.02.C hereof.

“Marketing Fund Activities” shall have the meaning ascribed to such term in Section 1.04.A hereof.

“Marketing Fund Contribution” shall have the meaning ascribed to such term in Section 1.04.B hereof.

“Marriott” shall mean Marriott International, Inc., a Delaware corporation, and its permitted successors and assigns.

“Marriott Companies” shall mean Manager, Marriott, and any Affiliate of Manager or Marriott.

“Marriott Guaranty Advances” shall mean advances under the Marriott Guaranty Agreement allocated to pay a portion of Tenant’s Priority (as more particularly set forth in the Marriott Guaranty Agreement and subject to any applicable cap stated therein) with respect to the Hotels.

“Marriott Guaranty Agreement” shall mean that certain Marriott Guaranty Agreement, dated as of the Execution Date but to be effective as of the Effective Date, by and among Marriott, Tenant and CY Tenant, as the same may be supplemented, amended or modified from time to time, which such guaranty is personal to Tenant and to any Affiliate of SVC or Tenant that may succeed Tenant under this Agreement.

“MBS Systems” shall have the meaning ascribed to such term in Section 1.03.E hereof.

“MI Trademark” means (i) the names and marks “TownePlace Suites” and “TownePlace Suites by Marriott”; (ii) the “TownePlace Suites” logo; (iii) any word, name, device, symbol, logo, slogan, design, brand, service mark, Trade Name, other distinctive feature, or indicia of origin (including marks, program names, property-specific hotel name, property-specific logo, and restaurant, spa and other outlet names), in each case used at or in connection with any Hotel; (iv) all local language versions of the foregoing; and (v) any combination of the foregoing; in each case, whether registered or unregistered, and whether or not such term contains the “TownePlace Suites” or “TownePlace Suites by Marriott” mark, that is used or registered by Manager or its Affiliates, or by reason of extent of usage is associated with hotels in the System. The MI Trademarks may be changed or supplemented from time to time.

“Minimum Rent” shall, for each Hotel, for any period, mean the amount of Minimum Rent allocable to such Hotel which accrues under the Lease for such period.

“Mortgage” shall mean any mortgage, deed of trust or security document encumbering a Hotel, the Hotel Improvements or the Site.

“Mortgagee” shall mean the holder of any Mortgage.

“Officer’s Certificate” shall mean a certificate executed by a vice president of Manager which certifies that with respect to the Annual Operating Statement delivered under Section 4.01.C(2) and the annual accounting delivered under Section 4.01.D(1) hereof, that the accompanying statement or accounting has been properly prepared in accordance with GAAP and fairly presents the financial operations of the Hotels.

“Operating Loss” shall mean, with respect to each Hotel, a negative Operating Profit for such Hotel.

“Operating Profit” shall mean, with respect to each Hotel, the excess of Gross Revenues over the following deductions, but excluding (i) payments with respect to items for which Manager has given an indemnity, to the extent of such indemnity, (ii) payments with respect to items for which Manager has agreed to be liable at its own cost and expense herein, (iii) any item specifically stated not to be a Deduction herein, and (iv) any item for which Manager or any Affiliate has agreed to be liable (other than at the cost and expense of Tenant or any Affiliate) under the terms of any Incidental Document or any other agreement between Manager or any Affiliate and Tenant or any Affiliate (“Deductions”) incurred by Manager in accordance with the terms of this Agreement, on behalf of Tenant, in operating the Hotel:

1.                  the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Hotel employees (the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Hotel on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel assigned to a “cluster” of hotels which includes the Hotel);

2.                  departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.02;

3                    the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

4.                   a reasonable reserve for uncollectible accounts receivable as determined by Manager;

5.                   all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder;

6.                   all costs and fees of technical consultants and operational experts who are retained or employed by Manager and/or Affiliates of Manager for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager;

7.                   the System Fee;

8.                   insurance costs and expenses as provided in Section 6.01 and Exhibit D hereof;

9.                   taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel (exclusive of Manager’s income taxes) and all Impositions;

10.                 transfers to the Hotel’s Reserves required pursuant to Section 5.03.C hereof;

11.                 the Hotel’s share of the charges for Above-Property Programs & Services as more fully set forth in Section 1.03 hereof;

12.                 the costs of commercially reasonable efforts of causing the Hotel to be in compliance with each and every provision of the Lease (regardless of whether or not such compliance is a requirement of this Agreement);

13.                 such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel; and

14.                 such other costs and expenses paid to Landlord or Tenant pursuant to the Lease or this Agreement, if such costs and expenses would have been a Deduction if paid directly by Manager to a third person in respect of the Hotel.

The term “Deductions” shall not include (a) debt service payments pursuant to any Mortgage, and (b) payments pursuant to equipment leases or other forms of financing obtained by Tenant for the FF&E located in or connected with a Hotel, both of which shall be paid or caused to be paid by Tenant from its own funds, the Reserve to the extent permitted hereunder, or from funds provided by Landlord under the Lease.

The term “Deductions” shall not include (a) Rent payable under the Lease, (b) any reimbursement to Manager for advances Manager makes with respect to a Hotel as permitted hereunder, and (c) the Management Fees for any Hotel.

“Other Environmental Costs” shall have the meaning ascribed to such term in Section 11.08.C hereof.

“Other Management Agreements” shall mean those certain Second Amended and Restated Management Agreements and/or Management Agreement(s) (as applicable), dated as of the Execution Date but to be effective as of the Effective Date, by and between Manager or an Affiliate and Tenant or an Affiliate with respect to the Portfolio Properties other than the Hotels, as the same may be supplemented, amended or modified from time to time.

“Other Marriott Products” means any lodging products, Vacation Club Products, residential products (such as single family homes or multi-unit apartment buildings or individual units within such buildings), restaurants, and other products and business operations of any type, using any brand name available to Manager or its Affiliates (including any brand listed in Exhibit F and any future brands owned or developed by Manager or its Affiliates) or not using any brand name.

“Overdue Rate” shall have the meaning ascribed to such term in the Lease.

“Owner Agreement” shall mean that certain (i) Second Amended and Restated Owner Agreement, dated as of the Execution Date but to be effective as of the Effective Date, by and among, inter alia, Landlord, Tenant and Manager, (ii) Owner Agreement, dated as of the Execution Date but to be effective as of the Effective Date, by and among SVC, HPTCY Landlord, CY Tenant and Courtyard Management Corporation, a Delaware corporation, and/or (iii) Owner Agreement, dated as of the Execution Date but to be effective as of the Effective Date, by and among HPTMI Hawaii, Tenant and Essex House, and as the same may be supplemented, amended or modified from time to time.

“Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or entity where the context so admits.

“Personal Data” shall mean any information relating to an identified or identifiable natural person, and includes Guest Personal Data and Hotel Employee Personal Data, but excludes any Personal Data that is unrelated to the Hotels, the Portfolio Agreements, any Other Marriott Products operated or licensed by Manager or its Affiliates, or Manager or its Affiliates.

“PIP” shall mean Property Improvement Plan.

“Pooling Agreement” shall mean that certain Amended and Restated Pooling Agreement, dated as of the Execution Date but to be effective as of the Effective Date, by and among, inter alia, Manager, Marriott, Tenant and CY Tenant, under which the Gross Revenues, Working Capital, and Reserves of the Hotels are pooled with Gross Revenues, Working Capital and Reserves of the other Portfolio Properties, as the same may be supplemented, amended, or modified from time to time.

“Portfolio Agreements” shall mean, collectively, all of the agreements effective as of the Effective Date by and among, inter  alia, Marriott, Landlord, HPTCY Landlord, SVC, Manager, Tenant and CY Tenant, as applicable, pertaining to the operation of the Portfolio Properties, including without limitation, this Agreement, the Other Management Agreements, the Owner Agreement, the Exit Hotel Agreement, the Pooling Agreement, the Marriott Guaranty Agreement and the Security Deposit Agreement.

“Portfolio Properties” shall mean, as of any date, the Hotels subject to the Pooling Agreement together with the other properties whose Gross Revenues, Working Capital and Reserves are as of such date pooled with the Gross Revenues, Working Capital and Reserves of the Hotels under the Pooling Agreement.

“Post-Guaranty Termination Threshold” shall mean, with respect to a Hotel and only after the occurrence of a Guaranty Termination Event, an amount equal to eighty percent (80%) of Tenant’s Priority with respect to such Hotel for any Accounting Period.

“Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of the Wall Street Journal (Eastern Edition).

“Prior Management Agreement” shall have the meaning ascribed to such term in Section B of the Recitals.

“Privacy Shield” shall mean the “EU U.S. and Swiss U.S. Privacy Shield Frameworks” developed by the U.S. Department of Commerce, the European Commission and the Swiss Confederation, including the “Privacy Shield Principles and Supplemental Principles” (the “Privacy Shield Principles”) available at https://www.privacyshield.gov/EU-US-Framework.

“Privacy Shield Data” shall mean data in any form about an identified or identifiable individual received by the Marriott US Entities in the United States of America from a Person in the European Economic Area or Switzerland pursuant to the Marriott US Entities’ Privacy Shield certification.

“Privacy Shield Principles” shall have the meaning ascribed to such term in the definition of Privacy Shield.

“Program Services” shall have the meaning ascribed to such term in Section 1.04.D hereof.

“Program Services Contribution” shall mean the amount charged by Manager to the Hotels for Program Services.

“Property Insurance Premiums” shall have the meaning ascribed to such term in Exhibit D hereof.

“Proprietary Information” shall mean (a) all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is commercially available, which are used by Tenant or Manager in connection with the property management system, any Reservation System and all future electronic systems developed by Tenant or Manager for use in any Hotel, (b) all manuals, brochures and directives used by Tenant or Manager at any Hotel regarding the procedures and techniques to be used in operating any such Hotel, (c) customer lists, and (d) employee records which must remain confidential either under Legal Requirements or under reasonable corporate policies of Tenant or Manager; provided, however, that “Proprietary Information” shall not include any software, manuals, brochures or directives issued by Marriott, as Franchisor to Tenant, as franchisee, under any Franchise Agreement.

“Prorated Portions” shall have the meaning ascribed to such term in Section 4.01.A hereof.

“Prospectus” shall have the meaning ascribed to such term in Section 11.09.B hereof.

“PSF” shall have the meaning ascribed to such term in Section 1.04.D hereof.

“Qualified Mortgage” shall have the meaning ascribed to such term in Section 8.02.A hereof.

“Reimburseable Advances” shall mean the amounts paid or payable with respect to Section 3.02.B(4) hereof.

“Related Person” shall have the meaning ascribed to such term in Section 11.36.D hereof.

“Renewal Term” shall have the meaning ascribed to such term in Section 2.01.A hereof.

“Renovations” shall mean the renovation and improvement work to certain Portfolio Properties pursuant to the Renovation-Related Agreements.

“Renovation-Related Agreements” shall mean that certain (i) Portfolio Renovation Agreement, dated as of the Execution Date but to be effective as of the Effective Date, among, inter alia, Manager, Landlord, HPTCY Landlord, SVC, Tenant and CY Tenant, and/or (ii) Kauai Marriott Resort Hotel & Marriott’s Kauai Resort and Beach Club Renovation Agreement, dated as of the Execution Date but to be effective as of the Effective Date, among Essex House, HPTMI Hawaii and Tenant, as the same may be supplemented, amended or modified from time to time.

“Rent” shall mean, for any period, for each Hotel, Minimum Rent and any additional rent allocated to such Hotel and accrued under the Lease for such Hotel for such period, provided the same does not exceed, in each instance, the corresponding amount of Tenant’s Priority with respect to each such Hotel.

“Reservation System” means the worldwide central reservations for the System. As of the Effective Date, the Reservation System includes systems and services that capture and process hotel reservations from central sources such as toll-free telephone networks, the Marriott.com internet site, global distribution systems, and participation in international reservations associations in which Manager or its Affiliates is a member.

“Reserve” shall have the meaning ascribed to such term in Section 5.03.B hereof.

“Reserve Estimate” shall have the meaning ascribed to such term in Section 5.04 hereof.

“Restricted Person” shall mean a Person identified by any government or legal authority as a Person with whom or which Manager or its Affiliates are prohibited or restricted from transacting business, including any Person (i) on the US Treasury Department’s Office of Foreign Assets Control List of Specially Designated Nationals and Blocked Persons, under resolutions or sanctions related lists maintained by the United Nations Security Council, or under the EU Consolidated Financial Sanctions; (ii) directly or indirectly 10% or more owned by any Person identified in clause (i); or (iii) ordinarily resident, incorporated, or located in any country or territory subject to comprehensive US or EU sanctions, or owned or controlled by, or acting on behalf of, the government of any such country or territory.

“Rules” shall have the meaning ascribed to such term in Section 11.23.A hereof.

“Sale of a Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Tenant’s leasehold title to a Hotel and related property. For purposes of this Agreement, a Sale of a Hotel shall also include a lease (or sublease) of all or substantially all of Tenant’s leasehold interest in a Hotel and any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the Controlling Interest in Tenant, but shall not include any conveyance which results in SVC or an SVC Affiliate holding a Controlling Interest in such Tenant, Landlord or immediate parent of such Tenant.

“SEC” shall mean the United States Securities Exchange Commission.

“Second Incentive Management Fee” shall mean, with respect to each Fiscal Year or portion thereof, an amount equal to forty percent (40%) of Operating Profit remaining after deducting amounts paid or payable in respect of Sections 3.02.B(1) through (7) hereof.

“Section 11.08 Costs” shall have the meaning ascribed to such term in Section 11.08.C hereof.

“Security Deposit” shall mean the security deposit in the aggregate original amount of Sixty-Four Million Seven Hundred Thousand Dollars ($64,700,000), held by Tenant pursuant to the terms of the Security Deposit Agreement.

“Security Deposit Advances” shall mean advances made pursuant to the terms of the Security Deposit Agreement.

“Security Deposit Agreement” shall mean that certain Amended and Restated Security Deposit Agreement, dated as of the Execution Date but to be effective as of the Effective Date, by and among, inter alia, Marriott, Manager, Tenant and CY Tenant, as the same may be supplemented, amended or modified from time to time.

“Security Deposit Replenishment” shall mean the amounts paid or payable in respect of Section 3.02.B(7) to the replenishment of the Security Deposit to the original amount of Sixty-Four Million Seven Hundred Thousand Dollars ($64,700,000), as such amount may be adjusted from time to time pursuant to the Security Deposit Agreement.

“Security Incident” means any incident leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data transmitted, stored or otherwise processed.

“Site” shall have the meaning ascribed to such term in Section A of the Recitals.

“SNDA” shall have the meaning ascribed to such term in Section 8.03.A hereof.

“Software” means all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications), other than computer software that is generally commercially available, used by Manager or its Affiliates in connection with the services, systems and programs provided to the Hotels or the System.

“Specially Designated National or Blocked Person” shall mean (a) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (b) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (c) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

“State” shall mean, with respect to each Hotel, the state in which such Hotel is located.

“Subsequent Tenant” shall mean any Person that acquires title to, control of, or possession of a Hotel at or through a Foreclosure (together with any successors or assigns), including any (i) Mortgagee; (ii) purchaser or lessee of a Hotel from Mortgagee; or (iii) purchaser of a Hotel at Foreclosure.

“Sum Due Marriott” shall have the meaning ascribed to such term in Section 3.02.B(4) hereof.

“Sum Due Tenant” shall have the meaning ascribed to such term in Section 3.02.B(4) hereof.

“SVC” shall mean Service Properties Trust, a Maryland real estate investment trust, and its successors and permitted assigns.

“System” shall mean all hotels located in the United States and Canada which are operated by Manager or its Affiliate(s) under the Trade Name(s) listed on the Addenda.

“System Fee” shall mean, with respect to each Hotel, during any Fiscal Year, an amount equal to five percent (5%) of Gross Room Revenues of such Hotel.

“System Standards” shall mean one or more (as the context requires) of the following: (i) operational standards (for example, services to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, compliance policies and procedures, Chain Services, Loyalty Programs and other similar programs); (ii) physical standards (for example, quality of the Hotel Improvements, FF&E and Fixed Asset Supplies, and frequency of FF&E replacements); and (iii) technology standards (for example, those relating to the Hotel Systems and other information technology). These standards include (x) those generally prevailing or in the process of being implemented at other hotels in the System on a fair and consistent basis with other hotels in the System, including all services and facilities in connection therewith that are customary and usual at comparable hotels in the System; provided, however, that if the market area or the physical peculiarities of the Hotels warrant(s) it, in the reasonable judgment of Manager, then a deviation from such standards shall be permitted; and (y) those standards Manager may specify for certain System hotel types (for example, resort, convention or casino) on a consistent basis for all System hotels of such hotel type.

“Tenant” shall have the meaning ascribed to such term in the Preamble or shall mean any successor or permitted assignee, as applicable.

“Tenant Advances” shall have the meaning ascribed to such term in Section 3.02.B(4) hereof.

“Tenant Default” shall have the meaning ascribed to such term in Sections 9.06 and 9.09 hereof.

“Tenant Event of Default” shall have the meaning ascribed to such term in Section 9.06 hereof.

“Tenant Operating Loss Advance” shall have the meaning ascribed to such term in Section 4.01.E hereof.

“Tenant Working Capital Advances” shall mean the aggregate of all funds remitted by Tenant to Manager in order to fund Additional Working Capital under Section 4.05 hereof, or pursuant to the Pooling Agreement to the extent allocable to the Hotels.

“Tenant’s Priority” shall mean, for each Hotel, for each full Fiscal Year, an amount equal to the amount set forth on the applicable Addenda, or a pro rata portion thereof in any partial Fiscal Year; provided, however, effective on the date of (i) each disbursement by Landlord or its Affiliate pursuant to Sections 5.1.3(b), 10.2 or 11.2 of the Lease, in each instance at the request of or with the approval of Landlord, or (ii) Landlord’s or Tenant’s deposit into the Reserve pursuant to Section 5.07 hereof with respect to such Hotel (including, without limitation, any such deposit made in accordance with Section 2.05.B of the applicable Renovation-Related Agreement(s)), Tenant’s Priority payable with respect to each Accounting Period for the applicable Hotel shall be increased by an amount equal to the quotient obtained by dividing (a) eight percent (8%) times the amounts so disbursed or deposited, by (b) twelve (12). If any disbursement or deposit is made during any Accounting Period on a day other than the first day of an Accounting Period, the Tenant’s Priority payable for such Hotel for the immediately following Accounting Period (after having been so increased) shall be further increased (but only for such instant Accounting Period) by the amount by which Tenant’s Priority for the preceding Accounting Period, as adjusted for disbursement or deposit on a per diem basis, exceeded the amount of Tenant’s Priority actually paid to Tenant for such preceding Accounting Period. Effective on the date this Agreement is terminated with respect to a Hotel for any reason, Tenant’s Priority payable with respect to each Accounting Period for the remaining Hotels shall be decreased by the amount of the Tenant’s Priority of such terminated Hotel calculated as of the date such terminated Hotel is no longer subject to this Agreement. If such termination occurs on a day other than the first day of an Accounting Period, then the Tenant’s Priority payable for the remaining Hotels for the immediately following Accounting Period (after having been so decreased) shall be further decreased (but only for such instant Accounting Period) by the amount by which Tenant’s Priority for the preceding Accounting Period, as adjusted for reduction on a per diem basis, is less than the amount of Tenant’s Priority actually paid to Tenant for such preceding Accounting Period.

“Tenant’s Priority Shortfall” shall have the meaning ascribed to such term in Section 3.02.C hereof.

“Tenant’s Personal Property” shall mean all motor vehicles, consumable inventories and supplies, furniture, furnishings, movable walls and partitions, equipment and machinery and all other tangible personal property of Tenant, if any, acquired by Tenant on and after the Effective Date and located at a Hotel or used in Tenant’s business at a Hotel, and all modifications, replacements, alterations and additions to such personal property.

“Tenant’s Termination Threshold” shall mean, with respect to a Hotel, an amount equal to eighty-five percent (85%) of Tenant’s Priority with respect to such Hotel for any Accounting Period.

“Term” shall have the meaning ascribed to such term in Section 2.01.A hereof.

“Termination” shall mean, with respect to each Hotel, the expiration or sooner cessation of the Term with respect to such Hotel.

“Trade Names” shall mean any name, whether informal (such as a fictitious or “doing business as” name) or formal (such as the full legal name of a corporation or partnership), used to identify an entity or business.

“Transfer” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of (i) Tenant’s interest in the Site, Hotel Improvements or a Hotel; (ii) a lease or sublease of all or substantially all of the Site, Hotel Improvements or a Hotel; or (iii) in a single transaction or a series of transactions, (x) the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the ownership interests of Tenant (through ownership of such interests or by contract); or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Tenant.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the American Hotel & Lodging Educational Institute, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the System.

“Uninsured Costs” shall have the meaning ascribed to such term in Section 6.02.E hereof.

“Unrelated Persons” shall have the meaning ascribed to such term in Section 11.36.D hereof.

“Unsuitable for Its Permitted Use” shall mean, with respect to a Hotel, a state or condition of such Hotel such that (a) following any damage or destruction involving such Hotel, such Hotel cannot be operated in the good faith judgment of Manager on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction and otherwise as required under Section 6.02.D hereof, within nine (9) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover Rent and other costs related to the Hotel following such damage or destruction, or (b) as the result of a partial taking by Condemnation, such Hotel cannot be operated, in the good faith judgment of Manager on a commercially practicable basis in light of then existing circumstances.

“Vacation Club Products” shall mean timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, and points club products, programs and services and shall be broadly construed to include other forms of products, programs and services wherein purchasers acquire an ownership interest, use right or other entitlement to use certain determinable holiday villa or apartment units and associated facilities on a periodic basis and pay for such ownership interest, use right or other entitlement in advance.

“Working Capital” shall mean, with respect to each Hotel, funds that are used in the day-to-day operation of the business of such Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited, in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the Execution Date.

TENANT:

WITNESS:		HPT TRS MRP, Inc., a Maryland corporation

/s/ John M. Steiner	By:	/s/ John G. Murray
Print Name: John M. Steiner	Name:	John G. Murray
	Title:	President

[Signature Page to Second Amended and Restated Management Agreement – TownePlace Suites]

MANAGER:

WITNESS:		TOWNEPLACE MANAGEMENT, LLC, a
Delaware limited liability company

/s/ Tara Jackson	By:	/s/ Julie Bowen
Print Name: Tara Jackson	Name:	Julie Bowen
	Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Management Agreement – TownePlace Suites]

EXHIBIT A

THE SITES

Unit Number	Brand	Hotel	State
64-5A1	TPS	TownePlace Suites Newport News	VA
64-5A2	TPS	TownePlace Suites Chantilly	VA
64-5A4	TPS	TownePlace Suites Richmond Northwest	VA
64-5A8	TPS	TownePlace Suites Atlanta Norcross	GA
64-5A9	TPS	TownePlace Suites Atlanta Northlake	GA
64-5AE	TPS	TownePlace Suites Chicago West Dundee	IL
64-5AG	TPS	TownePlace Suites Virginia Beach	VA
64-5AK	TPS	TownePlace Suites Detroit Novi	MI
64-5AL	TPS	TownePlace Suites Falls Church	VA
64-5AW	TPS	TownePlace Suites Phoenix Scottsdale	AZ
64-5AX	TPS	TownePlace Suites Boston Danvers	MA
64-5BF	TPS	TownePlace Suites Seattle Renton	WA

EXHIBIT B

Central Office Services

“Central Office Services” means the following activities (other than Chain Services) that are provided on a central or regional basis to hotels in the System:

1.       Executive Supervision. Executive supervision is currently done by individuals holding the title of “Executive Vice President” or above, and at the continental division level by individuals holding a title of “Chief Operating Officer” or above. In the future executive supervision may be done by individuals holding comparable positions of authority but with different titles.

2.       Corporate Planning & Policy. Policy making and planning for Marriott International, Inc. and its Affiliates as a whole or at the continental division level, including development of operating procedures, but excluding any policy making or planning function related to an area that is a Chain Service or direct Deduction.

3.       Corporate Finance. Corporate finance, including corporate treasury, financial planning and analysis and corporate accounting, excluding accounting services provided to the hotels as part of Chain Services or the MBS Systems.

4.       Corporate Human Resources. Corporate personnel providing strategic and executive supervision for human resources activities applicable to Marriott International, Inc. and its Affiliates as a whole.

5.       Certain Legal Services. Legal services performed either in-house or by outside counsel to (i) draft manuals, policies or guidelines to be used for the System; and (ii) represent Manager and its Affiliates on issues relating to the relationship between Tenant and Manager and its Affiliates, unless the Expert directs Tenant to pay the costs of any legal services.

6.       Trademarks. Trademark protection relating to the MI Trademarks, which are used generally by the System.

7.       Product Research & Development. Product research and development and the development of brand standards, excluding product research and development related to an area that is reimbursable as a Chain Service or a direct Deduction such as product research and development for sales and marketing.

EXHIBIT C

FRANCHISE REQUIREMENTS

To obtain a franchise for the applicable Hotel, Tenant must:

1.	deliver to the applicable Franchisor a franchise application, together with the then-current application fee being charged to System franchisees at least ninety (90) days prior to the proposed date of the Franchise Conversion (if such Franchisor does not agree to grant the franchise to Tenant, then Franchisor will refund the application fee, less $10,000);

2.	execute the then-current form of franchise and related agreements, which franchise agreement will (a) contain the standard forms for new franchised System hotels as of the date of the Franchise Conversion, including the then-current fees and charges, except that the term of such franchise agreement may be adjusted in Franchisor’s sole discretion to the remaining Initial Term or remaining Renewal Term (as the case may be), and (b) include a PIP to address any renovation necessary to comply with Franchisor’s then-current Standards;

3.	meet the then-current criteria for a franchisee of the hotel brand to which the Franchise Conversion pertains, as determined by Franchisor in its sole discretion;

4.	deliver to Franchisor all requested information and representations regarding Tenant’s corporate organization, authority, and ownership as well as the financial information of the proposed guarantor of the franchise agreement obligations;

5.	retain a management company consented to by Franchisor if Franchisor determines that Tenant is not qualified to operate the Hotel;

6.	pay Franchisor’s reasonable outside counsel costs related to the Franchise Conversion and the franchise agreement;

7.	make, or cause the applicable management company to make, offers of employment to sufficient numbers of employees at the Hotel to avoid the occurrence of a “closing” under the WARN Act or similar state law and provide Manager with all other information requested by Manager regarding offers and conditions of employment to such employees; and

8.	agree to be bound by, or pay any breakage fees for, all ancillary agreements between Manager and any other parties with respect to the Hotel or executed in connection with this Agreement, including any licensing agreements, cost sharing agreements, and cluster revenue agreements.

EXHIBIT D

INSURANCE

6.01       Insurance.

A.           Property Insurance.

1.              Required Coverages. Tenant will procure and maintain the following insurance from the Effective Date:

(a)               Property insurance (and, if applicable, builders risk insurance), including boiler and machinery coverage, on the Hotel buildings and contents against loss or damage by risks covered by an “all risk of physical loss” form. This coverage, to the extent available at commercially reasonable rates and terms, will be for not less than 100% of the replacement cost of the Hotel, less a reasonable deductible and subject to commercially reasonable sub-limits, including a waiver of coinsurance provision, and landscape improvements coverage for not less than 100% of the replacement cost or $5,000,000, whichever is greater;

(b)               Earthquake insurance and windstorm insurance, to the extent excluded or sub-limited from the insurance under Section 6.01.A(1)(a) and if the Hotel is located in whole or in part in an earthquake or windstorm prone zone, as applicable, as determined by the appropriate government authority or insurer. Coverage for these hazards, to the extent available at commercially reasonable rates and terms, will be for not less than the probable maximum loss of the Hotel (or the aggregate probable maximum loss if insured under a blanket program) less a reasonable deductible;

(c)               Flood insurance, to the extent excluded or sub-limited from the insurance under Section 6.01.A(1)(a) and if the Hotel is located in whole or in part within an area identified by the insurer as having a special flood hazard. Coverage for this hazard, to the extent available at commercially reasonable rates and terms, will be for not less than twenty-five percent (25%) of the replacement cost of the Hotel, less a reasonable deductible. In no event will flood insurance coverage be less than the maximum amount available under the National Flood Insurance Program (or successor program) for this coverage;

(d)               Terrorism insurance, to the extent excluded or sub-limited from the insurance under Section 6.01.A(1)(a). Coverage for this hazard, to the extent available at commercially reasonable rates and terms, will be for not less than one hundred percent (100%) of the replacement cost of the Hotel, less a reasonable deductible;

(e)               Business interruption insurance caused by any occurrence covered by the insurance described in Sections 6.01.A(1)(a) through (d). This coverage will include, to the extent available at commercially reasonable rates and terms:

(i)                 at least two years’ loss of profits, rental income, necessary continuing expenses and any amounts that would be payable to Manager as the Management Fee or any other amounts payable to Manager under this Agreement if the loss had not occurred;

(ii)              at least ninety (90) days ordinary payroll expenses;

(iii)            at least three hundred sixty-five (365) days of an extended period of indemnity; and

(iv)             at least one hundred eighty (180) days contingent business interruption.

Manager may make claims directly to the insurer for any management fees or other amounts payable to Manager under this Agreement. Tenant and Manager agree that the amount to be paid to Manager for any claim covered by the insurance described in this Section 6.01.A(1)(e) with respect to this Agreement will be calculated using the figures for Gross Revenues, and Operating Profit accepted by the insurance company or an independent third-party business interruption accounting expert selected by Tenant and Manager. If Tenant procures the business interruption insurance, Tenant will consult with Manager regarding the submission of this claim and Tenant will not settle this claim without Manager’s approval; and

(f)                Such other property insurance as is customarily required by Manager at similar hotels.

Manager will procure and maintain the insurance in Sections 6.01.A(1)(a) through (f) only if (i) Tenant makes a written request to Manager at least 60 days before either the Effective Date or the next renewal date of Manager’s property insurance program; (ii) the Hotel meets the then-current insurability criteria under Manager’s insurance program; and (iii) Manager approves the request in its sole discretion.

2.                  Insurer & Other Requirements; Waiver; & Participation in Manager’s Program.

(a)               All insurance procured under Section 6.01.A(1) will be obtained from insurance companies of recognized financial standing reasonably acceptable to Manager. All premiums and deductibles under these policies are subject to Manager’s approval. All premiums (net of any credits, rebates and discounts) and deductibles for insurance under these policies will be Deductions.

(b)               If Tenant procures the insurance described in Section 6.01.A(1), all policies will be in the name of Tenant, with Manager and its Affiliates named as additional insureds. If Manager procures this insurance, all policies of such insurance will be in the name of Manager, with Tenant named as an additional insured. Any property losses will be payable to the respective parties as their interests may appear. The documentation for each Mortgage will include a provision that proceeds of the insurance described in Section 6.01.A(1) will be available for repair and restoration of the Hotel.

(c)               If Tenant procures the insurance described in Section 6.01.A(1), Tenant will deliver to Manager certificates of insurance, or at Manager’s request a copy of the policies, and certificates of renewal for insurance policies about to expire. All certificates will state that the insurance will not be canceled, non-renewed or reduced without at least 30 days’ prior written notice to the certificate holder.

(d)               Tenant and Manager each waives their rights of recovery, and will cause their insurer to waive its rights of subrogation from the other party or any of such party’s Affiliates, directors, officers, shareholders, agents and employees for loss or damage to the Hotel, and any related interruption of business, regardless of the cause of the property or business interruption loss. If any policy of insurance requires an endorsement to effect a waiver of subrogation, Tenant or Manager, as applicable, will cause them to be endorsed.

(e)               If Tenant is eligible to participate in Manager’s property insurance program but Tenant elects to procure the insurance under Section 6.01.A(1), and the costs of the premiums and deductibles for coverage under Tenant’s property insurance program are more than 10% higher than the costs of the premiums and deductibles that would have been payable under Manager’s property insurance program, then Tenant will pay from its own funds and not as Deductions the entire amount by which such costs under Tenant’s program exceed such costs under Manager’s program.

(f)                If Manager approves Tenant’s request to have the Hotel participate in Manager’s property insurance program, the Hotel will do so until Tenant or Manager notifies the other party of its intent to discontinue this participation in accordance with the following:

(i)                 If Tenant chooses to exit Manager’s property insurance program and procure its own property insurance, Tenant will notify Manager at least 90 days before the next renewal date under Manager’s property insurance program (which is currently April 1st of each year). If Tenant does not notify Manager in time and subsequently procures its own property insurance, Tenant will pay Manager 10% of the annual premium under Manager’s property insurance program to cover the fixed costs incurred by Manager for the placement of these coverages. If Tenant chooses to exit Manager’s property insurance program before the end of a coverage year Tenant will pay Manager (i) the 10% charge; and (ii) the prorated portion of the premiums of Manager’s property insurance program relating to the period before the date on which Manager approves Tenant’s replacement property insurance coverage. For the policies under Sections 6.01.A(1)(b) through (f), if the premium is fully earned then no portion of the premium will be refunded to Tenant. If the premium is not fully earned, any paid but unearned portion of the premium will be prorated as of the date on which Manager receives from Tenant certificates of insurance evidencing insurance coverage that complies with this Section 6.01. Tenant will pay all amounts under this Section 6.01.A(2)(f)(i) from its own funds and not as Deductions within 10 days after Manager’s request. If Tenant fails to do so, Manager may deduct such amounts from amounts otherwise to be distributed to Tenant without affecting Manager’s other rights and remedies under this Agreement. If Tenant exits Manager’s property insurance program and later wishes to participate again, the Hotel will again be included if Tenant makes a written request at least 60 days before the next renewal date of Manager’s property insurance program and Manager approves the request in its sole discretion.

(ii)              If Tenant procures the property insurance for the Hotel, Manager will pay Tenant the amount of all reasonable insurance premiums as Deductions at the same time that Manager makes interim payments to Tenant under Section 4.01 (collectively, the “Property Insurance Premiums”). These payments will be calculated by prorating the full Fiscal Year budgeted amount (or the actual amount, if available) of Property Insurance Premiums equally over twelve (12) Accounting Periods. Tenant will provide Manager with evidence of Tenant’s payment of the Property Insurance Premiums, and the receipt of any credits, rebates and discounts, within five days after Manager’s request. For each Fiscal Year, Manager will reconcile interim Property Insurance Premium payments with the actual amount for the entire Fiscal Year, and Tenant and Manager will make any necessary adjustments following Tenant’s receipt of each Accounting Period Statement or Annual Operating Statement, as applicable. Manager will only be required to pay Property Insurance Premiums to the extent of available Gross Revenues. Tenant will pay all premiums under insurance policies that it procures before any fine, penalty or interest is incurred.

(iii)            If Manager chooses to remove the Hotel from Manager’s property insurance program, Manager will notify Tenant at least 90 days before the next renewal date and Tenant will procure insurance for the Hotel as required under Section 6.01 effective as of the expiration date of the then-current coverage. Tenant may later participate in Manager’s property insurance program again if Tenant makes a request at least 60 days before Tenant desires the new policy to become effective and Manager approves the request in its sole discretion.

3.                  Claims. If the Hotel is damaged by any casualty and the Hotel participates in Manager’s property insurance program under this Section 6.01, Manager will process, adjust and settle the property damage claim with the insurance carriers. Tenant will sign, promptly and without condition, all documents necessary for Manager to process, adjust and settle the claim. If the Hotel does not participate in Manager’s property insurance program, Tenant will process, adjust and settle the property damage claim with the insurance carriers, subject to Section 6.01.A(1)(e), and Tenant will sign promptly and without condition all documents necessary for Manager to process, adjust and settle Manager’s and its Affiliates’ portion of the claim attributable to their business interruption interests.

B.           Operational Insurance.

1.                  Coverages. Manager will procure and maintain the following insurance from the Effective Date:

(a)               Commercial general liability insurance against claims for bodily injury, death and property damage occurring in conjunction with Hotel operations, and automobile liability insurance on vehicles operated in conjunction with the Hotel, with a combined single limit for each occurrence of at least $50,000,000;

(b)               Workers’ compensation coverage at least as may be required under Legal Requirements and employer’s liability insurance of at least $1,000,000 per accident/disease, in each case covering Manager’s employees at the Hotel;

(c)               Fidelity coverage of at least $2,000,000 covering Manager’s employees at the Hotel;

(d)              Employment practices liability insurance for claims against Manager and, if Tenant is named as a co-defendant with Manager, for claims against Tenant, in each case arising out of Manager’s employment practices, to the extent available at commercially reasonable rates and terms, of at least $1,000,000; and

(e)               Such other insurance as, and in amounts that, Manager reasonably determines for protection against claims, liabilities and losses relating to the operation of the Hotel.

2.                  Insurance Retentions, Requirements, Costs & Reserve.

(a)               Insurance procured under Section 6.01.B(1) may include Insurance Retentions. “Insurance Retentions” means deductibles or risk retention levels that are not in excess of the per occurrence limit for any loss or reserve established by Manager for the Hotel. This limit will be substantially similar to the limits for similar hotels participating in the blanket insurance programs.

(b)               All insurance procured under Section 6.01.B(1) will be in the name of Manager. The insurance procured in accordance with Section 6.01.B(1) will name Tenant, and any Mortgagees specified by Tenant in writing, as additional insureds.

(c)               At Tenant’s request, Manager will deliver to Tenant certificates of insurance evidencing the insurance coverages under Section 6.01.B(1)(a) and any renewals. All certificates will, to the extent obtainable, state that the insurance will not be canceled or reduced without at least 30 days’ prior written notice to the certificate holder.

(d)               All premiums and costs for insurance procured and administered by Manager or its Affiliates under this Section 6.01.B will be Deductions, including any Insurance Retentions. All charges under the blanket programs will be allocated to the Hotel and other similar participating hotels on a reasonable basis. Any losses and associated costs that are uninsured will be Deductions.

(e)               Upon Termination or a Transfer, Manager will set up a reserve from Gross Revenues, in an amount determined by Manager based on loss projections, to cover the amount of any Insurance Retentions and all other costs that may eventually have to be paid by Tenant or Manager for pending or contingent claims, including those that arise after Termination for causes arising during the Term. If Gross Revenues are insufficient to fund the reserve, Tenant will pay the shortfall to Manager within 10 days after receipt of Manager’s notice. If Tenant fails to do so, Manager may withdraw the amounts from the applicable Hotel’s operating account(s), the Reserve, Working Capital funds or any other Tenant funds under Manager’s control without affecting Manager’s other rights and remedies under this Agreement.

C.           General Conditions of Manager’s Insurance Program. Manager may obtain all insurance procured under Section 6.01.A (if Manager procures such insurance) and Section 6.01.B through blanket insurance programs, with shared aggregate coverage levels, sub-limits, deductibles, conditions and exclusions based on industry conditions and availability at commercially reasonable rates and terms. The blanket program may apply to multiple insured locations, these locations may incur losses for the same insured event and these losses may exhaust the coverage before all claims are resolved. Industry conditions may also lead to policy terms, conditions, sub-limits or exclusions resulting in coverage levels below the amounts required in Section 6.01.A and Section 6.01.B. These conditions and limitations are not a breach of Manager’s obligations.

EXHIBIT E

Equity INterests in Tenant

As of the Effective Date and the Execution Date, (a) the equity interests in Tenant are and will be owned 100% by HPT TRS Inc., a Maryland corporation; (b) the equity interests in HPT TRS Inc. are and will be owned 100% by Service Properties Trust, a Maryland real estate investment trust; and (c) the equity interests in Service Properties Trust are and will be publicly traded.

EXHIBIT F

Brands

AC Hotels by Marriott

African Pride Hotels

Aloft Hotels

Autograph Collection Hotels

Autograph Collection Residences

Bulgari Hotels & Resorts

Conference Center by Marriott

Courtyard by Marriott Hotels

Delta Hotels & Resorts

EDITION Hotels

EDITION Residences

Element Hotels

Fairfield by Marriott

Fairfield Inn by Marriott

Fairfield Inn & Suites by Marriott

Four Points by Sheraton Hotels

Gaylord Hotels

Grand Residences by Marriott

Horizons by Marriott Club

JW Marriott Hotels

JW Marriott Hotels & Resorts

JW Marriott Marquis Hotels

JW Marriott Residences

Le Méridien Hotels & Resorts

Le Méridien Residences

The Luxury Collection Hotels, Resorts & Suites

The Luxury Collection Residence Club

The Luxury Collection Residences

Marriott Executive Apartments

Marriott Hotels

Marriott Hotels & Conference Centers

Marriott Hotels & Resorts

Marriott Marquis Hotels

Marriott Residences

Marriott Resorts

Marriott Suites Hotels

Marriott Vacation Club

Moxy Hotels

Protea Hotel Fire & Ice!

Protea Hotels

Renaissance ClubSport Hotels

Renaissance Hotels

Renaissance Residences

Residence Inn by Marriott Hotels

The Residences at The Ritz-Carlton

The Ritz-Carlton Destination Club

The Ritz-Carlton Hotels & Resorts

The Ritz-Carlton Reserve

The Ritz-Carlton Residences

Sheraton Grand Hotels & Resorts

Sheraton Hotels & Resorts

Sheraton Residences

SpringHill Suites by Marriott Hotels

St. Regis Hotels, Resorts & Suites

St. Regis Residence Club

St. Regis Residences

TownePlace Suites by Marriott Hotels

Tribute Portfolio Hotels & Resorts

W Escape

W Hotels

W Residences

Westin Hotels

Westin Hotels & Resorts

Westin Residences

ADDENDA

Hotel/Location
200 Cybernetics Way (Unit 64-5A1) Yorktown, VA 23693
14036 Thunderbolt Place (Unit 64-5A2) Chantilly, VA 20151
4231 Park Place Court (Unit 64-5A4) Glen Allen, VA 23060
6640 Bay Circle (Unit 64-5A8) Norcross, GA 30071
3300 Northlake Parkway (Unit 64-5A9) Atlanta, GA 30345
2185 Marriott Drive (Unit 64-5AE) Dundee, IL 60118
5757 Cleveland Street (Unit 64-5AG) Virginia Beach, VA 23462
42600 Eleven Mile Road (Unit 64-5AK) Novi, MI 48375
205 Hillwood Avenue (Unit 64-5AL) Falls Church, VA 22046
10740 North 90th Street (Unit 64-5AW) Scottsdale, AZ 85260
238 Andover Street (Unit 64-5AX) Danvers, Massachusetts 01923
300 SW 19th Street (Unit 64-5BF) Renton, WA 98057